SCHEDULE 14A INFORMATION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March     , 2011

Dear Stockholder:

You are cordially invited to attend our 2011 annual meeting of stockholders, to be held on May 3, 2011 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614. We hope you will be present to hear management’s report to stockholders. The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. We urge you to read this information carefully.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Allergan stock you own, it is important that your shares be represented at the annual meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2010 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or Internet voting systems.

David E.I. Pyott

Chairman of the Board

and Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF ALLERGAN, INC. STOCKHOLDERS

TO BE HELD ON MAY 3, 2011

TO OUR STOCKHOLDERS:

The 2011 annual meeting of stockholders of Allergan, Inc. will be held on Tuesday, May 3, 2011 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614. We will consider and act on the following items of business at the annual meeting:

1.	Election of three Class I directors to serve for three-year terms until our annual meeting of stockholders in 2014 and until their successors are duly elected and qualified. The nominees for election to our board of directors are Deborah Dunsire, M.D., Trevor M. Jones, Ph.D. and Louis J. Lavigne, Jr.;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

3.	Conduct an advisory vote on the compensation of our named executive officers;

4.	Conduct an advisory vote on the frequency of an advisory vote on the compensation of our named executive officers;

5.	Approve the Allergan, Inc. 2011 Executive Bonus Plan;

6.	Approve the Allergan, Inc. 2011 Incentive Award Plan;

7.	Approve the amendment and restatement of our Amended and Restated Certificate of Incorporation; and

8.	Such other business as may properly come before the annual meeting.

The Proxy Statement accompanying this notice describes each of these items of business in more detail. Our board of directors recommends: a vote “FOR” each of the three nominees for director named in the Proxy Statement; a vote for “THREE YEARS” with respect to how frequently an advisory vote on the compensation of our named executive officers should occur and a vote “FOR” each of the other proposals.

If you were a holder of record of Allergan common stock at the close of business on March 4, 2011, you are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors

Matthew J. Maletta

Vice President,

Associate General Counsel and Secretary

Irvine, California

March     , 2011

ALLERGAN, INC.

2525 Dupont Drive, Irvine, CA 92612

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2011

i

ALLERGAN, INC.

2525 Dupont Drive, Irvine, CA 92612

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2011

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Solicitation of Proxies is Made by Allergan’s Board of Directors

The board of directors of Allergan, Inc. (“Allergan,” the “Company,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held on Tuesday, May 3, 2011 at 10:00 a.m., local time, at the Hyatt Regency Hotel, 17900 Jamboree Road, Irvine, California 92614, and at any continuation, adjournment or postponement thereof. Directions to attend the annual meeting can be found on our Internet website, www.allergan.com. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.

As permitted by the Securities and Exchange Commission (“SEC”), Allergan is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about March     , 2011, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet and mail printed copies of the proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and our 2010 Annual Report to Stockholders. The Notice also instructs you on how to submit your proxy via the Internet. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 3, 2011:

Our Proxy Statement and our 2010 Annual Report to Stockholders are Available at www.proxyvote.com. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement and our 2010 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our common stock as of March 4, 2011 may vote at the annual meeting. As of the record date, there were              shares of our common stock (exclusive of approximately              shares of common stock held in treasury) outstanding, each entitled to one vote. The shares of common stock held in our treasury will not be voted at the annual meeting. There were approximately          stockholders of record as of the record date.

How You Can Vote

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. If you are the record holder of your stock, you may vote by submitting your proxy via the Internet, by telephone or through the mail.

To vote via the Internet, follow the instructions on the Notice or go to the Internet address stated on your proxy card. To vote by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a proxy card.

As an alternative to voting by telephone or via the Internet, you may vote by mail. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you receive a paper copy of the proxy materials and wish to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the postage-prepaid envelope, please mail your completed proxy card to the following address: Allergan, Inc., c/o Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of common stock in street name you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the Notice provided by your broker, bank or other nominee.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 2, 2011. Stockholders who submit a proxy via the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the Internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the Internet, by telephone and by mail) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted by the proxy holders named in the enclosed proxy according to the recommendation of our board: “FOR” the election of all of the director nominees; “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; “FOR” approval of the compensation of our named executive officers; a vote for “THREE YEARS” with respect to how frequently an advisory vote on the compensation of our named executive officers should occur; “FOR” approval of the Allergan, Inc. 2011 Executive Bonus Plan; “FOR” approval of the Allergan, Inc. 2011 Incentive Award Plan; and “FOR” approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. As of the date of this Proxy Statement, our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the annual meeting, we encourage you to submit your proxy to vote your shares in advance of the annual meeting.

Stockholders who wish to attend the annual meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the annual meeting;

•	presenting to our Secretary, at or before the annual meeting, a later dated proxy executed by the person who executed the prior proxy;

•	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623, or hand delivered to our Secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present. In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy at the annual meeting. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority.

Election of Directors: Item No. 1. Our Amended and Restated Bylaws provide for a majority voting standard in the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against” or “abstain.” Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Our board has adopted a policy under which, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to our board. The Corporate Governance Committee, or another duly authorized committee of our board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results.

Allergan will publicly disclose the committee’s determination regarding the tendered resignation and the rationale behind the decision in a Current Report on Form 8-K filed with the SEC.

Ratification of Independent Registered Public Accounting Firm: Item No. 2. The approval of Item No. 2, ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions on Item No. 2 will have the same effect as a vote against Item No. 2. The approval of Item No. 2 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Advisory Vote on the Compensation of our Named Executive Officers: Item No. 3. The approval of Item No. 3, regarding the compensation of our named executive officers, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Advisory Vote on the Frequency of an Advisory Vote on the Compensation of our Named Executive Officers: Item No. 4. The approval of Item No. 4, regarding the frequency of an advisory vote on the compensation of our named executive officers, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. With respect to this item, if none of the frequency alternatives (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on us or our board in any way, our board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.

Approval of the Allergan, Inc. 2011 Executive Bonus Plan: Item No. 5. The approval of Item No. 5, regarding the Allergan, Inc. 2011 Executive Bonus Plan, requires the affirmative vote of a majority of shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Approval of the Allergan, Inc. 2011 Incentive Award Plan: Item No. 6. The approval of Item No. 6, regarding the Allergan, Inc. 2011 Incentive Award Plan, is governed by the New York Stock Exchange (“NYSE”) listing standards, which require that to be approved, the plan receive the affirmative vote of the holders of a majority of the shares of common stock cast on such proposal, in person or by proxy; provided that the votes cast on the proposal represent over 50% of the total outstanding shares of common stock entitled to vote on the proposal. Under this standard, votes “for” and “against” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares on the record date, including shares resulting in broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “for,” votes “against” and abstentions, which sum is referred to as the NYSE Votes Cast, must be greater than 50% of the total outstanding shares of common stock. Once satisfied, the number of votes “for” the proposal must be greater than 50% of the NYSE Votes Cast. Abstentions on Item No. 6 will have the effect of a vote against Item No. 6. The amendment of an equity plan is a matter on which brokers are not entitled to vote in the absence of voting instructions from the beneficial owner. Thus, broker non-votes can result from Item No. 6 and may make it difficult to satisfy the NYSE Votes Cast requirement.

Approval of the Amendment and Restatement of Our Amended and Restated Certificate of Incorporation: Item No. 7. The approval of Item No. 7, regarding the amendment and restatement of our Amended and Restated Certificate of Incorporation, requires the affirmative vote of a majority of shares outstanding. Abstentions will have the same effect as votes against this proposal. The approval of Item No. 7 is a routine proposal on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee not to exceed $9,000, plus the reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 2525 Dupont Drive, Irvine, CA 92612 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•

where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•

where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the independent inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Item No. 1

ELECTION OF DIRECTORS

Our board currently consists of 12 members and is divided into three classes, with each class consisting of one third of the whole number of our board.

At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting after their election and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of the Corporate Governance Committee. A director appointed to fill a vacancy is appointed to the same class as the director he or she succeeds or the class of the created directorship as determined by our board. Newly-appointed directors hold office until the next election by our stockholders of the class to which such directors are appointed. There are currently four Class I directors, four Class II directors and four Class III directors.

Upon the recommendation of the Corporate Governance Committee, our board has nominated each of the following three persons to be elected to serve as a Class I director for a three-year term expiring at the annual meeting of stockholders in 2014. Each of the nominees for election currently serves as a director and has consented to serve for a new term. Each of Dr. Dunsire, Prof. Jones and Mr. Lavigne was elected by our stockholders to his or her present term of office.

Name	Age	Position with Us
Deborah Dunsire, M.D.	48	Director
Trevor M. Jones, Ph.D.	68	Director
Louis J. Lavigne, Jr.	62	Director

Gavin S. Herbert, our founder and Chairman Emeritus since 1996, has provided our board with notice of his decision to retire from our board, effective immediately prior to the 2011 annual meeting of stockholders after over 60 years of service to Allergan. In addition, Leonard D. Schaeffer has notified our board of his decision not to stand for re-election to our board at the 2011 annual meeting of stockholders after 18 years of service on our board. Neither Mr. Schaeffer’s nor Mr. Herbert’s decision is the result of any disagreement with us or our board. Our board has approved a reduction in the size of our board from 12 to 10 directors, effective immediately prior to the 2011 annual meeting of stockholders.

Our board has decided to recommend an amendment and restatement of our Amended and Restated Certificate of Incorporation (the “Certificate”), as described in Item No. 7 of this Proxy Statement. In the event the proposed amendment and restatement of the Certificate is approved by our stockholders, the classification of our board would be eliminated and the current term of office of each director would end at the 2012 annual meeting of stockholders. Commencing at the 2012 annual meeting of stockholders, each director would be elected for one-year terms and the term of any director chosen as a result of a newly created directorship or to fill a vacancy following such election would expire at the next annual meeting of stockholders.

In the event the proposed amendment and restatement of the Certificate is not approved by our stockholders, our board would remain classified and our directors would continue to be subject to our current removal provisions. In such case, the three Class I directors elected at this 2011 annual meeting of stockholders would each serve until the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier retirement, resignation, disqualification, removal or death. Our Class II and Class III directors would continue in office for the remainder of their full three-year terms and until their successors are duly elected and qualified, subject to their earlier retirement, resignation, disqualification, removal or death.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NAMED DIRECTOR NOMINEES.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this Proxy Statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Nominees and Other Directors

Set forth below are descriptions of the backgrounds of each nominee as well as our other board members and their principal occupations for at least the past five years and their public-company directorships as of the record date as well as those held during the past five years. There are no relationships among any of our directors or among any of our directors and executive officers.

Class I — Nominees for Election at the 2011 Annual Meeting

DEBORAH DUNSIRE, M.D., 48, has served as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc., The Takeda Oncology Company, focused on discovering, developing and commercializing medicines to improve the lives of patients with cancer, since July 2005. Since the acquisition of Millennium by Takeda Pharmaceuticals Company Limited of Osaka, Japan, Dr. Dunsire has served on the Management Committee for Takeda. Prior to joining Millennium Pharmaceuticals, Dr. Dunsire was Senior Vice President, Head of North American Oncology Operations from July 2000 to July 2005, and Vice President, Oncology Business Unit from August 1996 to June 2000, of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being. At Novartis, she helped increase the North American oncology revenues to over $2.1 billion from approximately $50 million in 10 years. From April 1988 to August 1996, Dr. Dunsire held various positions with Sandoz Laboratories, a pharmaceutical company, in the areas of product management, scientific development and clinical research.

Dr. Dunsire is a member of the board of the Biotechnology Industry Organization and numerous nonprofit organizations, such as G&P Foundation for Cancer Research, CancerCare and the Museum of Science, Boston. Dr. Dunsire was the 2001 recipient of the American Cancer Society’s Excalibur Award and was the 2009 recipient of The Healthcare Businesswomen’s Association’s “Woman of The Year.” Dr. Dunsire is a graduate of the medical school of the University of the Witwatersrand, South Africa. Dr. Dunsire was appointed to our board in December 2006 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

Dr. Dunsire brings to our board considerable pharmaceutical management and operations experience. Dr. Dunsire also brings to our board valuable insights as both a clinical researcher and a physician. Our board has concluded that, with over 20 years of leadership experience in the scientific, clinical, operational and commercial aspects of the biological/pharmaceutical business, including as President and Chief Executive Officer of Millennium Pharmaceuticals, Inc. and the head of the Novartis North American oncology operations, Dr. Dunsire should serve as one of our directors.

TREVOR M. JONES, PH.D., 68, served as the Director General of the Association of the British Pharmaceutical Industry, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a director at Wellcome plc, a major healthcare business that merged with GlaxoSmithKline plc, where he was responsible for all research and development activities. At Wellcome, Prof. Jones led the successful development of numerous pharmaceutical compounds, as well as a number of over-the-counter medicines. Prof. Jones received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College London. He has also gained an honorary doctorate from the University of Athens as well as honorary doctorates in science from the Universities of Strathclyde, Nottingham, Bath and Bradford in the United Kingdom. Prof. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society.

Prof. Jones is Chairman of the board of ReNeuron Group plc, a UK-based adult stem cell research and development company, and Synexus Ltd., a clinical study recruitment and management specialist organization. He is a board member of Merlin Biosciences’ Fund II, a specialized venture fund focused on life sciences companies, NextPharma Technologies Holdings Ltd., a contract manufacturer in Europe for the pharmaceutical and health care industries, Sigma-Tau Finanziaria S.p.A., an Italian pharmaceutical company, Verona Pharma plc, a public biotechnology company dedicated to research in respiratory diseases, and SciClone Pharmaceuticals, Inc., a public specialty pharmaceutical company focused on cancer and infectious diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. Prof. Jones is a former member of the boards of Sigma-Tau Industrie Farmaceutiche Riunite S.p.A and Tecnogen S.p.A. Prof. Jones was appointed to our board in July 2004 and is a member of the Corporate Governance Committee and the Science & Technology Committee.

With over 40 years of experience in research and development, and experience in the European and global pharmaceutical industry, Prof. Jones brings to our board valuable insights in the area of global pharmaceutical management and operations, as well as drug development. Serving as a member of the UK Government Regulatory Agency-The Medicines Commission, a member of the Prime Minister’s Task Force on the Competitiveness of the Pharmaceutical Industry, and as Chair of the Government Advisory Group on Genetics Research, Prof. Jones brings to our board in-depth government relations experience. For these reasons, our board has concluded that Prof. Jones should serve as one of our directors.

LOUIS J. LAVIGNE, JR., 62, has served as a management consultant in the areas of corporate finance, accounting and strategy since March 2005. Prior to these consulting activities, Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc., a publicly-traded biotechnology company, from March 1997 through his retirement in March 2005. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September of 1988. Mr. Lavigne was named Senior Vice President in 1994 and was promoted to Executive Vice President in 1997. Prior to joining Genentech, he held various financial management positions with Pennwalt Corporation, a pharmaceutical and chemical company.

Mr. Lavigne serves on the board of BMC Software, Inc., a publicly-traded provider of enterprise management software and is Chairman of its Audit Committee, and Accuray Incorporated, a publicly-traded company specialized in the design, development and sale of the CyberKnife System, an image-guided robotic radiosurgery system used for the treatment of solid tumors, where he serves as Chairman of the Board and its Organization and Compensation Committee. Mr. Lavigne also serves on the board of SafeNet Inc., a privately-held computer security company, where he serves as Chairman of its Audit Committee. Mr. Lavigne is a faculty member of the Babson College Executive Education’s Bio-Pharma: Mastering the Business of Science program. Mr. Lavigne is also a trustee of Babson College, the California Institute of Technology and the Seven Hills School. Mr. Lavigne is a former member of the board and Chairman of the Audit Committees of Arena Pharmaceuticals, Equinix, Inc. and Kyphon, Inc. Mr. Lavigne was appointed to our board in July 2005 and is a member of the Audit and Finance Committee and the Science & Technology Committee.

As the former Executive Vice President and Chief Financial Officer of Genentech, where Mr. Lavigne was a member of Genentech’s Executive Committee and was responsible for Genentech’s financial, corporate relations and information technology functions, Mr. Lavigne brings to our board a wealth of management, business operations, finance and accounting and business strategy experience in the biotechnology and pharmaceutical industries, which has led our board to conclude that Mr. Lavigne should serve as one of our directors. Serving on the boards of several large public companies and as a member of the West Audit Committee Chair Networks, Mr. Lavigne also brings to our board substantial public company governance experience. Given his expertise in finance and accounting, Mr. Lavigne has been determined to be an “audit committee financial expert” by our board.

Class II — Term to Expire at the Annual Meeting in 2012

HERBERT W. BOYER, PH.D., 74, is a founder of Genentech, Inc., a publicly-traded biotechnology company, and was a director of Genentech from 1976 to 2009 when Genentech was acquired by the Roche Group. He served as Vice President of Genentech from 1976 through his retirement in 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development.

In 2007, Dr. Boyer was awarded the Perkin Medal by the Society of Chemical Industry for his contributions to recombinant DNA technology. Dr. Boyer received the 1993 Helmut Horten Research Award for his research in the use of gene technology in medicine. He also received the National Medal of Science from President George H. W. Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980 for his development of recombinant DNA technology. He is an elected member of the National Academy of Sciences, a Fellow in the American Academy of Arts & Sciences and a former Trustee of The Scripps Research Institute. Dr. Boyer was elected Vice Chairman of the Board in 2001, served as Chairman of the Board from 1998 to 2001, and has been a board member since 1994. Dr. Boyer is a member of the Corporate Governance Committee and the Science & Technology Committee.

As a founder of Genentech and having served as Vice President of Genentech and a Professor of Biochemistry at the University of California at San Francisco, Dr. Boyer brings to our board extensive scientific knowledge in biotechnology and over 30 years of business management experience. With over 15 years of service on our board, including as Vice Chairman and Chairman of our board, Dr. Boyer has a deep understanding of our operations, products and industry, and provides invaluable insights to our board. For these reasons, our board has concluded that Mr. Boyer should serve as one of our directors and as lead independent director.

ROBERT A. INGRAM, 68, has served as a General Partner of Hatteras Venture Partners, a venture capital firm focused on early stage life science companies, since January 2010. Mr. Ingram also serves as a strategic advisor to the Chief Executive Officer of GlaxoSmithKline plc, a publicly-traded pharmaceutical company, effective January 2010. Mr. Ingram has previously served as Vice Chairman Pharmaceuticals at GlaxoSmithKline plc since January 2003, as well as Chief Operating Officer and President of Pharmaceutical Operations of GlaxoSmithKline from January 2001 through his retirement in January 2003. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc’s United States subsidiary, from January 1999 to December 2000. As Chief Executive Officer of Glaxo Wellcome plc, Mr. Ingram co-led the merger and integration that formed GlaxoSmithKline plc.

Mr. Ingram is also Chairman of the Board of Elan Pharmaceuticals, a publicly-traded specialty neuroscience-based biotechnology company focusing on neurodegenerative diseases, such as Alzheimer’s disease, Parkinson’s disease, and autoimmune diseases, including multiple sclerosis and Crohn’s disease, and Chairman of the Board of Valeant Pharmaceuticals International, a publicly-traded specialty pharmaceutical company focused on neurology, dermatology and infectious disease, where he serves on the Compensation Committee and the Corporate Governance/Nominating Committee. He is a director of Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular disease, where he serves on the Audit and Public Policy Committee and the Compensation and Governance Committee, Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, where he serves on the

Compensation Committee and the Governance Committee, and Cree, Inc., a publicly-traded manufacturer of innovative semiconductors related to LED lighting, power and communications products, where he serves on the Compensation Committee and the Governance and Nominations Committee. Mr. Ingram is a former Chairman of the Board of OSI Pharmaceuticals, Inc. and a former director of Nortel Networks, Wachovia Corporation, and Misys plc. Mr. Ingram is also involved with many nonprofit organizations, including as a founding director of the CEO Roundtable on Cancer. Mr. Ingram was appointed to our board in January 2005, is the Chairman of the Corporate Governance Committee and is a member of the Compensation Committee.

Mr. Ingram has more than a decade of management experience in key leadership roles at GlaxoSmithKline plc and its predecessor company. He brings to our board a wealth of executive knowledge and experience in the pharmaceutical and medical device industry, including in-depth knowledge and understanding of its regulatory environment and governmental processes. Serving on the boards of several large public companies, Mr. Ingram also brings to our board substantial public company governance experience. For these reasons, our board has concluded that Mr. Ingram should serve as one of our directors.

DAVID E.I. PYOTT, 57, has been our Chief Executive Officer since January 1998 and in 2001 became Chairman of the Board. Mr. Pyott also served as our President from January 1998 until February 2006. As Chief Executive Officer, Mr. Pyott refocused our strategy on specialty pharmaceuticals, biotechnology and medical devices and has grown our franchises in ophthalmology, neurosciences, medical dermatology, medical aesthetics, urology, obesity intervention and other specialty markets. Previously, Mr. Pyott served as head of the Nutrition Division and a member of the Executive Committee of Novartis AG, a publicly-traded company focused on the research and development of products to protect and improve health and well-being, from 1995 until December 1997. From 1992 to 1995, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota, a predecessor to Novartis AG, and General Manager of Sandoz Nutrition, Barcelona, Spain, from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980.

Mr. Pyott is also the lead independent director of the board of Avery Dennison Corporation, a publicly-traded company focused on pressure-sensitive technology and self-adhesive solutions where he serves on its Compensation Committee and Nominating and Governance Committee, and Edwards Lifesciences Corporation, a publicly-traded company focused on products and technologies to treat advanced cardiovascular diseases, where he serves on its Audit and Public Policy Committee. Mr. Pyott is a former member of the board for Pacific LifeCorp and Pacific Mutual Holding Company, the parent companies of Pacific Life Insurance Company. Mr. Pyott is a member of the Directors’ Board of The Paul Merage School of Business at the University of California, Irvine. Mr. Pyott serves on the board and the Executive Committee of the California Healthcare Institute, and serves on the board, Executive Committee and as Chairman of the International Affairs Committee of the Biotechnology Industry Organization. Mr. Pyott also serves as a member of the board of the Pan-American Ophthalmological Foundation, the International Council of Ophthalmology Foundation and as a member of the Advisory Board for the Foundation of The American Academy of Ophthalmology. Mr. Pyott also serves as Vice Chairman of the Board of Trustees of Chapman University.

Mr. Pyott’s in-depth knowledge of our operations and the markets and industries in which we compete, combined with his entrepreneurial leadership experience in the healthcare industry, position him well to serve as our Chairman and Chief Executive Officer and provide a critical link between management and our board, enabling our board to provide its oversight function with the benefit of management’s perspective of the business. For these reasons, and given Mr. Pyott’s substantial public company governance experience from serving on the boards of several large public companies, our board has concluded that Mr. Pyott should serve as one of our directors.

RUSSELL T. RAY, 63, has served as a Partner of HLM Venture Partners, a private equity firm that provides venture capital to health care information technology, health care services and medical technology companies, since September 2003. Mr. Ray was founder, Managing Director and President of Chesapeake Strategic

Advisors, a firm specializing in providing advisory services to health care and life sciences companies, from April 2002 to August 2003. From June 1999 to March 2002, Mr. Ray was Managing Director and Global Co-Head of the Credit Suisse First Boston Health Care Investment Banking Group, where he focused on providing strategic and financial advice to life sciences, health care services and medical device companies. Prior to joining Credit Suisse First Boston, Mr. Ray spent 12 years at Deutsche Bank, and its predecessor entities BT Alex Brown and Alex Brown & Sons, Inc., most recently as Global Head of Health Care Investment Banking.

During Mr. Ray’s investment banking career he successfully completed over 175 acquisitions and financing transactions for health care companies in the United States, Europe and Israel. Mr. Ray is a Director of InfoMedics, Inc., a closely-held healthcare information technology company, Prism Education Group, Inc., a closely-held post secondary career education company and SW/P Media, Inc., a closely-held distributor of digital content. Mr. Ray served as a director of Socios Mayores en Salud from February 2010 through February 2011 when the company was acquired. Mr. Ray is also a member of the Midwest Peregrine Society. Mr. Ray was elected to our board in April 2003, is Chairman of the Audit and Finance Committee and is a member of the Compensation Committee.

Mr. Ray is a leading expert with extensive knowledge and experience in the banking and health care industries. He contributes to our board over 29 years of business strategy, finance and investment banking experience for life sciences, health care services and medical device companies. For these reasons, our board has concluded that Mr. Ray should serve as one of our directors. Given his expertise in finance and accounting, Mr. Ray has been determined to be an “audit committee financial expert” by our board.

Class III — Term to Expire at the Annual Meeting in 2013

MICHAEL R. GALLAGHER, 65, was Chief Executive Officer and a Director of Playtex Products, Inc., a publicly-traded personal care and consumer products manufacturer, from July 1995 through his retirement in December 2004. Prior to that, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman plc, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak’s subsidiary L&F Products, a cleaning products company, from 1988 until the subsidiary was sold to Reckitt & Colman plc in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug, maker of Lysol® and other household cleaning products, from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher held various general management and brand management positions with The Clorox Company and The Procter & Gamble Company.

Mr. Gallagher is the Chairman of the Board of Advisors of the Haas School of Business, University of California, Berkeley. Mr. Gallagher was elected to our board in 1998 and is a member of the Audit and Finance Committee and the Compensation Committee. Following the 2011 annual meeting of stockholders, Mr. Gallagher will serve as Chairman of the Compensation Committee.

Our board has concluded that, with more than three decades of experience in key leadership roles at public and private personal care and consumer products companies, including as the former Chief Executive Officer of Playtex Products, Mr. Gallagher provides our board with a wealth of business and management experience, as well as invaluable broad-based personal care and consumer products experience and should serve as one of our directors.

DAWN HUDSON, 53, has served as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting, since March 2009. Prior to that, Ms. Hudson served as President and Chief Executive Officer of Pepsi-Cola North America, or (“PCNA”), the multi-billion dollar refreshment beverage unit of PepsiCo, Inc. in the United States and Canada from March 2005 until November 2007. From May 2002 through March 2005, Ms. Hudson served as President of PCNA. In addition, Ms. Hudson served as Chief Executive Officer of PCNA and concurrently of the PepsiCo Foodservice Division from March 2005 to November 2007. Prior to joining PepsiCo, Ms. Hudson was Managing Director at D’Arcy Masius Benton & Bowles, a leading advertising agency based in New York.

In 2006 and 2007, Ms. Hudson was named among Fortune Magazine’s “50 Most Powerful Women in Business” and the Forbes “100 Most Powerful Women” globally. In 2002, she received the honor of “Advertising Woman of the Year” by Advertising Women of New York. Ms. Hudson was also inducted into the American Advertising Federation’s Advertising Hall of Achievement, and has been featured twice in Advertising Age’s “Top 50 Marketers.” Ms. Hudson is a director of Lowe’s Companies, Inc., a publicly-traded nationwide chain of home improvement superstores, where she serves on the Compensation Committee and the Governance Committee, and P.F. Chang’s China Bistro, Inc., a publicly-traded national Asian dining restaurant chain. Ms. Hudson was appointed to our board effective January 2008 and is a member of the Audit and Finance Committee and the Compensation Committee.

Having served in key leadership roles at PepsiCo and previously as a Managing Director of a leading advertising agency, Ms. Hudson contributes considerable management experience to our board as well as valuable expertise and insights in consumer brand management, business strategy and marketing. In addition, by serving on the boards of several large public companies, Ms. Hudson also brings to our board considerable public company governance experience. For these reasons, our board has concluded that Mr. Hudson should serve as one of our directors.

STEPHEN J. RYAN, M.D., 70, has served as President of the Doheny Eye Institute since 1987 and as the Grace and Emery Beardsley Professor of Ophthalmology at the Keck School of Medicine of the University of Southern California since 1974, where he specializes in diabetic retinopathy, macular degeneration, ocular trauma and vitreoretinal surgery. Dr. Ryan continues to maintain a clinical practice with an emphasis on retina and macular disease and ocular trauma. Dr. Ryan was Dean of the Keck School of Medicine and Senior Vice President for Medical Care of the University of Southern California from 1991 through June 2004.

Dr. Ryan is a Member of the Institute of Medicine of the National Academy of Sciences and is a member and past president of numerous ophthalmologic organizations such as the Association of University Professors of Ophthalmology. Dr. Ryan is the founding President of the National Alliance for Eye and Vision Research. Dr. Ryan is also a member and director of the W.M. Keck Foundation and is a member of the Arnold and Mabel Beckman Foundation. Dr. Ryan was appointed to our board in September 2002, is Chairman of the Science & Technology Committee and is a member of the Audit and Finance Committee.

Our board has concluded that Dr. Ryan should serve as one of our directors because he provides our board with wide-ranging expertise in ophthalmology and is an internationally recognized expert in the field of retinal diseases and ocular trauma, providing congressional testimony on numerous occasions in support of the National Institutes of Health and the National Eye Institute. Dr. Ryan’s experience as a leading ophthalmologist brings new breadth and depth of experience in the area of ophthalmology to our board.

Item No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit and Finance Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since June 24, 2005.

Although ratification by our stockholders is not a prerequisite to the Audit and Finance Committee’s ability to select Ernst & Young LLP as our independent registered public accounting firm, the Audit and Finance Committee believes such ratification is advisable and in the best interests of our stockholders. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and our internal controls over financial reporting for fiscal year 2011. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Finance Committee; provided, however, the Audit and Finance Committee may select Ernst & Young LLP notwithstanding the failure of our stockholders to ratify its selection. If the appointment of Ernst & Young LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

Audit Matters

Independent Registered Public Accounting Firm’s Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2010 and December 31, 2009 by our independent registered public accounting firm, Ernst & Young LLP, are as follows:

Type of Fees	2010	2009
Audit Fees(1)	$4,597,961	$4,367,254
Audit-Related Fees(2)	259,900	162,565
Tax Fees(3)	569,385	739,968
All Other Fees	0	0

Total	$5,427,246	$5,269,787

(1)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements and our internal controls over financial reporting, for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for statutory audits of our international operations and the preparation of comfort letters and consents with respect to registration statements.

(2)

Represents the aggregate fees billed to us by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute.

(3)	Represents the aggregate fees billed to us by Ernst & Young LLP for professional services relating to tax compliance, tax advice and expatriate tax services.

Independent Registered Public Accounting Firm’s Independence and Attendance at the Annual Meeting

The Audit and Finance Committee has considered whether the provision of the above noted services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence and has determined that the provision of such services by Ernst & Young LLP has not adversely affected the independent registered public accounting firm’s independence.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so request, and will be available to respond to appropriate questions.

Policy on Audit and Finance Committee Pre-Approval

As part of its required duties, the Audit and Finance Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. In February 2007, the Audit and Finance Committee adopted a revised policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides that services are to be pre-approved, up to specified amounts, in the defined categories of audit services, audit-related services, tax services and other related services, and sets requirements for specific case-by-case pre-approval of discrete projects that are not otherwise pre-approved or for services over the pre-approved amounts. Pre-approval may be given as part of the Audit and Finance Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be presented to the full Audit and Finance Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC and also considers whether proposed services are compatible with the independence of the independent registered public accounting firm. All services provided by our independent registered public accounting firm in 2010 were pre-approved in accordance with the Audit and Finance Committee’s pre-approval requirements.

Item No. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer, our other three highest paid executives and a former executive officer), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement, beginning on page 51. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Compensation Disclosure – Compensation Discussion and Analysis” section of this Proxy Statement and executive-related compensation tables for more information.

We emphasize pay-for-performance and tie a significant amount of our named executive officers’ pay to our performance. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards short-term performance; while our equity awards, mainly in the form of stock options, coupled with our mandatory stock ownership guidelines, reward long-term performance and align the interests of management with those of our stockholders. The performance goals under our bonus program focus on profitably increasing our revenues and maintaining a significant research and development reinvestment rate to fuel our long-term growth.

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards coupled with our stock ownership guidelines serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In 2010, equity awards, mainly in the form of stock options, represented approximately 68% of our named executive officers’ aggregate cash and equity compensation. Stock options more closely align the long-term interests of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the life of the option. In addition, awards of stock options align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives’ compensation at risk if our objectives are not achieved.

We provide competitive pay opportunities that reflect best practices. The Organization and Compensation Committee (the “Compensation Committee”) of our board consistently reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices. We target the market median for our base salary and annual target cash compensation levels and the market 75th percentile for our equity compensation. This positioning places greater emphasis on long-term risk-based pay, alignment with stockholder interests and long-term retention. Our named executive officers’ 2010 cash compensation levels approximated the market median while their equity compensation was at or below the 75th percentile of the market.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. As part of its commitment to strong corporate governance and best practices, our Compensation Committee has retained an independent compensation consultant and has incorporated compensation analytical tools such as market data, tally sheets, compensation history for each executive and walk-away analysis as part of its annual executive compensation review. In addition, our Compensation Committee has implemented claw-back provisions, stock ownership guidelines, equity compensation grant procedures and an annual process to assess the risks related to our company-wide compensation programs.

Recommendation

Our board believes that the information provided above and within the “Compensation Disclosure” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation.

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that the stockholders of Allergan approve, on an advisory basis, the compensation of Allergan’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, Compensation Committee or our board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

Item No. 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“FREQUENCY VOTE”)

Background

The Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should seek an advisory “Say-On-Pay Vote” (as described in Item No. 3 beginning on page 15). Accordingly, we are seeking an advisory determination from our stockholders as to the frequency with which we should present a Say-On-Pay Vote to the stockholders. We are providing stockholders the option of selecting a frequency of three, two or one years, or abstaining.

For the reasons described below, our board recommends that our stockholders select a frequency of three years.

•

A triennial approach provides regular input by stockholders, while allowing stockholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other stockholders, who have historically held our stock over the long-term.

•

Our executive compensation program is designed to operate over the long-term and is designed to support long-term value creation. Equity awards, mainly in the form of stock options, have historically represented the majority of our executives’ compensation. Stock options provide significant leverage if our long-term growth objectives are achieved, while placing a significant portion of our executives’ compensation at risk if our long-term objectives are not achieved.

•

A triennial vote will provide our Compensation Committee and our board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our stockholders and develop and implement any changes to our executive compensation program that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation program to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

•

The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

•

We have in the past been, and will in the future continue to be, engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on our executive compensation program.

Recommendation

The following resolution will be submitted for a stockholder vote at the annual meeting:

RESOLVED, that an advisory stockholder vote to approve the compensation paid to Allergan’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to Allergan’s stockholders every: (i) three years, (ii) two years, or (iii) one year; with such frequency that receives the highest number of votes cast being the preferred advisory vote of stockholders.

The Frequency Vote vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board. Stockholders are not being asked to approve or disapprove of the board’s recommendation, but rather to indicate their own choice as among the frequency options.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EVERY “THREE YEARS” AS THE FREQUENCY FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Item No. 5

APPROVE THE ALLERGAN, INC. 2011 EXECUTIVE BONUS PLAN

Our 2006 Executive Bonus Plan (the “Prior Plan”) was adopted by our board in January 2006 and approved by our stockholders in May 2006. We are now seeking stockholder approval of the 2011 Executive Bonus Plan (the “Executive Bonus Plan”) to satisfy any requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive Bonus Plan is substantially identical to the Prior Plan. The only change to the Prior Plan is that the individuals eligible to participate in the Executive Bonus Plan may include Allergan’s executive vice presidents.

Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000, unless the plan contains certain features that qualify the compensation as “performance-based compensation.” One of the required features to allow awards to be treated as “performance-based compensation” is for the material terms of the performance goals for awards that may be granted thereunder to be approved by the stockholders at least every five years. Because the Prior Plan was approved by our stockholders in May 2006, we are seeking stockholder approval of the Executive Bonus Plan.

Our board believes it would be in the best interests of our stockholders to approve the Executive Bonus Plan, which, except as described above, is substantially identical to the Prior Plan, to ensure compliance with Section 162(m) of the Code and permit the tax deductibility of all awards granted under the Executive Bonus Plan. If the Executive Bonus Plan is not approved by our stockholders, no bonus payments will be made pursuant to the Executive Bonus Plan, including bonus payments that are otherwise payable upon the achievement of certain performance goals established by the Compensation Committee at its January 31, 2011 meeting. We may, from time to time, also pay discretionary bonuses, or other types of compensation, outside the Executive Bonus Plan which may or may not be tax deductible.

The material features of the Executive Bonus Plan, including the material terms of the performance goals for awards that may be granted thereunder, are described below. The description in this proposal is qualified in its entirety by reference to the full text of the Executive Bonus Plan, a copy of which is attached as Annex A to this Proxy Statement.

Eligibility

The Executive Bonus Plan is substantially identical to the Prior Plan, except that under the Prior Plan only our Chief Executive Officer and President were eligible to participate in the plan. Under the Executive Bonus Plan, participation in the plan may include, in addition to our Chief Executive Officer and our President, our executive vice presidents.

History

The Prior Plan was adopted by our board in January 2006 and approved by our stockholders in May 2006. Our board adopted the Executive Bonus Plan, subject to stockholder approval, on January 31, 2011. Our primary purpose in requesting stockholder approval of the Executive Bonus Plan is to ensure compliance with Section 162(m) of the Code. The Compensation Committee has established performance objectives, targets and maximum bonus amounts that may become payable under the Executive Bonus Plan based on the achievement of such performance objectives, subject to approval of the Executive Bonus Plan by our stockholders.

Purpose

The purpose of the Executive Bonus Plan is to motivate its participants to achieve specified performance objectives and to reward them when those objectives are met with bonuses that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Administration

The Executive Bonus Plan will be administered by the Compensation Committee, or such other committee as may be appointed by our board consisting solely of two or more directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code. All actions taken and all interpretations and determinations relating to the Executive Bonus Plan made by the Compensation Committee or our board in good faith will be binding and final.

Performance Objectives

The Compensation Committee may, in its discretion, establish the specific performance objectives (including any adjustments) that must be achieved in order for the participants to become eligible to receive a bonus award payment. The performance objectives (including any adjustments) will be established in writing by the Compensation Committee no later than the earlier of (i) the 90th day following the commencement of the period of service to which the performance goals relate or (ii) the date preceding the date on which 25% of the period of service (as scheduled in good faith at the time the performance objectives are established) has elapsed; provided that the achievement of such goals must be substantially uncertain at the time such goals are established in writing. For each calendar year with regard to which one or more eligible participants in the Executive Bonus Plan is selected by the Compensation Committee to receive a bonus award, the Compensation Committee will establish in writing one or more objectively determinable performance objectives for such bonus award, based upon one or more of the following business criteria, any of which may be measured in absolute terms, as compared to any incremental change or as compared to the results of a peer group:

•	revenue;

•	sales;

•	cash flow;

•	earnings per share of the common stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.

The performance objectives may be expressed in terms of overall company performance or the performance of a business function or business unit. The Compensation Committee, in its discretion, may specify different performance objectives for each bonus award granted under the Executive Bonus Plan. Following the end of the year in which the performance objectives are to be achieved, the Compensation Committee will, within the time prescribed by Section 162(m) of the Code, determine whether and to what extent the specified performance objective has been achieved for the applicable year.

Adjustments to the Performance Objectives

For each bonus award granted under the Executive Bonus Plan, the Compensation Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments will be made to one or more of the performance objectives established under the criteria discussed above. Such adjustments may include or exclude one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence;

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by Allergan during the year;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•	any other items of income or expense which are determined to be appropriate adjustments.

Awards

Under the Executive Bonus Plan, the participants will be eligible to receive awards based upon Allergan’s performance against the targeted performance objectives established by the Compensation Committee. If and to the extent the performance objectives are met, the participants will be eligible to receive a bonus award to be determined by the Compensation Committee based on a specified dollar amount or a percentage of such officer’s year-end annualized base salary.

Maximum Award; Negative Discretion

The maximum bonus payment that a participant may receive under the Executive Bonus Plan for any year is $5,000,000. The Executive Bonus Plan, however, is not the exclusive means for the Compensation Committee to award incentive compensation to plan participants and does not limit the Compensation Committee from making additional discretionary incentive awards. The Compensation Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to the participants under the Executive Bonus Plan.

Form of Payment

Under the Executive Bonus Plan, bonus awards may be paid, at the option of the Compensation Committee, in cash or in common stock or rights to receive common stock, such as restricted stock or restricted stock units, or in any combination of cash, common stock, or rights to receive common stock. Bonus award payments made in common stock, or rights to receive common stock, will be made in accordance with the provisions of our 2008 Incentive Award Plan, or any successor plan. On January 31, 2011, the closing price for the common stock, as quoted on the NYSE, was $70.61 per share.

Termination of Employment

If a participant’s employment with us is terminated, except as part of a Change in Control (as defined in the Executive Bonus Plan, a “Change in Control”) or by reason of such participant’s death or disability, prior to payment of any bonus award, all of such participant’s rights under the Executive Bonus Plan will terminate and such participant will not have any right to receive any further payments from any bonus award granted under the Executive Bonus Plan. The Compensation Committee may, in its discretion, determine what portion, if any, of the participant’s bonus award under the Executive Bonus Plan should be paid if the termination results from such participant’s death or disability.

Amendment and Termination

The Compensation Committee or our board may terminate the Executive Bonus Plan or partially amend or otherwise modify or suspend the Executive Bonus Plan at any time or from time to time, subject to any stockholder approval requirements under Section 162(m) of the Code or other requirements. However, with respect to bonus awards that the Compensation Committee determines should qualify as performance-based compensation as described in Section 162(m) of the Code, no action of our board or the Compensation Committee may modify the performance objectives (or adjustments) applicable to any outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.

Change in Control

If a Change in Control occurs following the end of any year, bonus awards will be paid to the extent earned based on Allergan’s performance in relation to the specified performance objectives set by the Compensation Committee for such prior year. If a Change in Control occurs during any year in which a participant is eligible to receive a bonus award under the Executive Bonus Plan, such bonus awards for that year will be prorated to the effective date of the Change in Control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or Allergan’s actual prorated year-to-date performance, provided that the participant continues to be employed by us or our successor on the effective date of the Change in Control.

U.S. Federal Income Tax Consequences

Under present U.S. federal income tax law, a participant generally will recognize ordinary income at the time such participant receives cash or shares of common stock pursuant to an award under the Executive Bonus Plan (or upon the subsequent vesting of such stock, if the participant receives unvested shares). Subject to the limitations of Section 162(m) of the Code, we are generally entitled to a tax deduction at the time a participant recognizes ordinary income attributable to an award under the Executive Bonus Plan. Section 162(m) of the Code generally limits the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees, including our Chief Executive Officer, President and executive vice presidents. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Bonus Plan is intended to satisfy these requirements. The Compensation Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. However, the Compensation Committee may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the Compensation Committee, necessary or appropriate to further the goals of our executive compensation program, or otherwise is in our best interests.

New Plan Benefits

All future bonus awards under the Executive Bonus Plan for a given year are subject to the performance objectives and targets established by the Compensation Committee for such year in accordance with the terms of the Executive Bonus Plan, and Allergan’s relative performance against such targets. Accordingly, future benefits payable under the Executive Bonus Plan to the participants are not currently determinable. The bonuses awarded to our Chief Executive Officer and President for 2010 under the Prior Plan are set forth in this Proxy Statement under the heading “Compensation Disclosure – Summary Compensation Table.”

Our Chief Executive Officer and our President are the only participants in the Executive Bonus Plan for 2011. None of our executive vice presidents are participants in the plan for 2011. The Compensation Committee has determined that the bonuses (if any) payable to the Chief Executive Officer and the President under the Executive Bonus Plan for 2011 will be based (in the event stockholder approval of the Executive Bonus Plan is obtained) on the following performance objectives: (i) attainment of targeted 2011 adjusted earnings per share; (ii) attainment of targeted 2011 revenue growth; and (iii) attainment of targeted 2011 research and development reinvestment rate (the “Performance Objectives”). For any bonus to be payable under the Executive Bonus Plan, the Company’s 2011 adjusted earnings per share must be greater than an adjusted earnings per share threshold set by the Compensation Committee. The Chief Executive Officer’s target bonus for 2011 is 130% of his year-end annualized base salary, and the President’s target bonus for 2011 is 77% of his year-end annualized base salary. The actual bonus award payable will be from 0% to 146% of the target bonus based on Allergan’s relative attainment of the Performance Objectives and subject to the discretion of the Compensation Committee to reduce the amount payable. Therefore, the Chief Executive Officer has the opportunity to earn a bonus of up to 190% of his year-end annualized base salary, and the President has the opportunity to earn a bonus of up to 112% of his year-end annualized base salary. Bonuses to our Chief Executive Officer and President for 2011 will be paid in cash up to a maximum bonus pool of 100% of the bonus targets. Bonuses to these executives for 2011 will be paid in restricted stock or restricted stock units to the extent the bonus pool exceeds 100% of the bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years following the award effective date or, if earlier, upon the date the participant becomes eligible for “normal retirement” or the date of the participant’s death or total disability. For such purposes, a participant will become eligible for “normal retirement” when the participant has (i) attained age 55, and (ii) been employed by us for five years. Our Chief Executive Officer and our President are currently eligible for “normal retirement.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ALLERGAN, INC. 2011 EXECUTIVE BONUS PLAN.

Item No. 6

APPROVE THE ALLERGAN, INC. 2011 INCENTIVE AWARD PLAN

We are asking you to approve the proposed Allergan, Inc. 2011 Incentive Award Plan (the “2011 Plan”). The 2011 Plan constitutes an amendment and restatement of the Allergan, Inc. 2008 Incentive Award Plan (the “2008 Plan”). Our board has adopted, subject to stockholder approval, the 2011 Plan for members of our board and the employees of the Company, its subsidiaries and affiliates. The 2011 Plan will become effective upon approval of the 2011 Plan by our stockholders at the annual meeting. Like the 2008 Plan, the 2011 Plan succeeds the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time, under which no grants have been made since the 2008 Plan was approved. If the stockholders do not approve the 2011 Plan, the 2008 Plan will continue in full force and effect.

Introduction

Equity-based compensation has been a major component of our compensation programs. Our board believes that our capacity to grant equity-based compensation has been a significant factor in our ability to recruit and retain executives and achieve our growth objectives and enhance stockholder value. The principal features of the 2011 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2011 Plan, a copy of which is attached as Annex B to this Proxy Statement.

Purpose

The purpose of the 2011 Plan is to promote our success and enhance our value by linking the individual interests of the members of our board and our employees to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders. The 2011 Plan is further intended to provide us flexibility in our ability to motivate, attract and retain the services of members of our board and our employees upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent. The 2011 Plan is designed to enable us to grant performance-based equity and cash awards that qualify as “performance-based compensation” under Section 162(m) of the Code.

Size of the Share Pool

The 2011 Plan authorizes the issuance of 23,650,000 shares of our common stock, in addition to the number of shares of our common stock outstanding under the 2008 Plan which have not been issued as of the effective date, which was 9,088,418 as of January 31, 2011, reduced by 2.46 shares for each share delivered in settlement of any award other than an option, a stock appreciation right, or any other award for which the holder pays the intrinsic value existing as of the date of grant (a “Full Value Award”). For more information regarding the shares available for issuance under the 2011 Plan see “Limitations On Awards and Shares Available” below.

Stockholder Approval Requirement

Stockholder approval of the 2011 Plan is necessary with respect to the shares being added to the 2008 Plan in order for us to (1) meet the stockholder approval requirements of the NYSE, (2) take tax deductions for certain compensation resulting from awards granted thereunder qualifying as performance-based compensation under Section 162(m) of the Code, and (3) grant incentive stock options (“ISOs”) thereunder.

Compensation and Governance Best Practices

Under the 2011 Plan, the Corporate Governance Committee (or another committee of our board assuming the functions of such committee under the 2011 Plan) is authorized to administer the 2011 Plan with respect to awards granted to non-employee directors, and the Compensation Committee (or another committee of our board assuming the functions of such committee under the 2011 Plan) is authorized to administer the 2011 Plan with respect to all other awards. The 2011 Plan authorizes the applicable committee to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, dividend equivalents, stock payments, deferred stock awards, deferred stock unit awards, performance bonus awards and performance share awards structured by the Administrator within parameters set forth in the 2011 Plan, for the purpose of providing the members of our board and our employees equity compensation, incentives and rewards for performance. The 2011 Plan reflects a broad range of compensation and governance best practices, with some of the key features of the 2011 Plan as follows:

•	Limitations on Grants. The maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any calendar year is 1,500,000.

•

No Repricing or Replacement of Options or Stock Appreciation Rights. The 2011 Plan prohibits, without stockholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price, and (ii) the replacement of an option or stock appreciation right with cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of the underlying shares, except with respect to any Substitute Award (as defined in “Limitations On Awards and Shares Available” below).

•

No In-the-Money Option or Stock Appreciation Right Grants. The 2011 Plan prohibits the grant of options or stock appreciation rights with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

•

Section 162(m) Qualification. The 2011 Plan is designed to allow awards made under the 2011 Plan, including equity awards and incentive cash bonuses, to qualify as performance-based compensation under Section 162(m) of the Code.

•

Independent Administration. The Compensation Committee, which consists of only non-employee directors, generally will administer the 2011 Plan with respect to all awards except those granted to non-employee directors if the 2011 Plan is approved by stockholders, and only the Compensation Committee may make grants of awards to employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and persons who are “covered employees” within the meaning of Section 162(m) of the Code. The Compensation Committee may delegate certain of its duties and authorities to a subcommittee for awards to certain non-executive employees.

Administration

The 2011 Plan will be administered by the Compensation Committee, except with respect to awards granted to non-employee directors. Unless otherwise determined by our board, the Compensation Committee shall consist solely of two or more directors appointed by our board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of the rules under Section 16 of the Exchange Act and an “independent director” under the rules of the securities exchange or automated quotation system on which shares of our common stock are listed, quoted or traded. The Compensation Committee may delegate to a committee of one or more members of our board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act, employees who are “covered employees” within the meaning of Section 162(m) of the Code, and the regulations thereunder, or a member of our board or an officer to whom authority has been delegated under the 2011 Plan to grant or amend awards.

The Corporate Governance Committee will have authority to administer the 2011 Plan with respect to awards granted to non-employee members of our board, and the Compensation Committee will have authority to administer the 2011 Plan to all other eligible individuals. References to Administrator in the remainder of this

Item No. 6 shall mean, as applicable, the Compensation Committee or the Corporate Governance Committee as the entity to which the administration of the 2011 Plan has been delegated within the limits described in the 2011 Plan. Unless otherwise limited by our board, the Administrator will have the authority to administer the 2011 Plan with respect to grants of equity awards, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

Eligibility

Persons eligible to participate in the 2011 Plan are all non-employee members of our board (which as of the 2011 annual meeting will consist of nine directors) and the approximately 9,200 employees of the Company and its subsidiaries and affiliates, as determined by the Administrator.

Limitation on Awards and Shares Available

An aggregate of 23,650,000 shares of our common stock, in addition to the number of shares outstanding under the 2008 Plan which have not been issued as of the effective date, which was 9,088,418 as of January 31, 2011, are available for grant pursuant to the 2011 Plan, reduced by 2.46 shares for each share delivered in settlement of any award other than an option, a stock appreciation right, or any other award for which the holder pays the intrinsic value existing as of the date of grant (Full Value Award).

If any shares subject to an award that is not a Full Value Award are forfeited or expire or such award is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2011 Plan. If any shares subject to a Full Value Award are forfeited or expire or such Full Value Award is settled for cash, the shares available under the 2011 Plan will be increased by 2.46 shares subject to such Full Value Award. However, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award, any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise, and any shares purchased on the open market with the cash proceeds from the exercise of options may not be used again for new grants. Any shares repurchased by the Company under the 2011 Plan at the same price paid by the holder so that such shares are returned to us will again be available for awards. The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2011 Plan.

Awards granted under the 2011 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock (but not awards made in connection with the cancellation and repricing of an option or stock appreciation right) will not reduce the shares authorized for grant under the 2011 Plan. Additionally, in the event that a company acquired by us or any of our subsidiaries or affiliates or with which we or any of our subsidiaries or affiliates combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the 2011 Plan and will not reduce the shares authorized for grant under the 2011 Plan, absent the acquisition or combination, and will only be made to individuals who were not employed by or providing services to us or any of our subsidiaries or affiliates immediately prior to such acquisition or combination.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2011 Plan during any calendar year is 1,500,000 and the maximum amount that may be paid in cash to any one participant during any calendar year with respect to any performance-based award is five million dollars ($5,000,000).

Full Value Awards made to employees will become fully vested over a period of not less than three years following the date the award is made (or, in the case of vesting based on performance-based objectives, not less than one year measured from the commencement of the period over which performance is evaluated). However, the Administrator may provide that such vesting restrictions may lapse or be waived upon the holder’s death, disability or retirement. In addition, Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under the 2011 Plan may be granted to any one or more holders without respect to such minimum vesting provisions. Furthermore, upon the grant of an award or following the grant of an award, the Administrator may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including a change in control or a holder’s termination of employment by reason of the holder’s retirement, death or disability. In addition, the Administrator may accelerate the vesting or exercisability of an aggregate number of shares not to exceed 5% of the maximum aggregate number of shares which may be issued under the 2011 Plan at any time and for any reason.

Awards

The 2011 Plan provides for the grant of ISOs, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance-based awards, dividend equivalents, stock payments, deferred stock awards, deferred stock unit awards, performance bonus awards and performance share awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2011 Plan, except with respect to the automatic grants of restricted stock units to non-employee directors, as shown in the table below.

New Plan Benefits Under the 2011 Plan in Fiscal Year 2011

Name	Number of Shares Underlying Restricted Stock Unit Grants
David E.I. Pyott		(1)
Chairman of the Board and Chief Executive Officer
Jeffrey L. Edwards		(1)
Executive Vice President, Finance and Business Development, Chief Financial Officer
F. Michael Ball		(1)
President, Allergan
Scott M. Whitcup, M.D.		(1)
Executive Vice President, Research and Development, Chief Scientific Officer
Raymond H. Diradoorian		(1)
Executive Vice President, Global Technical Operations
Douglas S. Ingram		(1)
Executive Vice President, President, Europe, Africa, Middle East
All current executive officers as a group		(1)
All current non-employee directors as a group	14,400	(2)
All employees, including current officers who are not executive officers, as a group		(1)

(1)	Not determinable at this time.

(2)	Under the automatic director grant provisions of the 2011 Plan, each non-employee director who received a grant of 14,400 shares of restricted stock at our 2008 annual meeting (Deborah Dunsire, M.D., Trevor M. Jones, Ph.D. and Louis J. Lavigne, Jr.) will receive a grant of 4,800 restricted stock units at our 2011 annual meeting. For additional information see “Automatic Grant of Restricted Stock Units to Non-Employee Directors” below.

Stock options, including ISOs, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2011 Plan. The option exercise price of all stock options granted pursuant to the 2011 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. In general, the fair market value shall be the closing sales price for a share of our common stock as quoted on the NYSE on the date of grant, which as of January 31, 2011 was $70.61. Stock options may vest and become exercisable as determined by the Administrator, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed One Hundred Thousand Dollars ($100,000), or such other amount as Section 422 of the Code provides.

Restricted stock units may be granted pursuant to the 2011 Plan. A restricted stock unit award provides for the issuance of our common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The Administrator will specify the dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on achieving one or more of the performance criteria listed below, or other specific criteria, including service to us or any of our subsidiaries or affiliates. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and a holder of restricted stock units will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares of common stock are issued. Restricted stock units generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met. The Administrator will specify, or permit the restricted stock unit holder to elect, the conditions and dates upon which the shares underlying the vested restricted stock units will be issued (subject to compliance with the deferred compensation requirements of Section 409A of the Code). Restricted stock units may be paid in cash, shares, or both, as determined by the Administrator. On the distribution dates, we will transfer to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. Restricted stock units may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Restricted stock may be granted pursuant to the 2011 Plan. A restricted stock award is the grant of shares of our common stock at a price determined by the Administrator, if any, and which is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing service to us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria. During the period of restriction, participants holding shares of restricted stock have full voting and dividend rights with respect to such shares unless otherwise provided by the Administrator. In addition, with respect to a share of restricted stock with performance-based vesting, dividends which are paid prior to vesting will only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of restricted stock vests. Restricted stock generally may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. The restrictions will lapse in accordance with a schedule or other conditions determined by the Administrator.

Stock appreciation rights may be granted pursuant to the 2011 Plan. A stock appreciation right entitles its holder, upon exercise of all or a portion of the stock appreciation right, to receive from us an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the stock appreciation right from the fair market value on the date of exercise of the stock appreciation right by the number of shares with respect to which the stock appreciation right has been exercised, subject to any limitations imposed by the Administrator. The exercise price per share subject to a stock appreciation right will be set by the Administrator, but may not be less than 100% of the fair market value on the date the stock appreciation right is granted. The Administrator determines the period during which the right to exercise the stock appreciation right vests in the holder, but in no event may a stock appreciation right have a term extending beyond the tenth anniversary of the date of grant. No portion of a stock appreciation right which is unexercisable at the time the holder’s employment with us terminates will thereafter become exercisable, except as may be otherwise provided by the Administrator. Payment of the stock appreciation right may be in cash, shares, or a combination of both, as determined by the Administrator.

Dividend equivalents may be granted pursuant to the 2011 Plan, except that no dividend equivalents may be payable with respect to stock options or stock appreciation rights pursuant to the 2011 Plan. A dividend equivalent is the right to receive the equivalent value of dividends paid on shares. Dividend equivalents that are granted by the Administrator are credited as of dividend payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Administrator. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula, at such time and subject to such limitations as may be determined by the Administrator.

Stock payments may be granted pursuant to the 2011 Plan. A stock payment is a payment in the form of shares of our common stock or an option or other right to purchase shares, as part of a bonus, deferred compensation or other arrangement. The number or value of shares of any stock payment will be determined by the Administrator and may be based on continuing service with us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria determined by the Administrator. Except as otherwise determined by the Administrator, shares underlying a stock payment which is subject to a vesting schedule or other conditions set by the Administrator will not be issued until those conditions have been satisfied. Stock payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Deferred stock may be granted pursuant to the 2011 Plan. Deferred stock provides for the deferred issuance to the holder of shares of our common stock. The number of shares of deferred stock will be determined by the Administrator and may be based on continuing service with us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Except as otherwise determined by the Administrator, shares underlying a deferred stock award which is subject to a vesting schedule or other conditions set by the Administrator will not be issued until those conditions have been satisfied. Deferred stock may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Performance awards may also be granted pursuant to the 2011 Plan. Performance awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares or a combination of both. The value of performance awards may be linked to any one or more of the performance criteria listed below, or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance awards may be payable upon the attainment of pre-established performance goals based on one or more of the performance criteria listed below, or other specific criteria determined by the Administrator. The goals are established and evaluated by the Administrator and may relate to performance over any periods as determined by the Administrator. The Administrator will also determine whether performance awards are intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Following is a brief discussion of the requirements for awards to be treated as performance-based compensation within the meaning of Section 162(m) of the Code.

Performance-based compensation under Section 162(m). The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Under the 2011 Plan, these performance-based awards may be either equity or cash awards or a combination of the two. Participants are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by our Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	operating earnings or net earnings (either before or after interest, taxes, depreciation and amortization);

•	gross or net sales;

•	revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses or any other expenses or interest);

•	income or net income (either before or after taxes);

•	adjusted net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	return on equity;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on capital;

•	return on stockholders’ equity;

•	return on assets or net assets;

•	total stockholder return;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expenses;

•	working capital;

•	earnings per share;

•	adjusted earnings per share;

•	price per share of our common stock;

•	regulatory body approval for commercialization of a product;

•	implementation or completion of critical projects;

•	market share;

•	economic value;

•	economic value-added;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	productivity;

•	operating efficiency; and

•	customer satisfaction;

any of which may be measured with respect to us, or any subsidiary, affiliate or other internal unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, or as compared to results of a peer group. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to us on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Except as provided by the Compensation Committee, the achievement of each performance goal will be determined in accordance with U.S. generally accepted accounting principles (“GAAP”), or such other accounting principles or standards as may apply to our financial statements under the U.S. federal securities laws from time to time, to the extent applicable. At the time of grant, the Compensation Committee may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

•	items related to a change in accounting principle;

•	items relating to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•

items related to acquisitions, including costs incurred to effect an acquisition, integration and transition costs, and adjustments to estimated contingent consideration and pre-acquisition contingencies;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period;

•	any other items of significant income or expense which are determined to be appropriate adjustments;

•	items relating to unusual or extraordinary corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of our core, on-going business activities;

•	items related to acquired in-process research and development;

•	items relating to changes in tax laws and discrete income tax adjustments related to previously filed income tax returns;

•	items relating to major licensing or partnership arrangements;

•	items relating to asset impairment charges;

•	items relating to gains or losses for litigation, arbitration and contractual settlements;

•	items relating to changes in foreign exchange rates; or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Automatic Grant of Restricted Stock Units to Non-Employee Directors. Subject to stockholder approval of the 2011 Plan, any individual who is a non-employee director prior to 2013 shall also receive awards of transition restricted stock units as follows (Transition Restricted Stock Unit Awards): (i) if such non-employee director was granted an Automatic Restricted Stock Award (as defined in the 2008 Plan) under the 2008 Plan covering 14,400 shares of restricted stock at the annual stockholder meeting in 2008, he or she shall be granted an award of 4,800 restricted stock units in each of 2011 and 2012; (ii) if such non-employee director was granted an Automatic Restricted Stock Award under the 2008 Plan covering 14,400 shares of restricted stock at the annual stockholder meeting in 2009, he or she shall be granted an award of 4,800 restricted stock units in 2012; (iii) if such non-employee director is newly elected or appointed as a non-employee director for the first time at the annual stockholder meeting in 2011, he or she shall be granted an award of 4,800 restricted stock units in each of 2011 and 2012; (iv) if such non-employee director is newly elected or appointed as a non-employee director for the first time after the annual stockholder meeting in 2011 and prior to the annual stockholder meeting in 2012, he or she shall be granted an award of 4,800 restricted stock units in 2012 which shall be fully vested on the date of grant, and an additional award of 4,800 restricted stock units in 2012 which shall vest according to the vesting schedule described below; (v) if such non-employee director is newly elected or appointed as a non-employee director for the first time at the annual stockholder meeting in 2012, he or she shall be granted an award of 4,800 restricted stock units in 2012; and (vi) if such non-employee director is newly elected or appointed as a non-employee director for the first time after the annual stockholder meeting in 2012 and prior to the annual stockholder meeting in 2013, he or she shall be granted an award of 4,800 restricted stock units in 2013 which shall be fully vested on the date of grant. The number of shares of common stock subject to these automatic grants of restricted stock units may be adjusted under certain circumstances as described under the title “Adjustments for Stock Splits, Recapitalizations and Mergers” below or by the Administrator.

Each Transition Restricted Stock Unit Award shall be made on the date of the first regular annual meeting to occur in 2011 or 2012, as the case may be, at which one or more members of our board are standing for re-election; provided, the recipient continues to serve as a member of our board as of such date.

Subject to the non-employee director’s continued status as a director of our board, and except as otherwise specified above, such non-employee director’s Transition Restricted Stock Unit Awards shall vest in full upon the earlier to occur of (i) the first anniversary of the grant date of such award or (ii) the annual meeting held during the calendar year following the grant of such award at which one or more members of our board are standing for re-election. In no event shall a non-employee director vest in any automatic restricted stock unit awards following his or her termination of service as a director of our board, except as may otherwise be provided in the applicable award agreement.

In the event that a non-employee director’s service as a director of our board terminates by reason of such non-employee director’s death or permanent and total disability, as of the date of such termination of service, such non-employee director’s Transition Restricted Stock Unit Awards shall vest in full.

The Transition Restricted Stock Unit Awards to be made on the date of the annual meeting at which the 2011 Plan is submitted for stockholder approval shall be delayed, if necessary, until we have in place an effective registration statement on Form S-8 and we have received notification from the NYSE that the shares of common stock available for issuance under the 2011 Plan have been approved for listing.

Our board shall determine in its discretion the automatic annual awards that shall be granted to any individual who is elected, re-elected or appointed as a non-employee director at or after the annual stockholder meeting in 2013, and shall amend the 2011 Plan or adopt a program for such awards pursuant to the 2011 Plan.

Payment Methods. The Administrator will determine the methods by which payments by any award holder with respect to any awards granted under the 2011 Plan may be paid, the form of payment, including, without limitation: (1) cash or check; (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required; (3) other property acceptable to the Administrator (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale); or (4) other form of legal consideration acceptable to the Administrator. However, no participant who is a member of our board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any awards granted under the 2011 Plan, or continue any extension of credit with respect to such payment in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act. Only whole shares of common stock may be purchased or issued pursuant to an award. No fractional shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

Vesting and Exercise of an Award. The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate. No portion of an award which is not vested at the holder’s termination of service with us will subsequently become vested, except as may be otherwise provided by the Administrator in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains an employee or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time (up to the remainder of the award term) following the holder’s termination of service with us or one of our subsidiaries or affiliates. An award may be exercised for any vested portion of the shares subject to such award until the award expires. Upon the grant of an award or following the grant of an award, the Administrator may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including, a change in control or a holder’s termination of employment or service with us or otherwise.

Except as may otherwise be provided in any applicable award agreement, in the event of a participant’s termination of employment due to death or permanent and total disability, the awards granted to the participant will become fully vested and exercisable and any forfeiture restrictions applicable to such awards will lapse.

Transferability. No award under the 2011 Plan may be transferred other than by will or the then applicable laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order, unless and until such award has been exercised or the shares underlying such award have been issued and all restrictions applicable to such shares have lapsed. No award shall be liable for the debts or contracts of the holder or his successors in interest or shall be subject to disposition by any legal or equitable proceedings. During the lifetime of the holder of an award granted under the 2011 Plan, only such holder may exercise such award unless it has been disposed of pursuant to a domestic relations order. After the holder’s death, any exercisable portion of an award may be exercised by his personal representative or any person empowered to do so under such holder’s will or the then applicable laws of descent and distribution until such portion becomes unexercisable under the 2011 Plan or the applicable award agreement. Notwithstanding the foregoing, the Administrator may permit an award holder to transfer an award other than an ISO to any “family member” of the holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act of 1933, as amended, subject to certain terms and conditions. In November 2010, the Administrator permitted such transfers for directors and all employees at the corporate vice president level and above. Further, an award holder may, in a manner determined by the Administrator, designate a beneficiary to exercise the holder’s right and to receive any distribution with respect to any award upon the holder’s death, subject to certain terms and conditions.

Adjustment Provisions

Certain transactions with our stockholders not involving our receipt of consideration, such as stock splits, spin-offs, stock dividends or certain recapitalizations may affect the shares or the share price of our common stock (which transactions are referred to collectively as equity restructurings). In the event that an equity restructuring occurs, the Administrator will equitably adjust the class of shares issuable and the maximum number and kind of shares of our common stock subject to the 2011 Plan, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our common stock. The Administrator will also adjust the number and kind of shares for which automatic grants are subsequently to be made to new and continuing non-employee directors pursuant to the 2011 Plan. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and the Administrator determines that an adjustment to the 2011 Plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2011 Plan, the Administrator will equitably adjust the 2011 Plan as to the class of shares issuable and the maximum number of shares of our common stock subject to the 2011 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our common stock in such manner as it may deem equitable.

The Administrator may, in its sole discretion, include such further provisions and limitations in any award, agreement or certificate, as it may deem equitable and in the best interests of Allergan, including with respect to the treatment of the award in connection with a change in control (as defined in the 2011 Plan), that are not inconsistent with the provisions of the 2011 Plan.

Amendment and Termination

Our board may terminate, amend or modify the 2011 Plan at any time; however, except to the extent permitted by the 2011 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (i) increase the number of shares available under the 2011 Plan, (ii) reduce the per share exercise price of the shares subject to any option or stock appreciation right below the per share exercise price as of the date the option or stock appreciation right was granted, and (iii) cancel any option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares, except with respect to any Substitute Award.

Federal Income Tax Consequences

If an optionee is granted a non-qualified stock option under the 2011 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

A participant receiving ISOs will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2011 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award on that date. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds One Million Dollars ($1,000,000). It is possible that compensation attributable to awards under the 2011 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

The 2011 Plan is designed to meet the requirements of Section 162(m); however, awards other than options and stock appreciation rights granted under the 2011 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to awards granted under the 2011 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

Options, Restricted Stock and Restricted Stock Unit Grants as of January 31, 2011

The following table sets forth summary information concerning the number of shares of our common stock subject to option and restricted stock grants made under the 2008 Plan to our named executive officers, directors and employees as of January 31, 2011.

Name	Number of Shares Underlying Option Grants	Number of Shares Underlying Restricted Stock and Restricted Stock Unit Grants
David E.I. Pyott	955,400	1,394
Chairman of the Board and Chief Executive Officer
Jeffrey L. Edwards	231,500	287
Executive Vice President, Finance and Business Development, Chief Financial Officer
F. Michael Ball	269,400	10,412
President, Allergan
Scott M. Whitcup, M.D.	223,000	10,120
Executive Vice President, Research and Development, Chief Scientific Officer
Raymond H. Diradoorian	126,900	307
Executive Vice President, Global Technical Operations
Douglas S. Ingram	223,000	314
Executive Vice President, President, Europe, Africa, Middle East
All current executive officers as a group	2,134,700	38,388
All current non-employee directors as a group	376,200	158,400
Deborah Dunsire, M.D., 2011 director nominee	34,200	14,400
Trevor M. Jones, Ph.D., 2011 director nominee	34,200	14,400
Louis J. Lavigne, Jr., 2011 director nominee	34,200	14,400
Each associate of any such directors, executive officers or nominees	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
All employees, including current officers who are not executive officers, as a group	8,457,793	743,208

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ALLERGAN, INC. 2011 INCENTIVE AWARD PLAN.

Item No. 7

APPROVE THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

As part of its annual review process, the Corporate Governance Committee reviewed our Amended and Restated Certificate of Incorporation (the “Certificate”), including the classification of our board. The Corporate Governance Committee evaluated the original intent of board classification, which was to provide for continuity and stability in our board’s leadership and policies, enhance the ability of our board to implement long-term business strategies, and protect the interests of our stockholders against abusive hostile takeover tactics. However, an increasing number of institutional and other investors note that a classified board reduces accountability of directors because it limits the ability of stockholders to evaluate and elect all directors annually. After deliberation, the Corporate Governance Committee and, in turn, our board determined that a proposal to eliminate the classification of our board is in the best interests of the Company and its stockholders.

In the event the proposed amendment and restatement of the Certificate is approved by our stockholders, the classification of our board would be eliminated and the current term of office of each director would end at the 2012 annual meeting of stockholders. Commencing at the 2012 annual meeting of stockholders, each director would be elected for a one-year term and the term of any director chosen as a result of a newly created directorship or to fill a vacancy following such election would expire at the next annual meeting of stockholders. The director removal provisions in the Certificate would be amended in accordance with the General Corporation Law of the State of Delaware.

In the event the proposed amendment and restatement of the Certificate is not approved by our stockholders, our board would remain classified and our directors would continue to be subject to our current removal provisions. In such case, the three Class I directors elected at this annual meeting of stockholders would each serve until the 2014 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier retirement, resignation, disqualification, removal or death. Our Class II and Class III directors would continue in office for the remainder of their full three-year terms and until their successors are duly elected and qualified, subject to their earlier retirement, resignation, disqualification, removal or death.

This summary does not contain all the information that may be important to you. The complete text of our proposed amendment and restatement to the Certificate (the “Revised Certificate”) is attached to this Proxy Statement as Annex C. To illustrate the proposed amendments in Annex C, language that is struck through is proposed to be deleted from our current Certificate and language that is underlined is proposed to be added to our current Certificate. You are urged to read Annex C in its entirety.

An affirmative vote of a majority of outstanding shares entitled to vote generally in the election of directors is required to adopt the Revised Certificate. If approved by the stockholders, the Revised Certificate would become effective upon the filing of a certificate setting forth the amendment and restatement with the Secretary of State of the State of Delaware, which we would file promptly after the annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

CORPORATE GOVERNANCE

Director Independence

Our Amended and Restated Bylaws and our Board of Directors Guidelines on Significant Corporate Governance Issues require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including the Exchange Act, applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be considered independent, our board must determine that a director has no material relationship with us other than as a director. Our board has reviewed the relationships between us, including our subsidiaries or affiliates, and each board member (and each such director’s immediate family members).

Based on its review, our board has affirmatively determined that none of Drs. Boyer, Dunsire and Ryan, Prof. Jones, Messrs. Gallagher, Ingram, Herbert, Lavigne, Ray or Schaeffer or Ms. Hudson currently have any relationship with us other than as a director and each is “independent” within the foregoing independence standards. Mr. Pyott was determined to not be independent based on his service as our Chief Executive Officer. Our board’s independence determinations included reviewing Mr. Ingram’s service as a strategic advisor to a company with which Allergan has done business and Mr. Schaeffer’s service as a member of the board of a company with which Allergan has done business.

Our board has also determined that each member of the Audit and Finance Committee, the Corporate Governance Committee and the Organization and Compensation Committee, respectively, is “independent” under the applicable listing standards of the NYSE and, with respect to members of the Audit and Finance Committee, the audit committee requirements of the SEC. None of the members of these committees is an officer, employee or former employee of us or any of our subsidiaries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues are available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Board Meetings

Our business and affairs are managed under the direction of our board. Our board held seven full meetings during 2010 and each director attended at least 75% of those meetings when he or she was a member of our board. Directors are also kept informed of our business through personal meetings and other communications, including considerable telephone contact with our Chairman of the Board, Vice Chairman of the Board and others regarding matters of interest and concern to us and our stockholders.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of our board members who are not our officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. It is our board’s policy that the Vice Chairman of the Board, a non-management director, serve as the lead independent director and, if present, preside over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Dr. Boyer is the current Vice Chairman of the Board and lead independent director. Executive sessions of our non-management directors are typically held in conjunction with each regularly scheduled board meeting.

Board Committees

Our board has a standing Audit and Finance Committee, Corporate Governance Committee, Compensation Committee and Science & Technology Committee. Our board has reviewed, assessed the adequacy of, and approved a formal written charter for each of these committees, each of which is available on the Corporate Governance & Certificates section of our website at www.allergan.com.

Audit and Finance Committee

The Audit and Finance Committee is currently composed of Mr. Ray (chairperson), Dr. Ryan, Messrs. Gallagher and Lavigne and Ms. Hudson. Our board has determined that Messrs. Ray and Lavigne meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit and Finance Committee held ten meetings during 2010 and each member of the Audit and Finance Committee attended at least 75% of the total meetings of the committee held when he or she was a member.

Pursuant to the charter adopted for the Audit and Finance Committee, the primary role of the Audit and Finance Committee is to assist our board in its oversight of our financial reporting process. Our management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	assists our board in its oversight of our compliance with legal and regulatory requirements;

•	assists our board in its oversight of enterprise-wide risk management;

•	reviews the independence, qualifications and performance of our independent registered public accounting firm and internal audit department;

•	provides an avenue of communication among the independent registered public accounting firm, management, the internal audit department and our board;

•	prepares the report that SEC rules require be included in our annual proxy statement;

•

reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, audit of internal controls over financial reporting and quarterly unaudited financial statements;

•	retains, terminates and annually reconfirms our independent registered public accounting firm for the fiscal year;

•	meets with our independent registered public accounting firm to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with our internal audit department and financial management to:

•	review the internal audit department’s activities and to discuss our accounting practices and procedures;

•	review the adequacy of our accounting and control systems; and

•	report to our board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•

reviews the audit schedule and considers any issues raised by members of the Audit and Finance Committee, our independent registered public accounting firm, the internal audit staff, the legal staff or management;

•

reviews the independence of our independent registered public accounting firm, and the range of audit and non-audit services provided and fees charged by our independent registered public accounting firm;

•

monitors the implementation of our Code of Business Conduct and Ethics for our employees, and receives regular reports from our Chief Ethics Officer, who coordinates compliance reviews and investigates compliance matters;

•

through our Chief Ethics Officer pursuant to the procedures set forth in our Code of Business Conduct and Ethics, manages the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	performs an annual self-evaluation;

•

pre-approves audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence;

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to our board; and

•	discusses with our management the certification of our financial reports by our principal executive officer and principal financial officer.

The report of the Audit and Finance Committee is on page 91 of this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Mr. Ingram (chairperson), Drs. Boyer and Dunsire, Prof. Jones and Mr. Schaeffer. The Corporate Governance Committee held five meetings during 2010 and each member of the Corporate Governance Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Corporate Governance Committee:

•	receives reports from management regarding compliance-related matters and provides general compliance oversight;

•	reviews and oversees compliance programs related to our Corporate Integrity Agreement;

•	considers the performance of incumbent directors;

•	considers and makes recommendations to our board concerning the size and composition of our board;

•	develops and recommends to our board guidelines and criteria to determine the qualifications of directors;

•	considers and reports to our board concerning its assessment of our board’s performance;

•	performs an annual self-evaluation;

•	considers, from time to time, our current board committee structure and membership;

•	recommends changes to the amount and type of compensation of board members as appropriate; and

•	makes recommendations to our board from time to time as to matters of corporate governance, and reviews and assesses our Guidelines on Significant Corporate Governance Issues.

The Corporate Governance Committee is responsible for recommending qualified candidates for election as directors, including the slate of directors that our board proposes for election by our stockholders at the annual meeting. In identifying, evaluating and selecting potential director nominees, including nominees recommended by our stockholders, the Corporate Governance Committee engages in the following selection process:

•

the Corporate Governance Committee, our Chief Executive Officer or any other board member identifies the need to add a new member to our board with specific criteria or to fill a vacancy on our board. Alternatively, stockholders may recommend a nominee for election to fill a vacancy or as an addition to our board;

•

the Corporate Governance Committee initiates a search, working with support staff and seeking input from board members and senior management, and considering stockholder recommendations. The Corporate Governance Committee may hire a search firm if deemed appropriate;

•

the initial slate of candidates that satisfy specific criteria and otherwise qualify for membership on our board are identified and presented to the chairperson of the Corporate Governance Committee, or in the chairperson’s absence, any member of the Corporate Governance Committee delegated to initially review director candidates;

•

the appropriate Corporate Governance Committee member makes an initial determination in his or her own independent business judgment as to the qualification and fit of such director candidate(s) and whether there is a need for additional directors to join our board at that time;

•

if the reviewing Corporate Governance Committee member determines that it is appropriate to proceed, our Chief Executive Officer and several members of the Corporate Governance Committee interview prospective director candidate(s);

•	the Corporate Governance Committee provides informal progress updates to our board;

•	the Corporate Governance Committee meets to consider and approve the final director candidate(s); and

•	if approved by the Corporate Governance Committee, the Corporate Governance Committee seeks board approval of the director candidate(s).

Among other things, when assessing a candidate’s qualifications, the Corporate Governance Committee looks for the following qualities and skills:

•	directors should be of the highest ethical character and share our values;

•	directors should have reputations, both personal and professional, that are consistent with our image and reputation;

•	directors should be highly accomplished in their respective fields, having achieved superior credentials and recognition;

•

in selecting directors, the Corporate Governance Committee will generally seek leaders affiliated or formerly affiliated with major organizations, including scientific, business, government, educational and other non-profit institutions;

•

the Corporate Governance Committee will also seek directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in those fields;

•	each director should have relevant expertise and experience, and be able to offer advice and guidance to our management based on that expertise and experience; and

•

directors should be independent of any particular constituency and be able to represent all of our stockholders, should have the ability to exercise sound business judgment, and should be selected so that our board is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

The Corporate Governance Committee considers all of the qualities mentioned above when considering a candidate for director, without regard to whether such candidate was nominated by the Chairman of the Board, another director or a stockholder. Stockholders can suggest qualified candidates for director by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination. All submissions should be sent to the Corporate Governance Committee of Allergan, Inc.’s Board of Directors, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our board and is independent based on applicable laws and regulations. Submissions that meet the criteria outlined in the immediately preceding paragraph are forwarded to the chairperson of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

Organization and Compensation Committee

The Organization and Compensation Committee (the “Compensation Committee”) is currently composed of Mr. Schaeffer (chairperson), Messrs. Ingram, Gallagher and Ray and Ms. Hudson. Following the 2011 annual meeting of stockholders, Mr. Gallagher will serve as chairperson of the Compensation Committee. The Compensation Committee held eight meetings during 2010 and each member of the Compensation Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Compensation Committee:

•	reviews and approves the compensation of executive officers, including salary and bonus awards;

•	establishes, and approves for submission to our board when required, overall employee compensation plans and policies;

•	reviews and assesses risks relating to overall employee compensation plans and policies;

•	reviews and approves the corporate organizational structure;

•	reviews and approves the election of executive officers for submission to our board;

•	reviews the performance of corporate officers;

•	performs an annual self-evaluation;

•	recommends to our board major compensation programs; and

•	administers our various compensation and stock option plans.

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties. Frederick W. Cook & Co. was engaged for 2010 as the compensation consultant for the Compensation Committee. The compensation consultant performs no work for us other than its work providing executive compensation consulting services to the Compensation Committee and reports directly to the Compensation Committee through its chairperson.

For 2010, the compensation consultant provided the Compensation Committee with:

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards and executive benefits;

•

a comprehensive review of our executive compensation strategy, including reviewing our peer group companies and the criteria for selecting peers, as well as advising on our short- and long-term compensation incentives, our equity compensation strategy and preparation of our annual stock-based compensation guidelines;

•	a thorough assessment of our compensation policies and practices to determine whether any risks arising from those policies and practices are reasonably likely to have a material adverse effect on us;

•	tally sheets disclosing our executive officers’ total compensation (including severance benefits and the value of outstanding equity awards); and

•	support for the preparation of our disclosure in this Proxy Statement.

For more information on the processes and procedures followed by the Compensation Committee for the consideration and determination of executive compensation and the role of our Chief Executive Officer in recommending compensation amounts, see the “Compensation Disclosure” section beginning on page 51 of this Proxy Statement.

Science & Technology Committee

The Science & Technology Committee is currently composed of Dr. Ryan (chairperson), Drs. Boyer and Dunsire, Prof. Jones and Messrs. Herbert and Lavigne. The Science & Technology Committee held five meetings during 2010 and each member of the Science & Technology Committee attended at least 75% of the total meetings of the committee held when he or she was a member. The Science & Technology Committee:

•	reviews our discovery and development research portfolio, including the relevant underlying science;

•	reviews the staffing of key scientific and management positions, including significant changes, within our research and development organization;

•	evaluates the investment allocation for our research and development portfolio, including project expenditures;

•	reviews the major strategic priorities within our research and development organization and the competitive environment surrounding those priorities;

•	reviews variances to our operating plan for major research and development projects;

•	monitors the progress of our research and development projects, including milestones;

•	reviews the process for research and development patents and our strategic patent portfolio; and

•	reviews our major technology-based collaborations, in-licensing and out-licensing agreements.

Board Leadership Structure

Our board has carefully considered the benefits and risks in combining the role of Chairman of the Board and Chief Executive Officer and has determined that Mr. Pyott is the most qualified and appropriate individual to lead our board as its Chairman.

In determining whether to combine the roles of Chairman of the Board and Chief Executive Officer, our board closely considered our current system for ensuring significant independent oversight of management, including the following: (1) only one member of our board, Mr. Pyott, also serves as an employee; (2) each director serving on our Audit and Finance Committee, Compensation Committee, Corporate Governance Committee and Science & Technology Committee is independent; (3) Dr. Boyer’s role as our Vice Chairman and lead independent director who, when present, presides over the executive sessions of our board; (4) our board’s ongoing practice of regularly holding executive sessions without management and under the direction of our Vice Chairman and lead independent director, typically as part of the regularly scheduled board meetings; and (5) our board’s flexibility to select, at any time and on a case-by-case basis, the style of leadership best able to meet our current needs based on the individuals available and circumstances present at the time. Our board further noted that the Compensation Committee annually evaluates the Chief Executive Officer’s performance and has the sole authority to retain and to terminate compensation advisors.

In determining that we are best served by having Mr. Pyott serve as Chief Executive Officer and Chairman of the Board, our board considered the benefits of having the Chief Executive Officer serve as a bridge between management and our board, ensuring that both groups act with a common purpose. Our board also considered Mr. Pyott’s knowledge regarding our operations and the industries and markets in which we compete and his ability to promote communication, to synchronize activities between our board and our senior management and to provide consistent leadership to both our board and our company in coordinating the strategic objectives of both groups. Our board further noted that the combined role of Chairman of the Board and Chief Executive Officer facilitates centralized leadership in one person so that there is no ambiguity about accountability.

Board Risk Oversight

Our board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us. Our board meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks.

While our board has the ultimate oversight responsibility for the risk management process, various committees of our board also have responsibility for risk management. Our board is advised by the committees of significant risks and management’s response via periodic updates. The Audit and Finance Committee oversees our financial risk exposures, including monitoring the integrity of our financial statements, financial reporting process and systems of internal controls, accounting and legal compliance and the independence and qualifications of our independent registered public accounting firm. The Audit and Finance Committee receives an annual risk and internal controls assessment report from our internal audit department. The Audit Committee meets at least quarterly with our financial management, independent registered public accounting firm and legal advisors for updates on risks related to our financial reporting function and also assists our board in its oversight of our compliance with legal and regulatory requirements.

Risks related to our company-wide compensation programs are reviewed by the Compensation Committee. For more information on the Compensation Committee’s compensation risk assessment see “Compensation Disclosure – Compensation Risk Management.” Our Corporate Governance Committee provides compliance oversight and reports to the full board on compliance and makes recommendations to our board on corporate governance matters, including director nominees, the determination of director independence, board and committee structure and membership. Our Science & Technology Committee helps evaluate the investment allocation for our research and development portfolio and reviews the major strategic priorities within our research and development organization.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics applies to all directors, consultants and employees, including our principal executive officer and our principal financial officer and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct and Ethics is available on the Corporate Governance & Certificates section of our website at www.allergan.com. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any directors and employees on that website.

Contacting our Board of Directors

Any interested person, including any stockholder, who desires to contact the current director presiding over the executive sessions or the other board members may do so by writing to the Allergan, Inc. Board of Directors, Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Communications received will be distributed by our Secretary to the director presiding over the executive sessions or such other board member or members as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by our Secretary to the chairperson of the Audit and Finance Committee for review.

Director Attendance at Annual Meetings

Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend. All of the directors then in office attended our 2010 annual meeting of stockholders.

Non-Employee Directors’ Compensation

Our board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key elements of director compensation are a cash retainer, committee chair fees, meeting fees and equity-based grants. It is our board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our board and our stockholders. As an employee director, Mr. Pyott does not receive additional compensation for board service. For more information on non-employee director compensation, see the Director Compensation Table beginning on page 87 of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Directors and Executive Officers

The following table sets forth information as of the January 31, 2011, regarding the beneficial ownership of our common stock by (i) each director, including the three nominees and two former directors, (ii) our Chief Executive Officer, Chief Financial Officer, each of our three other most highly compensated executive officers for the year ended December 31, 2010 and a former executive officer (our named executive officers), and (iii) all of our directors and nominees, named executive officers and executive officers as a group.

	Vested Shares of Common Stock Owned(1)	Rights to Acquire Shares of Common Stock(2)	Unvested Shares of Restricted Stock(3)	Total Shares of Common Stock Beneficially Owned	Percent of Class(4)
Class I Directors:
Deborah Dunsire, M.D.	19,500	39,064	4,800	63,364	*
Trevor M. Jones, Ph.D.	16,800	52,711	4,800	74,311	*
Louis J. Lavigne, Jr.	20,400(5)	43,200	4,800	68,400	*
Leonard D. Schaeffer	51,266(6)	63,955	4,800	120,021	*
Class II Directors:
Herbert W. Boyer, Ph.D.	50,400(7)	74,504	9,600	134,504	*
Robert A. Ingram	15,752	54,803	9,600	80,166	*
David E.I. Pyott	211,718(8)	3,256,654	30,000	3,498,372	1.14%
Russell T. Ray	26,400	58,200	9,600	94,200	*
Class III Directors and Nominees:
Michael R. Gallagher	50,800	74,939	14,400	140,139	*
Gavin S. Herbert	240,360(9)	43,200	14,400	297,960	*
Dawn Hudson	14,400	22,800	14,400	51,600	*
Stephen J. Ryan, M.D.	33,874	62,446	14,400	110,720	*
Other Named Executive Officers:
Jeffrey L. Edwards	15,273	445,300	287	460,860	*
F. Michael Ball	28,844(10)	456,654	10,000	495,498	*
Scott M. Whitcup, M.D.	17,042	527,350	14,120	558,512	*
Raymond H. Diradoorian	14,273	250,700	307	265,280	*
Douglas S. Ingram	29,072	599,050	314	628,436	*
All current directors and nominees, named executive officers and executive officers as a group (20 persons, including those named above)	864,646	6,168,255	176,182	7,209,083	2.32%

*	Beneficially owns less than 1% of our outstanding common stock.

(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for executive officers, shares held in trust for the benefit of the named employee in our Savings and Investment Plan and Employee Stock Ownership Plan as of January 31, 2011.

(2)

This column also includes shares which the person or group has the right to acquire within sixty (60) days of January 31, 2011 as follows: (1) for executive officers, these shares may be acquired upon the exercise of stock options; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and shares accrued under our Deferred Directors’ Fee program as of January 31, 2011. Under our Deferred Directors’ Fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the Deferred Directors’ Fee program.

(3)	Represents unvested shares of restricted stock held by our executive officers and directors.

(4)	Based on 304,870,890 shares of our common stock outstanding as of January 31, 2011 (exclusive of 2,640,998 shares of our common stock held in treasury). Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares.

(5)	Includes 20,400 shares beneficially owned by a trust for which Mr. Lavigne serves as co-trustee and beneficiary and as such has sole voting and dispositive power.

(6)	Includes 51,266 shares beneficially owned by a trust for which Mr. Schaeffer serves as trustee and beneficiary and as such has shared voting and dispositive power.

(7)	Includes 50,400 shares beneficially owned by a trust for which Dr. Boyer and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power.

(8)	Includes 205,429 shares beneficially owned by trusts for which Mr. Pyott serves as co-trustee and beneficiary and as such has shared voting and dispositive power.

(9)	Includes (i) 191,560 shares beneficially owned by the Herbert Family Trust for which Mr. Herbert serves as trustee and beneficiary and as such has sole voting and dispositive power; (ii) 3,400 shares beneficially owned by Ninetta Herbert Living Trust for which Mr. Herbert’s spouse serves as trustee and beneficiary and as such has sole voting and dispositive power; Mr. Herbert disclaims beneficial ownership of these shares; (iii) 5,000 shares beneficially owned by Gavin S. Herbert Trust for which Mr. Herbert serves as income beneficiary and as such has no voting or dispositive power; (iv) 40,000 shares beneficially owned by G. Herbert Inc., an S-corporation Successor Trust for which Mr. Herbert serves as co-trustee and president and as such has sole voting and dispositive power; and (v) 400 shares held directly by Mr. Herbert’s spouse for which Mr. Herbert disclaims beneficial ownership.

(10)	Includes 5,598 shares beneficially owned by a trust for which Mr. Ball serves as co-trustee and beneficiary and as such has shared voting and dispositive power.

Stockholders Holding 5% or More

Except as set forth below, our management knows of no person who is the beneficial owner of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owners	Shares Beneficially Owned	Percent of Class(1)
BlackRock Inc.	19,928,061(2)	6.54%
40 East 52nd Street New York, NY 10022

(1)	Based on 304,870,890 shares of our common stock outstanding as of January 31, 2011 (exclusive of 2,640,998 shares of our common stock held in treasury).

(2)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 3, 2011 by BlackRock, Inc. BlackRock reported that it has sole voting power with respect to 19,928,061 shares and sole dispositive power with respect to 19,928,061 shares. BlackRock is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G).

Equity Compensation Plan Information

The following table summarizes information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	23,938,565	(1)	$51.50	(2)	9,073,630	(3)
Equity compensation plans not approved by security holders	142,051	(4)	$38.82		780,419

Total	24,080,616		$51.46		9,854,049

(1)	Represents 23,781,120 shares to be issued upon exercise of outstanding options and 157,364 shares of common stock subject to outstanding restricted stock units under the Allergan, Inc. 2008 Incentive Award Plan and the Allergan, Inc. 1989 Incentive Compensation Plan.

(2)	Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 157,364 shares of common stock subject to outstanding restricted stock units that become issuable as those units vest and following any applicable deferral, without any cash consideration or other payment required for such shares.

(3)	Represents the number of securities remaining available for issuance under the Allergan, Inc. 2008 Incentive Award Plan. The Allergan, Inc. 2008 Incentive Award Plan superseded the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan and the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan, in each case, as amended from time to time.

The amount shown does not include shares of our common stock available for issuance under the Allergan, Inc. 2011 Incentive Award Plan proposed for approval by our stockholders at our 2011 annual meeting under Item No. 6 on page 23 of this Proxy Statement. If approved, the aggregate number of shares of our common stock available for issuance under the Allergan, Inc. 2011 Incentive Award Plan will be 23,100,000 plus the number of shares outstanding under the Allergan, Inc. 2008 Incentive Award Plan which have not been issued as of the effective date of the 2011 Incentive Award Plan, reduced by 2.46 shares for each share delivered in settlement of any award other than an option, a stock appreciation right, or any other award for which the holder pays the intrinsic value existing as of the date of grant (Full Value Award).

(4)	Represents 67,583 shares credited to the accounts of participants under the Allergan, Inc. Deferred Directors’ Fee Program and 74,468 options outstanding under the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000).

The following compensation plans under which our common stock may be issued upon the exercise of options, warrants and rights have not been approved by our stockholders:

Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000)

The purpose of the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000) (the “SRSOS”) is to enable our wholly-owned subsidiary, now known as Allergan Pharmaceuticals Ireland, to attract, retain and motivate its employees and directors, and to further align its employees’ and full-time directors’ interests with those of our stockholders by providing for or increasing their proprietary interests in us. The SRSOS is not subject to the provisions of the United States Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Code.

The SRSOS authorizes the board of Allergan Pharmaceuticals Ireland to invite eligible employees to apply for a grant of an option to acquire an estimated number of shares of our common stock with the proceeds of a savings account established under a special savings contract with a bank. Employees make monthly contributions to the account and interest in the form of a bonus payment is paid by the bank at the end of the savings period, which is three years from the date of the first monthly contribution. Provided that the option does not lapse, at the end of the savings period, and in special circumstances before that date, each employee may decide whether they wish to use all of their savings and bonus to buy the maximum number of option shares possible, to take all of their savings and bonus in cash and allow the option to lapse, or to choose some combination of the foregoing. The right to choose to buy shares of our common stock lapses six months after completion of each employee’s savings contract, except in special circumstances. All eligible employees may participate in the SRSOS on similar terms. No invitation may be made to an eligible employee after the tenth anniversary of the date that the board of directors of Allergan Pharmaceuticals Ireland adopted the SRSOS. The SRSOS was approved by our board and Allergan Pharmaceuticals Ireland’s board in January 2000. The SRSOS expired in January 2010 and as a result no shares remain available for issuance under this plan.

Allergan Irish Share Participation Scheme

The Allergan Irish Share Participation Scheme (the “ISPS”) enables eligible employees to elect to receive a portion of their bonuses in our common stock. Our eligible employees and eligible employees of our subsidiary, Allergan Pharmaceuticals Ireland, can elect to participate in the ISPS.

Under the terms of the ISPS, an eligible employee is given the opportunity each year to purchase shares of our common stock. An eligible employee who has agreed to participate may invest an amount equal to up to 8% of their salary from his or her bonus and a further 7.5% of their basic salary (total 15.5%) in the ISPS. Upon receipt of a signed “Form of Acceptance and Contract of Participation” from the eligible employee, the trustees of the ISPS will purchase shares of our common stock on behalf of all participants. Shares of our common stock are then allocated to each participant based on the amount of bonus and salary invested by the participant. For a period of two years, the shares of our common stock are held by the trustees on the participant’s behalf. After this two-year time period, the participant may instruct the trustees to sell his or her shares of our common stock or to transfer them into the participant’s own name; however, the participant will lose the benefit of income tax relief. If a participant allows the trustee to hold the shares of our common stock for an additional year, i.e. three years in total, the participant can sell or transfer the shares of our common stock free of income tax. The ISPS was modified and readopted by our board in November 1989 to reflect the effects of the spin-off of us from SmithKline Beckman Corporation in July 1989. Our board has reserved a total of 664,000 shares of our common stock for issuance to ISPS participants. As of December 31, 2010, 601,374 shares of our common stock have been issued under the ISPS and 62,626 shares remain available for issuance.

Allergan, Inc. Deferred Directors’ Fee Program

The purpose of the Allergan, Inc. Deferred Directors’ Fee Program (the “DDF Program”) is to provide non-employee members of our board with a means to defer all or a portion of their retainer and meeting fees received from us until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the DDF Program. The DDF Program initially became effective as of March 1, 1994, was amended and restated effective as of November 15, 1999, was amended and restated effective as of July 30, 2007 and restated effective as of December 1, 2010, such that participants will receive shares of our common stock at the time deferred amounts are paid under the DDF Program. A total of 1,038,012 shares of our common stock have been authorized for issuance to DDF Program participants. As of December 31, 2010, 252,636 shares of our common stock have been issued and participants are entitled to receive an additional 67,583 shares of our common stock under the DDF Program upon termination of their status as director. Excluding the 252,636 shares that participants are entitled to receive under the DDF Program upon termination of their status as director, 717,793 shares remain available for issuance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2010, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

COMPENSATION DISCLOSURE

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses our executive compensation policies and programs and the compensation decisions made in 2010 for our named executive officers, which consist of our Chairman of the Board and Chief Executive Officer, our Executive Vice President, Finance and Business Development, Chief Financial Officer, our three other most highly paid executive officers and our Executive Vice President and President, Europe, Africa, Middle East, as determined under the SEC’s rules.

The Organization and Compensation Committee (the “Compensation Committee”) administers the compensation policies and programs for our senior executives and our equity-based incentive compensation plans. A summary discussion of this year’s activities follows below and in this Compensation Discussion and Analysis report.

Executive Summary

The Compensation Committee evaluates and sets executive compensation consistent with our stated philosophy to provide a compensation package that attracts, motivates and retains executive talent, and delivers rewards for superior performance as well as consequences for underperformance. Specifically, the Compensation Committee’s philosophy is to:

•	provide a total compensation program that is competitive with other companies in the pharmaceutical, biotechnology and medical device industries with which we compete for executive talent;

•

place a significant portion of executive compensation at risk by linking cash incentive compensation to the achievement of pre-established corporate financial performance objectives and other key objectives within the executive’s area of responsibility and by using equity as a key component of our compensation program;

•	provide long-term incentive compensation that focuses executives’ efforts on building stockholder value by aligning their interests with those of our stockholders; and

•	promote stability and retention of our management team.

Consistent with our performance-based philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. These programs include awards that are based on our financial performance and provide compensation in the form of cash, and equity-based incentive awards that are tied to both our short-term and long-term performance. The performance-based bonus program rewards short-term performance; while our equity awards, mainly in the form of nonqualified stock options, coupled with our mandatory stock ownership guidelines, reward long-term performance and align the interests of management with those of our stockholders.

Highlights of our 2010 Executive Compensation Program and Key Decisions

The Compensation Committee reviews our executive compensation program and practices throughout the year. 2010 executive compensation program highlights include:

•

Base Salaries and Target Bonus Opportunities in 2010. Our Chief Executive Officer’s 2010 base salary did not increase from its 2009 level and has remained at the level established in January 2007 at his request. The Compensation Committee generally approved two percent salary increases for our other named executive officers, except that larger increases were approved for our Chief Financial Officer and Executive Vice President, Global Technical Operations in order to bring their base salaries closer to the market median and closer in line with the market positioning of the base salaries of the other executive committee members (which generally consist of our executive officers). For 2010, the Compensation Committee also changed our bonus structure by lowering the bonus funding level from 110% to 100%

of target if the Company achieves all three corporate performance goals under the bonus plan at the target level and approved corresponding increases to the participants’ bonus target opportunities to offset this decrease.

•

Linking Compensation to the Attainment of Performance Goals. We use annual performance-based cash incentive awards to motivate our executives to meet or exceed our company-wide short-term performance objectives. We target the market median for our annual target cash compensation levels, which is intended to provide focus on annual corporate goals without overemphasizing short-term performance. We used the following three performance goals for the 2010 calendar year: (i) adjusted earnings per share, (ii) sales revenue growth and (iii) research and development reinvestment. These goals focus on profitably increasing revenues and maintaining a significant research and development reinvestment rate to fuel our long-term growth. As a result of our achievement of 101.3% of the adjusted earnings per share target, 138.9% of the revenue growth target and 98.5% of the research and development reinvestment target, and in accordance with the bonus structure approved at the beginning of 2010, the bonus payouts under our Executive Bonus Plan to our Chief Executive Officer and our President were approximately 110% of their target bonuses. The bonus pool for our other named executive officers under our Management Bonus Plan was approximately 111.6% of their target bonuses, and bonus payouts for the other named executive officers were then adjusted to reflect business function and individual performance in 2010. To the extent the actual bonuses exceed 100% of bonus targets, they are paid in shares of restricted stock subject to a two year cliff vesting, with accelerated vesting in limited specified circumstances.

•

Using Equity as a Key Component of Compensation. Equity awards serve to align the interests of our executives with those of our stockholders. Therefore, stock options are a key component of our compensation program. Equity awards, mainly in the form of stock options, represented approximately 68% of our named executive officers’ aggregate cash and equity compensation in 2010. Stock options more closely align the interests of our executives with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved, and place a significant portion of compensation at risk if our objectives are not achieved.

While we target the market median for our base salary and annual target cash compensation levels, we target the market 75th percentile for our equity compensation. This positioning places greater emphasis on long-term at-risk pay, alignment with stockholder interests and long-term performance and retention.

•

Eliminating Single-Trigger Acceleration for Equity Awards Granted in 2010 or After. Consistent with best practices, vesting of the nonqualified stock option grants made in 2010 or after will be accelerated upon a change of control only if there is a qualifying termination, or if the acquiring company does not convert the participant’s options to options of the acquiring company with equivalent value. Thus, all 2010 and new stock options granted will require a “double-trigger” before vesting is accelerated in a change of control situation, rather than the “single-trigger” accelerated vesting that was previously in place.

•

Reducing Severance Benefits. Effective January 1, 2011, the Compensation Committee approved revisions to our severance pay program for executive officers that are more consistent with evolving compensation practices and trends regarding severance benefits. The severance pay program applies in event of termination of employment as a result of a reduction in force, mutual resignation or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The revisions to the non-change in control severance pay program include:

•

Reduced cash severance levels for executive committee members by defining severance pay as a percentage of base salary only (instead of total cash compensation) and a severance ceiling of 24 months of base salary for all executive committee members; and

•	Elimination of stock option acceleration and special benefits continuation provisions previously provided to executive committee members with 15 or more years of service.

In addition, the Compensation Committee approved a new change of control severance policy which would apply on a going forward basis to all new hires and promotions. The policy prohibits excise tax gross-ups and benefit enhancements, such as pension credits, in the event of qualifying terminations following a change of control and redefines bonus in the cash severance formula so that it is based on target bonus rather than the average of the two highest bonuses in the past five years.

•

Stock Ownership Policy. In April 2010, the Compensation Committee (i) increased the stock ownership guidelines for our Chief Executive Officer from five times base salary to six times base salary, and (ii) reviewed and re-approved stock ownership guidelines of four times base salary for our President (increased from three times base salary in April 2009), three times base salary for the executive vice presidents and two times base salary for corporate vice presidents. In addition, the Compensation Committee revised the policy by eliminating the use of 50% of the value of vested “in the money” stock options in calculating whether an executive is in compliance with the stock ownership levels, which is more consistent with market practice.

The Compensation Committee’s decisions with respect to 2010 are discussed in more detail under the headings “Approach for Determining Form and Amount of Compensation” and “Components of Compensation.” In addition, the compensation and benefits provided to our named executive officers for the last three fiscal years are set forth in detail in the Summary Compensation Table and other tables that follow this Compensation Discussion and Analysis, and in the footnotes and narrative material that accompany those tables.

Compensation Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. The Compensation Committee has, among other things, taken the following actions:

•	Retained an independent compensation consultant who reports directly to the Compensation Committee and does not provide any other services to management or the Company.

•

Incorporated compensation analytical tools such as market data for all compensation components, tally sheets, compensation history for each executive and walk-away analysis as part of its annual executive compensation review.

•	Implemented clawback provisions for all incentive compensation.

•	Implemented stock ownership guidelines which align our executives’ long-term interests with those of our stockholders and discourage excessive risk-taking.

•	Implemented equity compensation grant procedures that comply with evolving best practices.

•	Implemented an annual process to review our global incentive compensation and benefit programs and assess the risks related to our company-wide compensation structure, policies and programs.

Approach for Determining Form and Amount of Compensation

The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s role and responsibilities, how the executive officer is performing those responsibilities and our current and historical financial performance.

Use of External Consultants

The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties, including providing advice regarding market trends relating to the form and amount of compensation. Frederic W. Cook & Co., Inc. (“Cook & Co.”) was engaged for 2010 as the compensation consultant for the Compensation Committee. The Compensation Committee has taken great care to ensure that the advice provided by its external compensation consultant is objective and unbiased, and has determined that its external compensation consultant should provide only executive compensation consulting services to us, and no other services. Cook & Co. performs no work for us other than its work providing executive compensation consulting services to the Compensation Committee and reports directly to the Compensation Committee through its chairperson. Cook & Co. generally only provides services to company boards of directors and does not provide services to companies or management.

Cook & Co. provides the Compensation Committee with third-party data and analysis, advice and expertise on competitive practices and trends, executive compensation plan design, and proposed compensation forms and levels. For more information on the services provided by the compensation consultant and the compensation consultant’s fees, see the “Corporate Governance – Organization and Compensation Committee” section beginning on page 41 of this Proxy Statement.

Comparison to Market Practices

The Compensation Committee annually compares the levels and elements of compensation that we provide to our named executive officers with the levels and elements of compensation provided to their counterparts in the industry. The Compensation Committee uses this comparison data as a guideline in its review and determination of base salaries, annual performance incentive awards and long-term incentive compensation. We strongly believe in retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide compensation packages to one or more members of our senior executive management that may deviate from the general principle of targeting compensation at specific levels.

The levels and elements of cash compensation that we provide are compared to a “market composite” of data that includes, where available, proxy information for all of the companies in our peer group as well as industry-specific published survey data. The survey data and the peer group company data are complementary to one another. The survey data provides a broader industry-wide component and matches are made based on job and functional responsibility, while the peer group company data provides information regarding companies most directly comparable to us. For its November 2010 market analysis, Cook & Co. generally used a 50/50 blend of peer group and pharmaceutical survey data, except that for our Executive Vice President, Global Technical Operations, only survey data was used because peer group data was not available for this position. The pharmaceutical survey data was collected from the following published compensation surveys: Hewitt 2010 TCM Survey and Towers Watson 2010 U.S. CDB Pharmaceutical Executive Databases. Long-term incentive award guidelines were constructed based solely on the pharmaceutical survey data and general industry data, with each component weighted equally.

The peer group that the Compensation Committee used to compare the levels and elements of compensation that we provided to our named executive officers in 2010 consisted of the following companies:

Peer Group Companies

Company Name	Industry Description	Revenue(1) ($ millions)	Market Capitalization(2) ($ millions)
Johnson & Johnson	Pharmaceuticals	$61,587	$167,200
Abbott Laboratories	Pharmaceuticals	$35,167	$ 71,300
Eli Lilly and Company	Pharmaceuticals	$23,076	$ 40,975
Bristol-Myers Squibb Company	Pharmaceuticals	$19,484	$ 43,605
Amgen Inc.	Biotechnology	$15,053	$ 51,679
Gilead Sciences, Inc.	Biotechnology	$ 7,949	$ 31,061
Stryker Corporation	Health Care Equipment	$ 7,320	$ 23,196
Alcon, Inc.	Health Care Equipment	$ 7,179	$ 49,462
St. Jude Medical, Inc	Biotechnology	$ 5,165	$ 13,820
Biogen Idec Inc.	Biotechnology	$ 4,716	$ 15,628
Genzyme Corporation	Biotechnology	$ 4,051	$ 18,974
Forest Laboratories, Inc.	Pharmaceuticals	$ 4,338	$ 9,454
Celgene Corporation	Biotechnology	$ 3,620	$ 23,297
Cephalon, Inc.	Biotechnology	$ 2,616	$ 4,424
Endo Pharmaceuticals Holdings Inc.	Pharmaceuticals	$ 1,596	$ 4,019
Medicis Pharmaceutical Corporation	Pharmaceuticals	$ 697	$ 1,620

75th Percentile		$16,161	$ 45,069
Median		$ 6,172	$ 23,247
25th Percentile		$ 3,943	$ 12,729

Allergan, Inc.	Pharmaceuticals	$ 4,919	$ 21,685

Source: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

(1)	Revenue reflects the most recent four quarters available as of January 31, 2011.

(2)	Market value as of February 3, 2011.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of the peer group and the criteria used for selection, considering modifications as appropriate. The Compensation Committee has determined that this group of peer companies is representative of our executive talent pool and our product and market profile (pharmaceutical, biotechnology and medical device), appropriate from a market capitalization, operating income and revenue size perspective as well as number of employees and comparable in terms of performance and recognition in the marketplace, measured by growth and total stockholder returns. The peer group used for our market comparisons in 2010 was the same as the peer group used in 2009 except for the removal of Sepracor Inc., as it was acquired in 2009.

Emphasis on Equity Compensation and “At Risk” Compensation

The Compensation Committee sets total compensation in a fashion that ensures a significant percentage of annual compensation will be delivered in the form of equity compensation, rather than cash, and is oriented toward rewarding longer-term performance, as opposed to annual performance, thus promoting alignment with long-term stockholder interests. In addition, the pay mix for our named executive officers is weighted less on guaranteed base salary and more on “at risk” compensation in the form of bonus compensation and, to a greater extent, long-term incentives. While we target the market median for our base salary and annual target cash compensation levels, we target the market 75th percentile for our equity compensation. This 75th percentile positioning places greater emphasis on at-risk pay, alignment with stockholder interests and long-term retention. In determining the 2010 target pay mix for our named executive officers, the Compensation Committee considered the average compensation mix of our peer group companies as reflected in the following graphs.

(1)	Peer group data reflects 2009 salary, target bonus when available (or the three-year average bonus when not available) and all long-term incentive values for the peer group companies’ four next most highly compensated executive officers after their chief executive officers. Peer group data for cash compensation has been updated to July 1, 2011 at a 2.5% annual growth rate.

(2)	Target pay reflects 2010 salary, target bonus and actual stock option and restricted stock grants (based on the awards’ grant date fair value under FASB ASC Topic 718). Our executive committee consists of our named executive officers (except for Mr. Ingram, who was no longer an executive officer as of August 1, 2010), together with Samuel Gesten, our Executive Vice President and General Counsel and Scott Sherman, our Executive Vice President, Human Resources.

(3)	Actual pay reflects 2010 salary, actual bonus and actual stock option and restricted stock grants (based on the awards’ grant date fair value under FASB ASC Topic 718).

Compensation History and Tally Sheets

At least annually, with the help of the compensation consultant, the Compensation Committee reviews each executive’s compensation history for the past three years, including each component of compensation and how it compared to market data. The Compensation Committee also reviews tally sheets setting forth the expected value of annual compensation and benefits for each named executive officer, including base salaries, potential annual cash incentive payouts at minimum and maximum levels, long-term incentive compensation, including the number of stock options and restricted stock awards granted and the fair value at grant, and the annualized cost of other benefits and perquisites. The tally sheets also set forth the accumulated value of benefits and compensation to each named executive officer, including the accumulated value of equity grants, the accumulated value of benefits under our retirement and savings and investment plans and the accumulated value of potential payouts under different separation scenarios, including under our severance and change of control arrangements.

Reviewing tally sheets each year facilitates the Compensation Committee’s evaluation of the reasonableness of the total accumulated value of compensation and benefits provided to each named executive officer. The Compensation Committee also reviews the form of the tally sheets at least annually. For 2010, the tally sheets served as a useful check on total annual compensation for each executive officer and relative compensation among the executive officers, but did not affect any specific decision relating to the named executive officers’ annual compensation. In its 2010 review of the tally sheets, the Compensation Committee determined that the annual compensation amounts for our named executive officers remained consistent with the Compensation Committee’s policies and expectations.

The Role of Our Chief Executive Officer

While the Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our Chief Executive Officer and members of our Human Resources Department routinely participate in this process, as does our external compensation consultant. Our Chief Executive Officer conducts in depth performance reviews of each of the other executive officers and provides a summary of this review to the Compensation Committee. Our Chief Executive Officer also makes recommendations to the Compensation Committee regarding adjustments to base salary, target bonus opportunities and equity awards. Subject to the Compensation Committee’s approval, our Chief Executive Officer also allocates the Management Bonus Plan pool to our business functions based on each function’s results, and approves any adjustments to the other named executive officers’ awards based on his evaluation of their performance. Our Chief Executive Officer’s recommendations are one of several important factors considered by the Compensation Committee in making its determinations.

Internal Pay Equity

Our compensation policies and decisions are made on substantially the same basis for all of our named executive officers and the Compensation Committee did not materially differ in applying these policies to any of our named executive officers, including our Chief Executive Officer.

The range of compensation that can be awarded to any of our employees in a given year, including to any named executive officer, is based upon the employee’s job grade or level. Job grades or levels for employees are determined based upon market data on the compensation of similarly situated employees of our peer group, internal equity (including the executive’s accountability and impact on our operations) and the individual’s experience and level of responsibility.

Components of Compensation

The major compensation elements for our named executive officers are base salaries, annual performance-based bonuses, stock options, restricted stock, retirement benefits, severance benefits, insurance benefits and modest perquisites. In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among each of these key elements of compensation. Each of these elements is an integral part of, and supports, our overall compensation objectives.

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities and, in the case of new-hires, are evaluated at the time of hire.

In setting an executive’s base salary in a particular year, the Compensation Committee takes into account competitive salary practices, the executive’s scope of responsibilities, the results previously achieved by the executive, the executive’s development potential and the executive’s historical base salary level. In order to attract and retain highly qualified executives, base salaries paid to our executive officers are generally targeted at the 50th percentile of the base salaries being paid by the market.

In February 2010, the Compensation Committee approved two percent salary increases for Messrs. Ball and Ingram and Dr. Whitcup, a 10% salary increase for Mr. Edwards and an 18.7% salary increase for Mr. Diradoorian. Mr. Pyott’s 2010 base salary did not increase from its 2009 level and has remained at the level established in January 2007 at his request. The base salary increases for the other named executive officers were based on Company performance, improved market conditions, competitive market data provided by the compensation consultant discussed above and our Chief Executive Officer’s evaluations of the other named executive officers. The larger base salary increases for Messrs. Edwards and Diradoorian were intended to bring their base salaries closer to the market median and closer in line with the market positioning of the base salaries of the other Executive Committee members. At the beginning of each year, the named executive officers identify a number of specific company performance objectives for their areas of responsibility for the year. These company performance objectives and demonstration of essential skills are subject to Mr. Pyott’s review and approval or modification and form the basis for Mr. Pyott’s evaluation of the other executives. The objectives varied considerably in detail and subject matter depending on each executive officer’s area of responsibility. The objectives included, among other things, specific product approvals and development milestones, financial objectives, sales and market share goals, successful completion of acquisitions and financings and regulatory compliance.

The market position of the named executive officers’ 2010 base salaries based on our November 2009 market study are shown in the table below:

Named Executive Officer	2010 Annualized Salary(1)	% of 50th Percentile of Market
David E.I. Pyott	$1,300,000	98%
Chairman of the Board and Chief Executive Officer
Jeffrey L. Edwards	$ 545,000	93%
Executive Vice President, Finance and Business Development, Chief Financial Officer
F. Michael Ball	$ 674,700	109%
President, Allergan
Scott M. Whitcup, M.D.	$ 550,800	91%
Executive Vice President, Research and Development, Chief Scientific Officer
Raymond H. Diradoorian	$ 425,000	86%
Executive Vice President, Global Technical Operations
Douglas S. Ingram	$ 550,800	92%(2)
Executive Vice President, President, Europe, Africa, Middle East (Formerly Chief Administrative Officer and Secretary)

(1)	For all of the named executive officers, represents 2010 base salaries effective as of February 13, 2010.

(2)	The November 2009 market data was based on Mr. Ingram’s former role as our Chief Administrative Officer and Secretary.

Annual Performance-Based Cash Incentive Awards

The primary purpose of our annual performance-based cash incentive awards is to motivate our executives to meet or exceed our company-wide short-term performance objectives. We have two annual bonus programs, each designed to reward management-level employees for their contributions to corporate objectives. Our Chief Executive Officer and our President participate in our Executive Bonus Plan, while our other named executive officers and management employees participate in our Management Bonus Plan. Our Executive Bonus Plan was approved by our stockholders in 2006. Our two annual bonus programs generally have the same structure, as described below.

At the beginning of each year, the Compensation Committee establishes target bonuses for each participant in our Executive Bonus Plan and our Management Bonus Plan after review of the target bonus levels at the 50th percentile of the market, as a percentage of base salary, for that participant’s position and job grade or level. In the beginning of the following year, the Compensation Committee determines the amount of bonuses to be paid out under our Executive Bonus Plan and the size of the bonus pool to be paid to employees participating in our Management Bonus Plan based upon our prior year performance.

Historically, our bonus plans were structured so that amounts payable to employees in excess of 100% of the target bonus were paid in restricted shares (as opposed to cash). Beginning with the 2010 bonus plans, the Compensation Committee determined to simplify the bonus structure by changing payment for above-target performance in cash, except that restricted stock would continue to be issued for above-target performance in the case of executives that are required to own stock under our stock ownership guidelines (currently our Chief Executive Officer, President, executive vice presidents and corporate vice presidents).

Under both plans, our performance is measured by our achievement of three performance objectives established at the beginning of the performance period. The performance objectives are based on our corporate strategies and objectives established as part of our annual operating plan process. For 2010, these performance objectives were as follows: (1) a pre-established target adjusted non-GAAP earnings per share of $3.12 (the “EPS Target”), (2) a pre-established target sales revenue growth in local currency of 5.4% (the “Revenue Target”), and (3) a pre-established target research and development reinvestment rate of 16.0% of annual sales (the “R&D Reinvestment Target”). The Compensation Committee determined that the EPS Target, the Revenue Target and the R&D Reinvestment Target were appropriate performance objectives for the purpose of establishing bonus payments because they focus on profitably increasing our revenues and maintaining a significant research and development reinvestment rate to fuel our long-term growth.

Adjusted earnings per share, the underlying financial measure in the EPS Target performance objective, is not defined under GAAP. We use adjusted EPS for planning and forecasting in future periods the core operating performance of our business. Despite the importance of adjusted EPS in analyzing our business and designing incentive compensation, adjusted EPS has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does not reflect: cash expenditures or future requirements for expenditures relating to restructurings and certain acquisitions, including severance and facility transition costs associated with acquisitions; gains or losses on the disposition of assets associated with restructuring and business exit activities; the tax benefit or tax expense associated with the items indicated; and the impact on earnings of charges resulting from certain matters that we consider not to be indicative of our on-going operations. Although we have historically used the same projected adjusted EPS number reported in our press releases commenting on quarterly and annual results for purposes of establishing the EPS target under our Executive Bonus Plan and our Management Bonus Plan, the Compensation Committee is not required to use the same adjusted EPS number reported in our press releases. For 2011, the Compensation Committee has the discretion to adjust the EPS target under the 2011 Management Bonus Plan for any items of significant income or expense which are determined to be appropriate adjustments.

Under our Management Bonus Plan for 2010, 80% of the targeted aggregate bonus pool funds for achievement of the EPS Target, with an additional 10% of the targeted level funding for achievement of the Revenue Target and 10% of the targeted level funding for achievement of the R&D Reinvestment Target. As a result, 100% of the targeted level would fund upon achieving all three of the pre-established corporate performance objectives. For any bonus to be payable, adjusted EPS had to be greater than $2.97, or approximately 95.2% of the EPS Target. Once this threshold adjusted EPS amount had been reached, the bonus pool would be funded based on linear interpolations for performance above and below the target amounts. A maximum of 146% of the targeted level would fund upon achieving the maximum level of all three of the pre-established corporate performance objectives. The funding level of the bonus pool as determined by our results for each of the three company performance objectives is shown in the table below.

Performance Metric	Bonus Pool Funding at Below Threshold Performance	Bonus Pool Funding at Target Performance(1)	Bonus Pool Funding at Maximum Performance(1)
EPS Target	0% of target pool	80%	96%
Revenue Target	0%	10%	25%
R&D Reinvestment Target	0%	10%	25%

Total	0%	100%	146%

(1)	No funding for the Revenue Target or R&D Reinvestment Target would be made unless adjusted EPS exceeded the threshold of $2.97 or approximately 95.2% of the EPS Target.

Once the aggregate bonus pool under the Management Bonus Plan was established, our Chief Executive Officer allocated the bonus pool to our business functions based on each function’s performance versus defined objectives that contributed to the results in 2010. For instance, an organization, such as Research and Development, that exceeded its defined objectives received a greater share of the bonus pool than a business unit or function that met its defined objectives. This allocation of the bonus pool among our business functions reinforces our pay-for-performance philosophy. The objectives of the business functions are reviewed and approved by our Chief Executive Officer.

Under the Management Bonus Plan, within each business function (including with respect to our named executive officer participants within the Management Bonus Plan), each participant’s bonus could be further modified down to 0% or up to 150% based upon the participant’s evaluation by his or her supervisor. In general, at the beginning of 2010, each participant identified (subject to his or her supervisor’s review and approval or modification) a number of objectives for 2010 and then received a performance evaluation against those objectives as part of the year-end compensation review process by his or her supervisor. For the named executive officers participating in the Management Bonus Plan, these objectives varied considerably in detail and subject matter depending on their areas of responsibility. The objectives were subject to our Chief Executive Officer’s review and approval or modification and form the basis of our Chief Executive Officer’s evaluation of the other executives at the end of the year. The objectives included, among other things, product approvals and development milestones, financial objectives, sales and market share goals, successful integration and completion of acquisitions and financings and regulatory compliance. By accounting for each participant’s performance relative to these pre-established objectives, we are able to differentiate among executives and emphasize the link between an individual’s performance and his or her compensation.

Bonuses payable to our Chief Executive Officer and our President under our Executive Bonus Plan for 2010 were based on the same formula as under our Management Bonus Plan, described above. Like our Management Bonus Plan, 80% of the target bonus was payable for achievement of the EPS Target, with an additional 10% of target bonus payable for achievement of the Revenue Target and 10% of target bonus payable for achievement of the R&D Reinvestment Target. As a result, 100% of the target bonus was payable upon achieving all three of the pre-established target corporate performance objectives. The Compensation Committee, in its discretion, may reduce bonus amounts otherwise payable to the Chief Executive Officer or the President under the Executive Bonus Plan.

2010 Target Bonuses and Payouts. In determining 2010 target bonus amounts, the Compensation Committee compared each named executive officer’s proposed target bonus (based on the achievement of each of the EPS Target, the Revenue Target and the R&D Reinvestment Target) against the 50th percentile of the market.

For 2010, the Compensation Committee changed the bonus structure by adjusting the bonus funding level from 110% to 100% of target if each of our performance measures was achieved at the target level and as a result target bonus opportunities for 2010 were increased to provide a comparable level of target incentives. Our Chief Executive Officer’s target bonus for 2010 was increased from 120% to 130% of his year-end annualized base salary, and our President’s target bonus for 2010 was increased from 70% to 77% of his year-end annualized base salary. The 50th percentile of the market establishes target bonuses at a level of approximately 126% of base salary for our Chief Executive Officer and 77% of base salary for our President. Target bonuses for Messrs. Edwards and Ingram and Dr. Whitcup were set at 72% of their base salaries and the target bonus for Mr. Diradoorian was set at 55% of his base salary. The 50th percentile of the market establishes target bonuses at a level of approximately 60% to 73% of base salaries for similarly situated executives.

The table below illustrates potential bonus payouts to our named executive officers as a percent of base salary if: (i) all three of the pre-established corporate performance objectives were met at the target level and (ii) all three of the pre-established corporate performance objectives were met at the maximum level. For Messrs. Ingram, Edwards and Diradoorian and Dr. Whitcup, the amounts represent potential bonus payouts based solely on company performance, prior to any adjustments for business function or individual performance.

Named Executive Officer	2010 Annualized Salary(1)	Objectives Met at Target Level (Bonus as % of Salary)	Objectives Met at Maximum Level (Bonus as % of Salary)
David E.I. Pyott	$1,300,000	130.0%	190.0%
Chairman of the Board and Chief Executive Officer
F. Michael Ball	$674,700	77.0%	112.0%
President, Allergan
Scott M. Whitcup, M.D.	$550,800	72.0%(2)	105.0%(2)
Executive Vice President, Research and Development, Chief Scientific Officer
Jeffrey L. Edwards	$545,000	72.0%(2)	105.0%(2)
Executive Vice President, Finance and Business Development, Chief Financial Officer
Raymond H. Diradoorian	$425,000	55.0%(2)	80.0%(2)
Executive Vice President, Global Technical Operations
Douglas S. Ingram	$550,800	72.0%(2)	105.0%(2)
Executive Vice President, President, Europe, Africa, Middle East (Formerly Chief Administrative Officer and Secretary)

(1)	Represents 2010 base salaries effective as of February 13, 2010.

(2)	Represents potential bonus payouts based solely on company performance, prior to any adjustments for business function or individual performance. Under our Management Bonus Plan, each participant’s bonus could potentially be modified down to 0% or up to 150% based on his or her individual performance.

As a result of our achievement of 101.3% of the EPS Target, 138.9% of the Revenue Target and 98.5% of the R&D Reinvestment Target, and in accordance with the bonus structure approved at the beginning of 2010, the Compensation Committee approved bonus payouts to Messrs. Pyott and Ball of approximately 110%, in each case, of their target bonuses.

Also in accordance with the bonus structure approved at the beginning of 2010, the Compensation Committee established the 2010 bonus pool for participants in our Management Bonus Plan at approximately 111.6% of targeted bonus funding level resulting in an aggregate bonus pool under the Management Bonus Plan of approximately $45.7 million for approximately 1080 participants. For 2010, our Chief Executive Officer determined that the baseline bonus for employees would be set at 111.6% of their target bonuses and that our business functions (and the executive officers responsible for those business functions) would receive adjustments to the baseline bonus based on each function’s performance separate from our corporate financial performance. The bonus payouts for Messrs. Edwards, Diradoorian and Ingram and Dr. Whitcup were approximately 115%, 110%, 114% and 112%, respectively, of their target bonus. The higher percentages for Dr. Whitcup and Mr. Diradoorian reflected the high performance of the Research and Development and Global Technical Operations functions, respectively.

The actual 2010 cash compensation (salary plus actual annual performance awards) for each of the named executive officers as compared to the 50th percentile of the market based on our November 2010 market study are shown in the table below.

Named Executive Officer	2010 Actual Salary(1)	Actual Bonus	Actual Total Cash Compensation	% of 50th Percentile of Market
David E.I. Pyott	$1,300,000	$1,859,000	$3,159,000	115%
Chairman of the Board and Chief Executive Officer
Jeffrey L. Edwards	$539,230	$431,600	$970,830	93%
Executive Vice President, Finance and Business Development, Chief Financial Officer
F. Michael Ball	$673,176	$571,500	$1,244,676	100%
President, Allergan
Scott M. Whitcup, M.D.	$549,553	$456,100	$1,005,653	99%
Executive Vice President, Research and Development, Chief Scientific Officer
Raymond H. Diradoorian	$417,269	$266,500	$683,769	81%
Executive Vice President, Global Technical Operations
Douglas S. Ingram	$549,555	$444,500	$994,055	105	%(2)
Executive Vice President, President, Europe, Africa, Middle East (Formerly Chief Administrative Officer and Secretary)

(1)	Represents base salary earned during fiscal 2010.

(2)	Based on our November 2009 market study, as Mr. Ingram was no longer an executive officer as of August 2010 and was therefore not included in the consultant’s November 2010 market study. The November 2009 market data was based on Mr. Ingram’s former role as our Chief Administrative Officer and Secretary.

2011 Bonuses under our Executive and Management Bonus Plans. For 2011, the Compensation Committee approved a similar bonus structure to the one used in 2010, except that the Compensation Committee increased Dr. Whitcup’s and Mr. Edward’s target bonus opportunities to 75% of their base salaries and increased Mr. Diradoorian’s target bonus opportunity to 60% of his base salary, in each case, to bring their target bonus opportunities close to the market median.

Long-Term Equity Incentives

Our employees, including our named executive officers, are eligible to participate in our annual award of stock option and restricted stock grants. In addition, our employees are eligible to receive other stock option grants and restricted stock awards throughout the fiscal year in connection with certain events, such as a new hire, retention of a key employee, integration of acquisitions or outstanding performance against certain individual or departmental performance objectives. During 2010, approximately 765 employees, including executive officers, received stock option grants and/or, in limited cases, restricted stock awards in connection with our annual award; and approximately 254 employees, including executive officers, received other option grants and/or, in limited cases, restricted stock awards, primarily relating to new hire grants, exceptional performance, retention or the achievement of research and development milestones. Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serving as a method for motivating and retaining our employees.

For 2010, the Compensation Committee determined that our named executive officers should receive long-term incentive awards in the form of stock options, with a limited pool of restricted stock awards being available for that portion of bonuses to be paid in shares of restricted stock under our Executive Bonus Plan and Management Bonus Plan, and in limited cases for retention. In determining to provide long-term incentive awards mainly in the form of stock options, the Compensation Committee considered the cost and dilution impact, market trends relating to long-term incentive compensation and other relevant factors. The Compensation Committee determined that an award of stock options more closely aligns the interests of the recipient with those of our stockholders because the recipient will only realize a return on the option if our stock price increases over the term of the option. In addition, the Compensation Committee determined that awards of stock options align with our growth strategy and provide significant leverage if our growth objectives are achieved, and place a significant portion of compensation at risk if our objectives are not achieved. This provides an effective balance of risk and reward.

Determining Award Amounts

Toward the beginning of each year, the Compensation Committee considers and approves a set of guidelines for long-term incentive awards for eligible participants based on the participants’ grade level in the organization. The guidelines for each employee grade level are set by the Compensation Committee based on an annual survey of competitive market practices and input from the compensation consultant. The guidelines target the annual grants of long-term incentive awards at each grade level (as a multiple of the base salary midpoint for the grade level) at the approximate 75th percentile of the market, based on the pharmaceutical survey data and general industry data, with each component weighted equally. The purpose of this higher market positioning for equity-based compensation is to provide a total compensation program that maintains a significant amount of at-risk compensation, places greater overall emphasis on long-term performance, encourages retention of key employees and more closely aligns executive compensation with the interests of our stockholders.

In February 2010, the Compensation Committee reviewed its guidelines for long-term incentive awards for eligible participants. The Compensation Committee considered the rate of share usage for proposed equity awards, which for 2010 represented approximately 5.1 million shares, or 1.66% of the common shares outstanding. The Compensation Committee also considered our 2009 rate of share usage of 1.96%, which approximated the 75th percentile of the market, and our three-year (2006-2008) average rate of share usage of 1.55% of the common shares outstanding, which was slightly above the median of the market’s three-year (2006-2008) average rate of 1.52% share usage.

Actual 2010 long-term incentive compensation awards at Messrs. Pyott’s and Ball’s grade levels (as a multiple of the base salary midpoint for the grade levels) were below the 75th percentile of the market, while those for Messrs. Ingram and Edwards and Dr. Whitcup were at the 75th percentile of the market, as shown in the table below. The options granted to the named executive officers corresponded to the 2010 equity grant guidelines for each executive’s grade level, except in the case of Mr. Diradoorian whose award was slightly higher than the grant guideline for his grade level.

Named Executive Officer	Number of Stock Options Granted in 2010	Value of Stock Options Granted in 2010(1)	Actual Multiple (% of Base Salary Midpoint)	Market Data 75th Percentile Multiple (% of Base Salary Midpoint)
David E.I. Pyott	422,400	$8,967,000	735%	750%
Chairman of the Board and Chief Executive Officer
Jeffrey L. Edwards	92,600	$1,966,800	330%	330%
Executive Vice President, Finance and Business Development, Chief Financial Officer
F. Michael Ball	116,600	$2,475,550	385%	420%
President, Allergan
Scott M. Whitcup, M.D.	92,600	$1,966,800	330%	330%
Executive Vice President, Research and Development, Chief Scientific Officer
Raymond H. Diradoorian	55,000	$1,167,650	262%	260%
Executive Vice President, Global Technical Operations
Douglas S. Ingram	92,600	$1,966,800	330%	330	%(2)
Executive Vice President, President, Europe, Africa, Middle East (Formerly Chief Administrative Officer and Secretary)

(1)	The numbers shown in this table, for purposes of determining our market positioning, are based on a Black-Scholes value of $21.23, at a $61.36 exercise price (our average 30 day closing price as of January 22, 2010).

(2)	The market data for Mr. Ingram was based on his former role as our Chief Administrative Officer and Secretary.

In addition to the equity awards granted to our named executive officers in accordance with our 2010 grant guidelines, Mr. Ball received a grant of 10,000 shares of restricted stock on February 22, 2010 in recognition of his performance in fiscal year 2009 and prior years, and to provide him with additional retention incentives.

Equity Grant Policies

Except for new-hire grants, during 2010, options were granted to current executive officers on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on February 1, 2010, with a grant date of February 22, 2010. For the 2010 fiscal year and the current fiscal year, the grant date is 11 trading days after the earnings release for the prior fiscal year. Where awards of bonus amounts payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the target bonus are issued in restricted shares, they are expressed in dollar valuations when approved by the Compensation Committee and the number of shares of restricted stock is determined two trading days after the full year earnings release based on the closing price of our common stock on the grant date. Other awards of stock options and restricted stock are expressed in a number of shares when approved by the Compensation Committee.

Beginning with the 2007 fiscal year, our policy has been that option grant dates for newly hired executive officers and other eligible employees will be two business days after the next quarterly or annual earnings release, as applicable, following the executive officer’s or other eligible employee’s commencement of employment.

Compensation Clawback Policy

The Compensation Committee has adopted a clawback policy, whereby in the case of fraud or other intentional misconduct involving our executive officers or vice presidents that necessitates a restatement of our financial results, we are required to recover any bonus awards or other incentive compensation paid or issued to our executive officers or vice presidents in excess of the amount that would have been paid or issued based on the restated financial results. The Compensation Committee approved this policy after consideration of market practices and to further align the interests of our executive officers and vice presidents with our stockholders.

Stock Ownership Guidelines

Our board has approved a stock ownership policy for our executives. In April 2010, the Compensation Committee (i) increased the stock ownership level for our Chief Executive Officer from five times base salary to six times base salary, and (ii) reviewed and re-approved our stock ownership levels of four times base salary for our President (increased from three times base salary in April 2009), three times base salary for the executive vice presidents and two times base salary for corporate vice presidents. Ownership is determined based on the combined value of the following executive holdings: (1) shares owned outright; (2) restricted shares; (3) shares held in benefit plans; and (4) shares held in family trusts for estate planning purposes.

The Compensation Committee annually reviews our executive officers’ stock ownership status and the timeline for compliance in connection with our annual meeting of stockholders. In April 2010, the Compensation Committee revised the policy by eliminating the use of 50% of the value of vested “in the money” stock options in calculating whether an executive is in compliance with the stock ownership levels, which is closer in line with market practice and determined that executives who are not in compliance with the stock ownership levels must hold 25% of after-tax post-exercise shares upon any stock option exercise event until compliance with his or her respective stock ownership level is reached. As of November 2010, all of our executive officers were in compliance with the policy. Also in April 2010, the Compensation Committee agreed that executives may, in the Compensation Committee’s sole discretion, be granted annual grants of restricted stock or restricted stock units in lieu of (or in addition to) non-qualified stock options to assist with achieving compliance under the new compliance calculation methodology. The Compensation Committee annually reviews our stock ownership guidelines and their consistency with market practices. The tally sheets reviewed by the Compensation Committee also provide information about compliance with the stock ownership guidelines by each named executive officer.

Our board has also approved stock ownership guidelines for directors, which provide that each non-employee director is expected to own our common stock, including phantom shares accrued under our Deferred Directors’ Fee program, equal in value to the number of years the director has served on our board since 1989 multiplied by the annual cash retainer fee for each year served. As of December 31, 2010, all non-employee directors met the stock ownership levels.

Perquisites and Other Benefits

Beginning in 2007, all major perquisite programs, other than a tax and financial planning allowance of $20,000 for our Chief Executive Officer and our President, $9,000 for Mr. Diradoorian and $10,000 for each other named executive officer were eliminated by the Compensation Committee in order to streamline the administration of the program. The Compensation Committee kept the tax and financial planning allowance in order to support effective use of our compensation programs and good financial management. In lieu of the terminated perquisites, the Compensation Committee determined to provide a flat annual perquisite allowance of $20,000 for our Chief Executive Officer, $15,000 for our President, $9,000 for Mr. Diradoorian and $10,000 for each other named executive officer. The perquisite allowance is taxable income to the executives and the Company does not gross-up any taxes on these amounts. The perquisite allowance is payable in equal bi-weekly installments during the course of the year. We offer medical plans, dental plans, vision plans and disability insurance plans, for which executives are charged the same rates as all other employees. We pay 100% of the cost of term life insurance for all eligible U.S. employees as well as the cost of higher coverage levels in place for our executives.

In connection with Mr. Ingram’s appointment to serve as Executive Vice President and President, Europe, Africa, Middle East in August 2010, we provided Mr. Ingram with certain benefits related to his international relocation, including but not limited to relocation allowance, host country housing, payment of private education and related expenses for Mr. Ingram’s dependent children and other expatriate benefits. A description of Mr. Ingram’s relocation benefits can be found beginning on page 71 of this Proxy Statement under footnote 6 to the Summary Compensation Table.

Executive Retirement Plans

We have two supplemental retirement plans for certain employees, including the named executive officers. These plans pay benefits directly to a participant to the extent benefits under our defined benefit retirement plan are limited by Sections 415 and 401(a)(17) of the Code. Payments under our supplemental retirement plans for benefits accrued through December 31, 2004 are in the same form and will be paid at the same time as a participant’s benefits under our pension plan. Payments under our supplemental plans for benefits accrued on or after January 1, 2005 will be paid beginning at the later of age 55 or termination of employment, unless an election was made prior to December 31, 2008 stating a different commencement of the payments; the form of payment for this portion of the accrued benefit will be selected immediately prior to the commencement of the payments.

Under the Allergan, Inc. Executive Deferred Compensation Plan, eligible employees, including the named executive officers, have been permitted to defer receipt of up to 100% of their base salary and bonus; beginning January 1, 2010, eligible employees, including the named executive officers, are permitted to defer receipt of up to 65% of their base salary and bonus. Eligible employees, including the named executive officers, also receive contributions from us for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions under our Savings and Investment Plan and the amount of contributions made to the Savings and Investment Plan on behalf of the participant was limited by the Code. A description of the material terms of these plans can be found beginning on page 78 of this Proxy Statement under the Pension Benefits Table and on page 80 of this Proxy Statement under the Nonqualified Deferred Compensation Table.

Severance and Change of Control Benefits

None of our U.S.-based employees, including our named executive officers, have an employment agreement that provides a specific term of employment with us. Accordingly, the employment of any such employee may be terminated at any time.

Since 1993, a severance pay policy has been in effect for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the executive officer’s years of service, with the greatest benefits payable for executive vice presidents having 15 or more full years of service, and the least benefits for service of less than seven years. The severance policy was designed to further retain executives by providing security that increases over time with the executive’s service to us.

Effective January 1, 2011, the Compensation Committee approved the following revisions to our severance pay program for executive officers consistent with current compensation practices and trends: (i) reduced cash severance levels for executive committee members by defining severance pay as a percentage of base salary only (instead of total cash compensation) and establishing a severance ceiling of 24 months of base salary for all executive committee members, including those with 15 or more years of service; and (ii) eliminated stock option acceleration and special benefits continuation provisions previously provided to executive committee members with 15 or more years of service.

We have entered into change of control agreements with each of our named executive officers and other key employees, which provide for severance and other benefits if their employment is terminated under specified circumstances within two years following a change of control. The payments and benefit levels under the change of control agreements did not influence and were not influenced by other elements of compensation. In 2010, the agreements were amended solely to comply with Section 409A of the Code. Our change of control agreements are designed to help attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change of control. These benefits also allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

In July 2009, the Compensation Committee determined that in light of evolving market practices, for nonqualified stock option and restricted stock grants made in 2010 and thereafter, vesting will be accelerated upon a change of control only if there is qualifying termination, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value. Thus, all 2010 and new stock options and restricted stock awards granted will require a “double-trigger” before vesting may be accelerated, rather than the “single-trigger” that was previously in place.

In addition, in April 2010, the Compensation Committee approved a new change of control severance policy which would apply on the same basis to all new hires and promotions rather than individual agreements. The policy prohibits excise tax gross-ups and benefit enhancements, such as pension credits, in the event of qualifying terminations following a change of control and redefines bonus in the cash severance formula so that it is based on target bonus rather than the average of the two highest years.

A description of the material terms of our change of control agreements and severance pay policy, as well as a description of other benefits provided under our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans and our Executive Bonus Plan and Management Bonus Plan, can be found beginning on page 82 of this Proxy Statement under the Potential Payments Upon Termination or Change of Control Table.

Policies on Deductibility of Compensation

Section 162(m) of the Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the Compensation Committee establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of our common stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 2008 Incentive Award Plan, as approved by our stockholders in March 2008, are intended to meet the criteria of Section 162(m) of the Code.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that is not fully deductible if it determines that such award is consistent with the Compensation Committee’s compensation philosophy and is in our and our stockholders’ best interests, such as time-vested grants of restricted stock, retention bonuses or other grants.

Our Executive Bonus Plan is designed and has generally been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Code.

Tabular Compensation Disclosure

The following tables summarize our named executive officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table summarizes the compensation earned by or paid to our named executive officers in 2010, 2009 and 2008, including salary earned, the aggregate grant date fair value of stock awards and option awards granted to our named executive officers, non-equity incentive plan awards earned by our named executive officers for performance, changes in the actuarial present value of our named executive officers’ accrued aggregate pension benefits and all other compensation paid to our named executive officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table summarizes all grants of plan-based awards made to our named executive officers in 2010, including cash and stock awards made under our Management Bonus Plan and our Executive Bonus Plan. For a discussion of cash and stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2010 performance, see the Summary Compensation Table.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table summarizes the unvested stock awards and all stock options held by our named executive officers as of December 31, 2010, adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. Please note that our named executive officers’ ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement.

4.	Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table summarizes our named executive officers’ option exercises and stock award vesting during 2010.

5.	Pension Benefits Table. The Pension Benefits Table summarizes the actuarial present value of our named executive officers’ accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans and any payments made under those plans to our named executive officers during 2010.

6.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table summarizes the contributions to and account balances under our Executive Deferred Compensation Plan during 2010.

7.	Potential Payments Upon Termination or Change of Control Table. The Potential Payments Upon Termination or Change of Control Table and discussion summarize payments and benefits that would be made to our named executive officers in the event of certain employment terminations and/or a change of control.

8.	Director Compensation Table. The Director Compensation Table summarizes the compensation paid to our non-employee directors during 2010, including cash compensation and the aggregate grant date fair value of stock awards and option awards previously granted to our non-employee directors.

1.  Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2010, 2009 and 2008. Please note that ownership of vested stock awards is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement. Please also note that “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the following table consists of the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and nonqualified deferred compensation earnings that are above-market.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (6)	Total
David E.I. Pyott	2010	$1,300,000	$ 82,427	$8,021,249	$1,690,000	$1,504,274	$ 50,071	$12,648,021
Chairman of the Board and	2009	$1,300,000	$ 0	$8,185,921	$1,560,000	$ 901,857	$ 46,537	$11,994,315
Chief Executive Officer	2008	$1,350,000	$2,592,726	$8,343,910	$1,212,100	$1,054,216	$ 51,229	$14,604,181

Jeffrey L. Edwards	2010	$ 539,230	$ 16,970	$1,758,446	$ 392,400	$ 552,669	$ 30,977	$3,290,692
Executive Vice President,	2009	$ 495,000	$ 0	$2,133,254	$ 321,800	$ 298,747	$ 27,583	$3,276,384
Finance and Business Development,	2008	$ 509,746	$ 115,982	$2,147,031	$ 250,000	$ 338,675	$ 31,167	$3,392,601
Chief Financial Officer

F. Michael Ball	2010	$ 673,176	$ 615,662	$2,214,199	$ 519,500	$ 715,957	$ 24,089	$4,762,583
President, Allergan	2009	$ 661,500	$ 0	$2,346,733	$ 463,100	$ 403,907	$ 37,555	$3,912,795
	2008	$ 683,308	$ 186,189	$2,788,087	$ 324,100	$ 360,487	$ 48,613	$4,390,784
Scott M. Whitcup, M.D.	2010	$ 549,553	$ 7,096	$1,758,446	$ 396,600	$ 367,511	$133,561	$3,212,767
Executive Vice President,	2009	$ 540,000	$ 401,600	$2,002,709	$ 351,000	$ 233,881	$131,531	$3,660,721
Research and Development,	2008	$ 557,135	$ 386,627	$2,147,031	$ 308,900	$ 219,406	$ 33,564	$3,652,663
Chief Scientific Officer

Raymond H. Diradoorian	2010	$ 417,269	$ 18,153	$1,044,434	$ 233,800	$ 582,985	$ 25,336	$2,321,977
Executive Vice President,	2009	$ 357,999	$ 0	$1,104,255	$ 179,000	$ 321,409	$ 23,226	$1,985,889
Global Technical Operations	2008	$ 368,653	$ 69,885	$1,221,060	$ 161,100	$ 240,190	$ 20,601	$2,081,489

Douglas S. Ingram(7)	2010	$ 549,555	$ 18,567	$1,758,446	$ 396,500	$ 452,763	$297,172	$3,473,003
Executive Vice President,	2009	$ 540,000	$ 0	$2,002,709	$ 351,000	$ 210,384	$ 17,637	$3,121,730
President, Europe, Africa, Middle East	2008	$ 556,154	$ 126,619	$2,147,031	$ 272,700	$ 172,482	$ 21,705	$3,296,691
(Formerly Chief Administrative Officer and Secretary)

(1)	The amounts shown include amounts of salary earned but deferred at the election of the named executive officer under the Savings and Investment Plan and the Executive Deferred Compensation Plan. While base salaries were unchanged from 2008 to 2009, there were minor changes to actual salaries due to pay cycle differences between years. Specifically, there was one additional bi-monthly pay cycle in 2008 than in 2009 and 2010. Mr. Pyott’s base salary has been unchanged since January 2007. See footnote 6 below for a description of the Savings and Investment Plan. See the Nonqualified Deferred Compensation Table for a description of the Executive Deferred Compensation Plan.

(2)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values in 2010, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010. Awards payable to our named executive officers under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the participant’s target bonus were paid out in shares of restricted stock that vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date, with accelerated vesting in limited specified circumstances. The amounts shown in the Stock Awards column include the grant date fair value for these restricted stock awards in the year of grant.

(3)	The amounts shown are the grant date fair value of option awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair values in 2010, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(4)	The amounts shown represent the cash portion of the bonus performance awards earned in 2010 and paid in February 2011 under our Executive Bonus Plan for Messrs. Pyott and Ball, and our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the named executive officer’s target bonus were paid in grants of restricted stock that generally vest in full on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date, with accelerated vesting in limited specified circumstances. The amounts shown do not include any portion of the awards paid in grants of restricted stock awards. The grant date fair values of such awards are reflected in the Stock Awards column in the year of grant. Our Management Bonus Plan and our Executive Bonus Plan establish target and maximum bonus payment awards to our named executive officers based upon a percentage of their base salary. For awards earned in 2010, payouts under our Management Bonus Plan and our Executive Bonus Plan were based on attainment of corporate performance objectives as follows: (1) a pre-established target adjusted earnings per share, (2) a pre-established target sales revenue growth, and (3) a pre-established target research and development reinvestment rate. In addition, for any bonus to be payable, 2010 adjusted non-GAAP earnings per share had to be greater than 95.2% of the target adjusted earnings per share. As a result of our achievement of 101.3% of our target adjusted earnings per share, 138.9% of our target sales revenue growth and 98.5% of our target research and development reinvestment rate, and in accordance with the bonus structure approved at the beginning of 2010 under our Executive Bonus Plan and our Management Bonus Plan, the Compensation Committee approved funding the 2010 bonus pool for plan participants at approximately 111.6% of the target bonus pool. See “Grants of Plan-Based Awards” and “Compensation Discussion and Analysis – Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these plans.

(5)	This column includes the annual change in the actuarial present value of the named executive officer’s accrued aggregate pension benefit and the nonqualified deferred compensation earnings that are above-market. The change in the actuarial present value of the accrued pension benefit for 2010 is determined by subtracting the present value of each executive’s accrued benefit as of December 31, 2009 from the present value of their accrued benefits as of December 31, 2010. There were no plan design changes during 2010. The nonqualified deferred compensation earnings represent above-market interest of $17,878 for Mr. Ball accrued under the Executive Deferred Compensation Plan. Interest accrued under the Executive Deferred Compensation Plan during 2010 was at a rate of 5.43%, based on 120% of the ten-year Treasury Note 120 month rolling average determined on October 1 of each year for the following year. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain above-market interest. See “Pension Benefit Table” and “Compensation Discussion and Analysis – Executive Retirement Plans” in this Proxy Statement for a description of this plan.

(6)	For 2010, the amounts shown include our incremental cost for the provision to our named executive officers of certain specified perquisites (as detailed in the table below), contributions by us to the Savings and Investment Plan, the cost of term life insurance and term executive post-retirement life insurance premiums (each as detailed in the table below), buybacks of accrued vacation (generally available to all employees) and the following special items which were unique to the specified named executive officer:

•

In connection with Mr. Ingram’s appointment to serve as Executive Vice President and President, Europe, Africa, Middle East effective August 1, 2010, Allergan entered into a letter agreement with Mr. Ingram, pursuant to which we provided Mr. Ingram with certain benefits related to his expatriate assignment, valued in the aggregate at $277,570 for 2010. Of this amount, $154,638 was for host country housing, $46,459 was a relocation allowance and $25,082 was to pay for the cost of foreign private education for Mr. Ingram’s dependent children. Additional categories of expatriation expenses were payments for temporary housing and living and other miscellaneous assignment-related expenses. Amounts shown include payments made in pound sterling, which have been converted into U.S. dollars at the exchange rates in effect when the payments were made.

•	Prior to becoming an executive officer, on November 9, 2000, Dr. Whitcup entered into a Promissory Note secured by a Deed of Trust (the “Note”) in which he borrowed $300,000, without interest, from us for the purchase of a home. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000, two reductions were made on November 9, 2009 and November 9, 2010 and the remaining reduction will be made on November 9, 2011. On December 31, 2010, the outstanding principal amount of the note was $100,000. Our incremental cost in connection with this loan in 2010 was $100,000. See “Certain Relationships and Related Person Transactions” in this Proxy Statement for additional information regarding this loan.

•	We made nominal payments to Dr. Whitcup for his contributions to the development of patents in line with our policy for patent development.

The table below shows our 2010 incremental cost for the provision of other perquisites to our named executive officers.

Named Executive Officer	Year	Annual Perquisite Payment(1)	Tax and Financial Planning(2)
Mr. Pyott	2010	$20,000	$20,000
Mr. Edwards	2010	$10,000	$ 1,588
Mr. Ball	2010	$15,000	$ 0
Dr. Whitcup	2010	$10,000	$ 4,075
Mr. Diradoorian	2010	$ 9,000	$ 830
Mr. Ingram	2010	$10,000	$ 700

(1)	The annual perquisite amounts were established based on flat annual perquisite payments of $20,000 for our Chief Executive Officer, $15,000 for our President, $9,000 for Mr. Diradoorian and $10,000 for each other named executive officer.

(2)	We provide our named executive officers a tax and financial planning annual allowance of up to $20,000 for our Chief Executive Officer and our President, $9,000 for Mr. Diradoorian and $10,000 for each other named executive officer.

The table below shows our 2010 contributions to the Savings and Investment Plan and the cost of term life insurance and term executive post-retirement life insurance premiums, as follows:

Named Executive Officer	Year	Savings and Investment Plan Contributions	Insurance Premiums(1)
Mr. Pyott	2010	$8,973	$1,098
Mr. Edwards	2010	$8,772	$1,098
Mr. Ball	2010	$7,991	$1,098
Dr. Whitcup	2010	$7,804	$1,098
Mr. Diradoorian	2010	$7,524	$1,098
Mr. Ingram	2010	$7,804	$1,098

(1)	We pay 100% of the cost of term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives. Amounts shown reflect the cost of the premiums for our named executive officers.

Savings and Investment Plan. The Allergan, Inc. Savings and Investment Plan is a defined contribution plan that qualifies as a 401(k) plan under the Code and also features a retirement contribution for eligible employees. The contributions to the plan are made by us for each of the named executive officers on the same terms as are applicable to all other employees. Under the 401(k) feature of the plan, we make a matching contribution to the plan equal to 100% of eligible participants’ before-tax contributions and after-tax contributions up to a specified maximum amount that fluctuates from time to time, subject to Code limits on the maximum amount of pay that may be recognized. The maximum match was three percent at the beginning of 2010 and was increased to four percent beginning with the paycheck on August 13, 2010.

A participant becomes vested in the Allergan matching contribution to the 401(k) after the participant completes three years of service or, if earlier, the participant reaches age 62, becomes permanently and totally disabled or dies, or in the case of an occurrence of a change of control. If a participant’s service terminates before he or she is vested, the participant will forfeit the Allergan match and any earnings thereon. Earnings on amounts contributed to the 401(k) plan are based on participant selection among the investment options selected by the Global Investments & Benefits Subcommittee of our Executive Committee. Participants may select one or more investment options for their own contributions and for matching contributions. No “above-market” crediting rates are offered under either feature of the plan.

(7)	Effective August 1, 2010, Mr. Ingram was appointed to serve as Executive Vice President and President, Europe, Africa, Middle East, and no longer serves as an executive officer.

2.  Grants of Plan-Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2010.

Name	Approval Date	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold($)	Target ($)	Maximum ($)
David E.I. Pyott			$0	$1,690,000	$2,467,400
	2/1/10	2/22/10					422,400	$59.13	$8,021,249	(4)
	2/1/10	2/22/10				1,394			$82,427	(5)
Jeffrey L. Edwards			$0	$392,400	$859,400
	2/1/10	2/22/10					92,600	$59.13	$1,758,446	(4)
	2/1/10	2/22/10				287			$16,970	(5)
F. Michael Ball			$0	$519,500	$758,500
	2/1/10	2/22/10					116,600	$59.13	$2,214,199	(4)
	2/1/10	2/22/10				10,412			$615,662	(5)
Scott M. Whitcup, M.D.			$0	$396,600	$868,500		92,600	$59.13	$1,758,446	(4)
	2/1/10	2/22/10				120			$7,096	(5)
	2/1/10	2/22/10
Raymond H. Diradoorian			$0	$233,800	$512,000
	2/1/10	2/22/10					55,000	$59.13	$1,044,434	(4)
	2/1/10	2/22/10				307			$18,153	(5)
Douglas S. Ingram			$0	$396,500	$868,500
	2/1/10	2/22/10					92,600	$59.13	$1,758,446	(4)
	2/1/10	2/22/10				314			$18,567	(5)

(1)	The option and stock awards shown were approved at a regularly scheduled meeting of the Compensation Committee held on February 1, 2010, prior to our full year earnings release, and the grant date for such awards was February 22, 2010.

(2)

The amounts shown represent the potential value of performance bonus awards earned in 2010 and paid in 2011 under our Executive Bonus Plan for Messrs. Pyott and Ball and under our Management Bonus Plan for all other named executive officers. Awards payable under our Executive Bonus Plan and our Management Bonus Plan in excess of 100% of the named executive officer’s target bonus are payable in grants of restricted stock or restricted stock units that vest in full generally on the second anniversary of the grant date, subject generally to continued employment with us through such vesting date, with accelerated vesting in limited specified circumstances. Accordingly, the amounts shown in the “Target” column reflect the maximum amounts payable in cash under our Executive Bonus Plan and our Management Bonus Plan to the named executive officers. The difference in the value reflected in the “Maximum” column and “Target” column would be payable solely in shares of restricted stock. Awards under the plans to our named executive officers are based on three performance objectives: (1) attainment of a target adjusted earnings per share, (2) attainment of a target sales revenue growth in local currency, and (3) attainment of a target research and development reinvestment rate. For any bonus to be payable under our Management Bonus Plan or our Executive Bonus Plan in 2010, our 2010 adjusted earnings per share had to be greater than the threshold adjusted earnings per share established by the Compensation Committee at the beginning of the year. The bonus payable, once the 95.2% threshold adjusted earnings per share is met, increases in proportion to the amount by which the threshold has been exceeded based on linear interpolations above and below the target amounts. The Compensation Committee established that the bonus pool under our Management Bonus Plan and our Executive Bonus Plan would be funded at 80% of target bonus if we achieved the adjusted earnings per share target, with an additional 10% of target bonus funded for achievement of the revenue target and 10% of target bonus funded for achievement of the research and development reinvestment target. As a result, 100% of the target bonus would be funded upon achieving all three of the pre-established targeted corporate performance objectives. The Compensation Committee also provided that the actual bonus pool payable under our Executive Bonus Plan and our Management Bonus Plan would be from 0% to 146% of the individual’s target bonus opportunity based on our relative attainment of these pre-established performance objectives. Under our Management Bonus Plan, each participant’s bonus could then potentially be modified down to 0% or up to 150% based on individual performance in relation to pre-established objectives. Mr. Pyott’s target bonus for 2010 was 130%, and maximum bonus was 190%, of his year-end annualized base salary; Mr. Ball’s target bonus for 2010 was 77%, and maximum bonus was 112%, of his year-end annualized base salary; Mr. Diradoorian’s target bonus for 2010 was 55%, and maximum bonus was 120%, of his year-end annualized base salary; and all other named executive officers’ target bonuses for 2010 were 72%, and maximum bonuses were up to 158%, of their year-end annualized base salaries. The maximum bonus potential for Messrs. Edwards, Ingram and Diradoorian and Dr. Whitcup, who participate in our Management Bonus Plan, includes the additional potential increase of up to 150% based on individual performance. Similar discretion to increase bonuses based on individual performance is not permitted for Messrs. Pyott and Ball under our Executive Bonus Plan. Actual bonuses are based on our performance against target and are subject to the discretion of the Compensation Committee to reduce the amounts payable. Please also see “Compensation Discussion and Analysis – Annual Performance-Based Cash Incentive Awards” in this Proxy Statement for a more complete description of these bonus plans.

(3)	Amounts represent the number of options that were granted pursuant to the 2008 Incentive Award Plan and have an exercise price per share equal to closing price of our common stock on the NYSE on February 22, 2010, the grant date, in accordance with the terms of the plan.

(4)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under FASB ASC Topic 718. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. For a discussion of valuation assumptions used to determine the grant date fair values in 2010, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(5)	The dollar value of the stock shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the closing price of our common stock on the grant date of $59.13.

3.  Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2010. Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this Proxy Statement. Please also note that certain historical equity award grants have been adjusted, as applicable, to account for our two-for-one stock split that was completed on June 22, 2007. For a discussion of stock awards earned by our named executive officers under our Management Bonus Plan and our Executive Bonus Plan for 2010, see “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
David E.I. Pyott (3)	0	422,400	(4)	$59.13	2/22/20	30,000	(7)	$2,060,100
	133,250	399,750	(5)	$40.16	2/20/19
	410,000	0		$64.47	2/14/18
	290,100	96,700	(6)	$58.55	2/2/17
	450,000	0		$55.98	2/6/16
	452,000	0		$36.15	2/8/15
	500,000	0		$41.24	1/29/14
	119,000	0		$30.13	1/30/13
	566,754	0		$32.40	4/24/12

	2,921,104	918,850

Jeffrey L. Edwards (3)	0	92,600	(4)	$59.13	2/22/20	287	(8)	$19,708
	34,725	104,175	(5)	$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	66,900	22,300	(6)	$58.55	2/2/17
	84,000	0		$55.98	2/6/16
	40,000	0		$36.15	2/8/15
	34,000	0		$41.24	1/29/14

	365,125	219,075

F. Michael Ball (3)	0	116,600	(4)	$59.13	2/22/20	10,000	(7)	$686,700
	0	114,600	(5)	$40.16	2/20/19
	137,000	0		$64.47	2/14/18
	93,150	31,050	(6)	$58.55	2/2/17
	128,000	0		$55.98	2/6/16
	104	0		$32.40	4/24/12

	358,254	262,250

Scott M. Whitcup, M.D. (3)	0	92,600	(4)	$59.13	2/22/20	14,120	(7)(8)	$969,620
	32,600	97,800	(5)	$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	66,900	22,300	(6)	$58.55	2/2/17
	84,000	0		$55.98	2/6/16
	100,000	0		$36.15	2/8/15
	32,000	0		$41.24	1/29/14
	20,800	0		$30.13	1/30/13
	7,500	0		$28.92	1/6/13

	449,300	212,700

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)
Raymond H. Diradoorian (3)	0	55,000	(4)	$59.13	2/22/20	307	(8)	$21,082
	17,975	53,925	(5)	$40.16	2/20/19
	60,000	0		$64.47	2/14/18
	34,500	11,500	(6)	$58.55	2/2/17
	42,000	0		$55.98	2/6/16
	16,200	0		$36.15	2/8/15
	17,000	0		$41.24	1/29/14
	19,800	0		$30.13	1/30/13

	207,475	120,425

Douglas S. Ingram (3)	0	92,600	(4)	$59.13	2/22/20	314	(8)	$21,562
	32,600	97,800	(5)	$40.16	2/20/19
	105,500	0		$64.47	2/14/18
	66,900	22,300	(6)	$58.55	2/2/17
	84,000	0		$55.98	2/6/16
	100,000	0		$36.15	2/8/15
	66,000	0		$41.24	1/29/14
	66,000	0		$30.13	1/30/13

	521,000	212,700

(1)	Ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders” in this Proxy Statement.

(2)	Represents the closing price of a share of our common stock on December 31, 2010 ($68.67) multiplied by the number of shares or units that have not vested.

(3)	The aggregate number of option awards (consisting of both exercisable and unexercisable option awards) held by each of Messrs. Pyott, Edwards, Ball, Diradoorian, Ingram and Dr. Whitcup at December 31, 2010, was 3,839,954; 584,200; 620,504; 327,900; 733,700 and 662,000, respectively.

(4)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 22, 2010, the date of the grant, and have a term of ten years.

(5)	25% of the total option grant vests and becomes exercisable on each of the first, second, third and fourth anniversaries of February 20, 2009, the date of the grant, and have a term of ten years.

(6)	These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of February 2, 2007, the date of the grant, and have a term of ten years.

(7)	Amounts include 30,000 restricted shares of our common stock granted to Mr. Pyott that vest in full on February 14, 2012, the fourth anniversary of the grant date, 10,000 restricted shares of our common stock granted to Mr. Ball that vest in full on February 22, 2014, the fourth anniversary of the grant date, and 10,000 restricted shares of our common stock and 4,000 restricted shares of our common stock granted to Dr. Whitcup that vest in full on February 20, 2013 and February 14, 2012, respectively, the fourth anniversary of the grant date.

(8)	Amounts include 287, 307, 314 and 120 shares granted to Messrs. Edwards, Diradoorian, Ingram and Dr. Whitcup, respectively, on February 22, 2010, which cliff vest in full on February 22, 2012. These shares were awarded under our Management Bonus Plan for 2009 and represent the excess of 100% of the participants’ bonus targets, paid in grants of restricted stock. These stock awards cliff vest in full on the second anniversary of the grant date, subject to continued employment with us through such vesting date. Vesting, however, is accelerated on such date as the participant is eligible for normal retirement (having reached the age of 55 and five years of service) or in the event of termination due to death or permanent disability. Vesting is prorated in the case of a job elimination as a result of a reduction in force based on the length of the participant’s service subsequent to the grant date.

4.  Option Exercises and Stock Vested Table

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David E.I. Pyott	788,458	$30,642,460	1,394	$ 82,427
Jeffrey L. Edwards	85,596	$ 3,106,188	1,799	$106,078
F. Michael Ball	314,200	$10,960,196	3,300	$197,314
Scott M. Whitcup, M.D.	29,632	$ 884,164	1,997	$117,753
Raymond H. Diradoorian	35,706	$ 1,122,557	1,084	$ 63,918
Douglas S. Ingram	95,496	$ 3,261,821	5,964	$346,507

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold net of the exercise price for acquiring shares.
(2)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.

5.  Pension Benefits Table

The following table summarizes the actuarial present value of each of our named executive officer’s accumulated benefits under our defined benefit retirement plan and two supplemental retirement plans as of the December 31, 2010 measurement date and any payments made during the year ended December 31, 2010.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
David E.I. Pyott	Defined Benefit Retirement Plan(1)	13	$ 443,284	$ 0
	Supplemental Executive Benefit Plan(2)	13	$5,989,079	$ 0
	Supplemental Retirement Income Plan(2)	13	$ 0	$ 0

Jeffrey L. Edwards	Defined Benefit Retirement Plan(1)	17.6	$ 410,878	$ 0
	Supplemental Executive Benefit Plan(2)	17.6	$1,379,043	$ 0
	Supplemental Retirement Income Plan(2)	17.6	$ 0	$ 0

F. Michael Ball	Defined Benefit Retirement Plan(1)	15.7	$ 478,900	$ 0
	Supplemental Executive Benefit Plan(2)	15.7	$2,128,368	$ 0
	Supplemental Retirement Income Plan(2)	15.7	$ 0	$ 0

Scott M. Whitcup, M.D.	Defined Benefit Retirement Plan(1)	11	$ 271,858	$ 0
	Supplemental Executive Benefit Plan(2)	11	$ 972,595	$ 0
	Supplemental Retirement Income Plan(2)	11	$ 0	$ 0

Raymond H. Diradoorian	Defined Benefit Retirement Plan(1)	29.5	$ 811,832	$ 0
	Supplemental Executive Benefit Plan(2)	29.5	$1,206,409	$ 0
	Supplemental Retirement Income Plan(2)	29.5	$ 0	$ 0

Douglas S. Ingram	Defined Benefit Retirement Plan(1)	14.8	$ 307,105	$ 0
	Supplemental Executive Benefit Plan(2)	14.8	$1,040,698	$ 0
	Supplemental Retirement Income Plan(2)	14.8	$ 0	$ 0

(1)

Defined Benefit Retirement Plan. Our defined benefit retirement plan, our pension plan, provides pension benefits to U.S. employees, including officers, based upon the average of the employee’s highest 60 consecutive months of eligible earnings and years of service integrated with covered compensation as defined by the Social Security Administration. The annual benefit payable at normal retirement age is as follows: 1.23% of average earnings not in excess of covered compensation times the number of years of service to 35 years, plus 1.73% of average earnings in excess of covered compensation times the number of years of service to 35 years, plus 0.50% of average earnings times service in excess of 35 years.

Eligibility to participate in our pension plan was terminated for employees that joined us after September 30, 2002. The normal retirement age is 65, however unreduced benefits are payable at age 62. Early retirement benefits are available at age 55 with five years of service. Benefits are reduced 6% per year for commencement prior to age 62. A participant is fully vested in his pension benefit after five years of service. Mr. Pyott and Mr. Ball are currently eligible for early retirement because they are over age 55 and have more than five years of service.

Eligible earnings include amounts paid to an employee by Allergan for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the US, holiday pay, overtime earnings and other bonus amounts paid under certain programs.

Lump sums less than $10,000 can either be paid out or rolled over into an eligible retirement plan.

The present value of accumulated benefits is based on a 5.52% discount rate and the RP-2000 Mortality Table, projected to 2020, combined for employees and annuitants, separate for males and females and no collar adjustment. No preretirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the Accumulated Benefit Obligation for accounting purposes. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

(2)	Supplemental Executive Benefit Plan and Supplemental Retirement Income Plan. These plans pay benefits directly to a participant to the extent benefits under our defined benefit pension plan are limited by Sections 401(a)(17) and 415 of the Code, respectively. Supplemental retirement plan payments for benefits earned and vested prior to January 1, 2005 are paid in the same form and at the same time as a participant’s benefits under our pension plan. Supplemental retirement plan payments for benefits earned or vested after December 31, 2004 will be paid in a form of payment and at a future date based on elections made in 2008 in accordance with Section 409A of the Code. There are no benefits that have accrued in the Supplemental Retirement Income Plan for the participants listed in the Pension Benefits Table. The 415 limit is $195,000 for 2010.

Eligible employees under the Supplemental Executive Benefit Plan include employees whose benefits are limited by Section 401(a)(17) of the Code. Eligible employees under the Supplemental Retirement Income Plan include management employees whose benefits are limited by Section 415 of the Code.

The present value of accumulated benefits is based on a 5.47% discount rate and the RP-2000 Mortality Table, projected to 2020, combined for employees and annuitants, separate for males and females and no collar adjustment. No preretirement mortality, retirement or termination have been assumed for the valuation. The value in the Pension Benefits Table does not match the Accumulated Benefit Obligation for accounting purposes. It is intended to represent the present value of the accrued benefit reflecting retirement at age 62, the plan’s earliest retirement date with unreduced benefits.

6.  Nonqualified Deferred Compensation Table

The following table sets forth a summary of contributions to, and account balances under, our Executive Deferred Compensation Plan, as more fully described below, for the year ended December 31, 2010.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2010
David E.I. Pyott	$0	$0	$0	$0	$0
Jeffrey L. Edwards	0	0	0	0	0
F. Michael Ball	0	0	$256,244	0	$3,051,977	(2)
Scott M. Whitcup, M.D.	0	0	$2,003	0	$209,263
Raymond H. Diradoorian	0	0	0	0	0
Douglas S. Ingram	0	0	0	0	0

(1)	The amounts in this column reflect gains by funds in which investments were made under the Executive Deferred Compensation Plan. Amount includes $17,878 of interest for Mr. Ball that accrued under the Executive Deferred Compensation Plan, which amount is reflected and described in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(2)	For Mr. Ball, includes an aggregate amount of $34,296, which amount was reported as compensation in this Proxy Statement for fiscal years 2010, 2009 and 2008.

Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, eligible employees, including our named executive officers, have been permitted to defer receipt of up to 100% of their base salary and bonus; beginning in January 1, 2010, eligible employees, including our named executive officers, are permitted to defer receipt of up to 65% of their base salary and bonus. Eligible employees, including our named executive officers, receive contributions from us, or Employer Match Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, they have contributed the maximum before-tax contributions to our Savings and Investment Plan and if the amount of contributions made to the Executed Deferred Compensation Plan resulted in fewer matching contributions made to the Savings and Investment Plan. Similarly, eligible employees receive company contributions, or Retirement Contribution Restoration Credits, for a given year under the Executive Deferred Compensation Plan if, during that year, the amount of contributions made pursuant to the retirement plan contribution feature of the Savings and Investment Plan was limited by the Code. A participant is deemed 100% vested in the Employer Match Restoration Credits, regardless of the number of years of service with us. A participant becomes vested in the Retirement Contribution Restoration Credits at a rate of 20% for each completed year of service with us or, if earlier, the participant reaches age 62, becomes permanently disabled or dies, or at a change of control. Only employees who were hired prior to October 1, 2002 and who made a one-time irrevocable election to participate in the retirement contribution feature of our 401(k) plan (and forego participation in our pension plan), or who were hired on or after October 1, 2002, are eligible to receive Retirement Contribution Restoration Credits. None of our named executive officers are eligible to receive Retirement Contribution Restoration Credits.

The Executive Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Global Investments & Benefits Subcommittee of our Executive Committee selects investment vehicles, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the Executive Deferred Compensation Plan. The Global Investments & Benefits Subcommittee may add or delete from the fund selection from time to time. In 2010, the plan permitted participants to choose from among thirteen investment funds. The rates of return of the funds for 2010 ranged from 0.06% to 48.44%.

The fund media and their annual rates of return for the calendar year ended December 31, 2010 are contained in the following table.

Name of Investment Option	Rate of Return in 2010
Vanguard Prime Money Market	0.06%
PIMCO Total Return-Inst	8.86%
Dodge & Cox Balanced	12.22%
Dodge & Cox Stock	13.49%
JPMorgan US Equity-R5	11.47%
BlackRock S&P 500 Index	10.71%
Nuveen Winslow Large Cap Growth-I	16.14%
Columbia Marsico Focused Equities-Z	18.85%
TIAA-CREF Instl Small-Cap Blend Index-Instl	26.78%
Wells Fargo Advantage Special Small Cap Value-Inst	48.44%
Times Square Small Cap Growth-Inst	27.30%
American Funds New Perspective-R6	13.11%
American Funds EuroPacific Growth-R6	9.76%

In addition, Mr. Ball receives interest paid by us on amounts deferred prior to January 1, 2000. The company paid interest rate for 2010 was 5.4301%. Executives who commenced participation in the Executive Deferred Compensation Plan after January 1, 2000 are not entitled to obtain this interest. Benefit payments under the Executive Deferred Compensation Plan commence the January following termination of employment for any reason and are payable in 20, 40 or 60 quarterly installments (but a lump sum payment will be made if the total account balance is less than $50,000). In addition, a participant may elect to receive benefit payments while still employed, payable as a lump sum or in 8, 12 or 16 quarterly installments.

7.  Potential Payments Upon Termination or Change of Control Table

Change of Control Agreements. We have entered into agreements with each of our named executive officers and certain other executives that provide certain benefits in the event of a change of control (as defined below). If a change of control had occurred on December 31, 2010, the last business day of fiscal year 2010, the agreements would have covered approximately 142 of our officers and key employees, including each of our named executive officers.

Under these agreements, if, within two years after a change of control, we terminate an executive’s employment other than for cause, death or disability or the executive terminates his or her employment in the case of a material reduction of executive compensation or a material reduction, modification or change of executive duties (each a “qualifying termination”), the executive is entitled to:

•

A cash payment equal to one, two or three (depending on the executive) times (i) such executive’s highest annual salary rate within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable, payable in a lump sum within 30 days after such termination, unless the executive chooses to be paid over a longer period; provided, however, that if the executive’s severance payment under our Severance Pay Plan (described below) would be higher than the foregoing payment, then the executive’s payment would be equal to the amount determined in accordance with the Severance Pay Plan;

•

For an additional one-, two- or three-year period (depending on the executive), payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working;

•

Continuation of all employment benefits for a one-, two- or three-year period (depending on the executive) and outplacement benefits of a type and duration generally provided to employees at the executive’s level;

•	Vesting of all stock options, restricted stock and other incentive compensation awards; and

•

For certain executives, payment of an amount sufficient to offset the effect of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.

Our change in control agreements provide that the payments and benefits listed above may be delayed as necessary to ensure compliance with the requirements of Internal Revenue Code Section 409A.

The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits as of December 31, 2010 were as follows: Messrs. Pyott, Edwards, Ball, Ingram, Diradoorian and Dr. Whitcup, two other executive vice presidents and four corporate vice presidents — three years; 19 senior vice presidents — two years; and 111 other covered key employees — one year.

A “change of control” is generally defined as one of the following: (i) the acquisition by any person of beneficial ownership of 20% or more of our voting stock (unless our board approves the acquisition), or 33% or more of our voting stock (with or without board approval); (ii) certain business combinations involving us; (iii) a stockholder approved disposition of all or substantially all of our assets; or (iv) a change in a majority of the incumbent board members, except for changes in the majority of such members approved by such members, subject to certain exceptions.

“Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our board that are consistent with the scope of the executive’s responsibilities prior to the change of control; (2) dishonesty of the executive that results in material financial loss to us or injury to our reputation; or (3) the executive’s conviction of any felony involving an act of moral turpitude.

We may, in our sole discretion, provide notice of termination of an executive no later than 60 days prior to the expiration of the agreement. If written notice is not provided, the agreement automatically extends for successive 12 month periods beyond its customary two year term.

In April 2010, the Compensation Committee approved a new change of control severance policy which would apply on a going forward basis to all new hires and promotions. The policy prohibits excise tax gross-ups and benefit enhancements, such as pension credits, in the event of qualifying terminations following a change of control and redefines bonus in the cash severance formula so that it is based on target bonus rather than the average of the two highest bonuses in the past five years.

Severance Pay Plan. The Compensation Committee has approved a severance pay plan for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the executive officer is not offered similar employment with the acquiring company. The Compensation Committee approved revisions to our severance pay plan for executive officers effective January 1, 2011 that are more consistent with the evolving compensation practices and trends regarding severance benefits.

Under the original terms of the severance pay plan effective during 2010, the amount of severance pay depended upon the executive officer’s years of service with us. For executive vice presidents having 15 or more full years of service, the severance pay was two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These employees were also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts through the end of the calendar year, continued access to tax and financial planning and a flat annual perquisite allowance over those two years, continued coverage in our life insurance and disability coverage in the two-year period and accelerated vesting of the employees’ stock options and restricted stock. For executive vice presidents having between eight years and 14 full years of service, the severance pay was between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For executive vice presidents having between zero and seven full years of service, the severance pay was between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

The revisions to the severance pay plan effective January 1, 2011 reduced cash severance levels for executive committee members by defining severance pay as a percentage of base salary only (instead of salary plus bonus) and establishing a severance ceiling of 24 months of base salary for all executive committee members, including those with 15 or more years of service. In addition, the revisions eliminated stock option and restricted stock acceleration and special benefits continuation provisions previously provided to executive committee members with 15 or more years of service. Under the terms of the amended severance plan, each participant has the right to receive a cash severance payment in an amount equal to 12 to 24 months (the “Severance Pay Period”) of the participant’s base salary at the time of termination, based upon the participant’s years of credited service at Allergan. In addition, participants are entitled to receive coverage under certain health care benefit plans for the duration of the participant’s Severance Pay Period; provided that such participant pays the required participant contributions for such coverage. Participants are also entitled to receive outplacement counseling services for a period determined by us.

Acceleration of Benefits Under Certain Other Plans. Our 2008 Incentive Award Plan, our 1989 Incentive Compensation Plan, as amended, supplemental retirement plans, as amended, our Management Bonus Plan and our Executive Bonus Plan also contain provisions for the accelerated vesting of benefits to our executives upon a change of control of us (using the same definition of “change of control” as the definition described above under “Change of Control Agreements”). Under our 1989 Incentive Compensation Plan, as amended, which governed option grants made prior to May 2008 and was superseded by our 2008 Incentive Award Plan, vesting of a participant’s options and restricted stock is accelerated in the event of a termination due to death, permanent disability or in the case of a change of control. In the case of a job elimination as a result of a reduction in force or transfer to a new organization outside of us as a result of a divestiture, vesting of a participant’s options is accelerated and vesting of a participant’s restricted stock is prorated based on the length of the participant’s service subsequent to the grant date. Awards under our 2008 Incentive Award Plan, which was approved by our stockholders on May 6, 2008 and supersedes our 1989 Incentive Compensation Plan, as amended, contains similar accelerated vesting provisions in the event of a change of control or a participant’s termination of employment due to death or disability. In addition, awards under our 2008 Incentive Award Plan provide for accelerated vesting upon a participant’s job elimination, but only if he or she executes and does not revoke a general release of claims against us. In July 2009, the Compensation Committee determined that in light of evolving market practices, for nonqualified stock option and restricted stock grants made in 2010 and thereafter, vesting will be accelerated upon a change of control only if the participant’s position is terminated, or if the acquiring company does not convert the awards to awards of the acquiring company with equivalent value. Thus, all 2010 and new stock options and restricted stock awards granted will require a “double-trigger” before vesting may be accelerated, rather than the “single-trigger” that was previously in place.

Under our supplemental retirement plans, in the event of a change of control, each participant will receive a lump sum payment in lieu of accrued benefits under the plans based on a more favorable 3.6% discount rate. Termination under our supplemental retirement plans can be for any reason whatsoever, voluntary or involuntary.

Under our Management Bonus Plan and our Executive Bonus Plan, each as in effect, if a change of control occurs during any year in which a participant is eligible to receive a bonus award under the plan, such bonus award will be prorated to the effective date of the change of control and all performance objectives set by the Compensation Committee will be deemed to be met at the greater of 100% of the performance objective or our actual prorated year-to-date performance. Payment is conditioned upon the recipient continuing to be employed by us or our successor on the effective date of the change of control and will be made within 30 days after the effective date of the change of control. No amounts are shown for these benefits in the table below, as the change of control occurs on the last day of the performance period and thus the payout would be the same as if the change of control had not occurred.

In accordance with the requirements of the SEC, the following table presents our reasonable estimate of the benefits payable to our named executive officers assuming that each of the following events occurred on December 31, 2010, the last business day of fiscal year 2010: (1) a change of control; (2) a change of control and qualifying termination of employment; (3) a job elimination as a result of a reduction in force; (4) a termination as a result of mutual resignation; (5) a termination as a result of a transfer to an organization outside of us as a result of a divestiture; and (6) a termination as a result of death or permanent disability. Amounts shown in the table below represent payouts under the terms of the severance pay policy in effect on December 31, 2010 and do not reflect the reduced benefit levels under the revised severance pay policy effective January 1, 2011. Excluded are benefits previously accrued under our Executive Deferred Compensation Plan, defined benefit retirement plan and two supplemental retirement plans. For information on such accrued benefits, see the Pension Benefits Table and the Nonqualified Deferred Compensation Table in this Proxy Statement. Also excluded are benefits provided to all employees, such as accrued vacation. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, our named executive officers will receive the amounts reflected below.

Name	Trigger	Salary and Bonus(1)	Retirement Benefits(2)	Value of Option Acceleration(3)	Value of Restricted Stock Acceleration(4)	Continuation of Employment Benefits(5)	280G Tax Gross Up(6)	Total Value(7)
David E.I. Pyott	Change of Control	$ 0	$ 0	$16,405,173	$2,060,100	$ 0	$ 0	$18,465,273
	Change of Control and Qualifying Termination	$10,267,200	$2,745,780	$16,405,173	$2,060,100	$233,002	$ 0	$31,711,255
	Job Elimination — Reduction in Force	$ 2,708,333	$ 0	$16,405,173	$1,480,663	$ 31,282	$ 0	$20,625,451
	Mutual Resignation	$ 2,708,333	$ 0	$ 0	$ 0	$ 31,282	$ 0	$ 2,739,615
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$16,405,173	$1,480,663	$ 0	$ 0	$17,885,836
	Death or Disability(9)	$ 0	$ 0	$16,405,173	$2,060,100	$ 0	$ 0	$18,465,273

Jeffrey L. Edwards	Change of Control	$ 0	$ 5,963	$ 4,079,109	$ 19,708	$ 0	$ 0	$ 4,104,780
	Change of Control and Qualifying Termination	$ 2,761,650	$ 706,388	$ 4,079,109	$ 19,708	$171,163	$ 0	$ 7,738,018
	Job Elimination — Reduction in Force	$ 1,841,100	$ 0	$ 4,079,109	$ 8,309	$ 34,334	$ 0	$ 5,962,852
	Mutual Resignation	$ 1,841,100	$ 0	$ 0	$ 0	$ 34,334	$ 0	$ 1,875,434
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 4,079,109	$ 8,309	$ 0	$ 0	$ 4,087,418
	Death or Disability(9)	$ 0	$ 0	$ 4,079,109	$ 19,708	$ 0	$ 0	$ 4,098,817

F. Michael Ball	Change of Control	$ 0	$ 0	$ 4,693,836	$ 686,700	$ 0	$ 0	$ 5,380,536
	Change of Control and Qualifying Termination	$ 3,832,800	$ 934,930	$ 4,693,836	$ 686,700	$217,984	$ 0	$10,366,250
	Job Elimination — Reduction in Force	$ 2,555,200	$ 0	$ 4,693,836	$ 145,443	$ 33,266	$ 0	$ 7,427,745
	Mutual Resignation	$ 2,555,200	$ 0	$ 0	$ 0	$ 33,266	$ 0	$ 2,588,466
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 4,693,836	$ 145,443	$ 0	$ 0	$ 4,839,279
	Death or Disability(9)	$ 0	$ 0	$ 4,693,836	$ 686,700	$ 0	$ 0	$ 5,380,536

Scott M. Whitcup, M.D.(8)	Change of Control	$ 0	$ 0	$ 3,897,358	$ 969,620	$ 0	$ 0	$ 4,866,978
	Change of Control and Qualifying Termination	$ 2,870,700	$ 584,629	$ 3,897,358	$ 969,620	$130,273	$ 0	$ 8,452,580
	Job Elimination — Reduction in Force	$ 1,055,700	$ 0	$ 3,897,358	$ 520,313	$ 10,768	$ 0	$ 5,484,139
	Mutual Resignation	$ 1,055,700	$ 0	$ 0	$ 0	$ 10,768	$ 0	$ 1,066,468
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 3,897,358	$ 520,313	$ 0	$ 0	$ 4,417,671
	Death or Disability(9)	$ 0	$ 0	$ 3,897,358	$ 969,620	$ 0	$ 0	$ 4,866,978

Raymond H. Diradoorian	Change of Control	$ 0	$ 0	$ 2,178,482	$ 21,082	$ 0	$ 0	$ 2,199,564
	Change of Control and Qualifying Termination	$ 1,927,650	$ 752,918	$ 2,178,482	$ 21,082	$167,488	$1,163,067	$ 6,210,687
	Job Elimination — Reduction in Force	$ 1,285,100	$ 0	$ 2,178,482	$ 8,927	$ 33,266	$ 0	$ 3,505,775
	Mutual Resignation	$ 1,285,100	$ 0	$ 0	$ 0	$ 33,266	$ 0	$ 1,318,366
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 2,178,482	$ 8,927	$ 0	$ 0	$ 2,187,409
	Death or Disability(9)	$ 0	$ 0	$ 2,178,482	$ 21,082	$ 0	$ 0	$ 2,199,564

Douglas S. Ingram	Change of Control	$ 0	$ 38,078	$ 3,897,358	$ 21,562	$ 0	$ 0	$ 3,956,998
	Change of Control and Qualifying Termination	$ 2,859,900	$ 591,259	$ 3,897,358	$ 21,562	$171,527	$ 0	$ 7,541,606
	Job Elimination — Reduction in Force	$ 1,193,400	$ 0	$ 3,897,358	$ 9,133	$ 33,690	$ 0	$ 5,133,581
	Mutual Resignation	$ 1,193,400	$ 0	$ 0	$ 0	$ 33,690	$ 0	$ 1,227,090
	Transfer to an Organization Outside of Allergan as a Result of a Divestiture	$ 0	$ 0	$ 3,897,358	$ 9,133	$ 0	$ 0	$ 3,906,491
	Death or Disability(9)	$ 0	$ 0	$ 3,897,358	$ 21,562	$ 0	$ 0	$ 3,918,920

(1)

In the case of a change of control and qualifying termination, represents three-times the sum of (i) the highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under our Management Bonus Plan or our Executive Bonus Plan, as applicable. In the case of a termination of employment under the terms of our severance pay plan in effect on December 31, 2010, represents, for our executive officers having from 10 up to 14 full years of service (i.e., Messrs. Pyott and Ingram and Dr. Whitcup), between 23 and 26 months of base salary, and for our executive officer with 15 or more full years of service (Messrs. Edwards, Ball and Diradoorian), two times the highest annual salary in the last five year period plus two times the average of the two highest bonuses in the last five year period.

(2)	In the case of a change of control and a change of control and a qualifying termination, represents the present value of the incremental non-qualified pension benefit payable based on a 3.6% discount rate and the mortality table defined in Section 1.430(h)(3) of the Code. This table is based on the RP-2000 sex-distinct table that reflects projected mortality improvements 15 years into the future from the valuation date for nonannuitants and seven years into the future for annuitants. In the case of a change of control and qualifying termination, also represents the present value of payments equal to our retirement contributions (not including matching contributions) to the Savings and Investment Plan and the Retirement Contribution Restoration Credits to the Executive Deferred Compensation Plan that would have been received if the executive had continued working for an additional three-year period (reflecting the executive’s benefits multiple).

(3)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested stock options based on the spread between the closing price of our common stock on December 31, 2010 and the exercise price of the stock options. In the event of a change of control, amounts include the acceleration of 2010 options that accelerate upon change in control if they are not assumed or substituted.

(4)	Represents the aggregate value of the acceleration of vesting of the participant’s unvested restricted stock based on the closing price of our common stock on December 31, 2010. In the event of a change of control, amounts include the acceleration of 2010 restricted stock awards that accelerate upon change in control if they are not assumed or substituted.

(5)	In the case of a change of control and qualifying termination, represents the estimated payments for continued medical, dental, vision and life insurance coverage, access to tax and financial planning and a flat annual perquisite allowance, each for a period of three years after termination of employment. In the case of a termination of employment under our severance pay plan in effect on December 31, 2010, represents medical, dental and vision coverage during the severance pay period.

(6)	Represents payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Code or any comparable provision of state law.

(7)	Excludes the value to the executive of a continued right to indemnification by us and continued coverage under our directors’ and officers’ liability insurance (if applicable).

(8)	Excludes amounts borrowed from us prior to becoming an executive officer, on November 9, 2000, which may offset any severance payable if Dr. Whitcup is terminated with or without cause. See “Certain Relationships and Related Person Transactions” in this Proxy Statement for additional information.

(9)	Our named executive officers each receive life insurance proceeds of $1.5 million upon death, which amounts have been excluded from the table. We pay the premiums for term life insurance for all eligible employees as well as the cost of higher coverage levels in place for our executives.

8.  Director Compensation Table

The following table summarizes the cash compensation paid to our non-employee directors for the year ended December 31, 2010, as well as the aggregate grant date fair value for stock options and stock awards granted in 2010 to our non-employee directors. Please note that ownership of vested stock by our non-employee directors is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	Other Compensation(5)	Total
Herbert W. Boyer, Ph.D.	$120,000	$ 0	$185,120	$3,085	$ 308,205
Deborah Dunsire, M.D.	$ 64,000	$ 0	$185,120	$ 833	$ 249,953
Michael R. Gallagher	$ 70,000	$892,512	$185,120	$3,197	$1,150,829
Gavin S. Herbert	$ 59,000	$892,512	$185,120	$ 0	$1,136,632
Dawn Hudson	$ 71,000	$892,512	$185,120	$ 0	$1,148,632
Robert A. Ingram	$ 74,000	$ 0	$185,120	$1,180	$ 260,300
Trevor M. Jones, Ph.D.	$ 64,000	$ 0	$185,120	$ 846	$ 249,966
Louis J. Lavigne, Jr.	$ 65,000	$ 0	$185,120	$ 0	$ 250,120
Russell T. Ray	$ 92,000	$ 0	$185,120	$ 0	$ 277,120
Stephen J. Ryan, M.D.	$ 77,000	$892,512	$185,120	$ 850	$1,155,482
Leonard D. Schaeffer	$ 75,000	$ 0	$185,120	$3,155	$ 263,275

(1)	In 2010, each non-employee director received an annual retainer of $40,000 for services as a director (which amount has been increased to $60,000 for 2011), except that Dr. Boyer, the Vice Chairman of the Board, received an annual retainer of $100,000, reflecting the Vice Chairman’s critical role in assuring effective corporate governance and in managing the affairs of our board including: (1) presiding over executive sessions of our board and over board meetings when the Chairman of the Board is not in attendance; (2) consulting with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership; (3) meeting informally with other outside directors between board meetings to assure free and open communication within the group of outside directors; (4) assisting the Chairman of the Board in preparing our board agenda so that the agenda includes items requested by non-management members of our board; (5) administering the annual board evaluation and reporting the results to the Corporate Governance Committee; and (6) assuming other responsibilities that the non-management directors might designate from time to time.

The following table shows the amount of the retainer and meeting fees paid in 2010 that the directors deferred under our Deferred Directors’ Fee program as well as the phantom shares held by the directors under our Deferred Directors’ Fee program at December 31, 2010.

Director	2010 Deferred Fees	Phantom Shares held at December 31, 2010
Herbert W. Boyer, Ph.D.	$70,000	15,878
Deborah Dunsire, M.D.	$64,000	4,580
Michael R. Gallagher	$70,000	16,456
Gavin S. Herbert	$ 0	0
Dawn Hudson	$ 0	0
Robert A. Ingram	$74,000	6,284
Trevor M. Jones, Ph.D.	$12,800	4,318
Louis J. Lavigne, Jr.	$ 0	0
Russell T. Ray	$ 0	0
Stephen J. Ryan, M.D.	$ 0	4,260
Leonard D. Schaeffer	$ 0	15,806

The chairperson of each board committee received a $2,500 quarterly retainer fee for committee meetings presided over in 2010, except that the chairperson of the Audit and Finance Committee received a $5,000 quarterly retainer fee for regular committee meetings presided over in 2010. In addition, all non-employee directors, including our board committee chairs, received $2,000 for each board meeting attended in 2010 and an additional $1,000 for each board committee meeting attended in 2010 (which amount for committee meetings has been increased to $1,500 for 2011).

(2)	The amounts shown are the grant date fair value of restricted stock granted in fiscal year 2010, as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010.

Under our 2008 Incentive Award Plan, which was approved by our stockholders at our 2008 annual meeting and which supersedes our 1989 Incentive Compensation Plan, as amended, each non-employee director who is elected, re-elected or appointed to our board during the term of such plan automatically is granted an award of 14,400 shares of restricted stock. In the event that an individual’s initial appointment or election to be a non-employee director occurs at any time other than an annual meeting at which members of the class of directors to which such individual becomes a member are standing for re-election, such individual instead automatically receives a restricted stock award covering 14,400 shares less 4,800 shares for each calendar year ended since the last annual meeting at which members of the class of directors to which such individual is elected were standing for re-election. The restrictions on the restricted stock lapse at a rate of 4,800 shares of common stock per year on the earlier to occur of each anniversary of the grant date of the restricted stock award or the annual meeting of stockholders held during such calendar year at which one or more members of our board are standing for re-election, subject to continued service on our board through that date. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or permanent and total disability, the shares not then vested are returned to us without payment of any consideration to the director. Under our 2008 Incentive Award Plan, 14,400 shares of restricted stock were granted to each of Messrs. Gallagher and Herbert, Ms. Hudson and Dr. Ryan on April 29, 2010, the date of our 2010 annual meeting.

(3)	The amounts shown are the grant date fair value of stock options granted in fiscal year 2010, as prescribed under FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Employee Stock Plans, to our Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2010.

Under our 2008 Incentive Award Plan, which was approved by our stockholders at our 2008 annual meeting and which supersedes our 2003 Non-employee Director Equity Incentive Plan, as amended, each non-employee director is automatically granted options covering 11,400 shares on the date of each regular annual meeting of stockholders at which directors are to be elected, which, subject to accelerated vesting upon death or total disability, vest in full on the earlier of (i) the first anniversary of the grant date of such option or (ii) the date of the next annual meeting of stockholders at which directors are to be elected following the grant of the option. No option granted under our 2003 Non-employee Director Equity Incentive Plan, as amended, or under our 2008 Incentive Award Plan may be exercised after the first to occur of: (1) three months after voluntary resignation or removal for cause; (2) 12 months after termination of service as director for any other reason; or (3) ten years from the date of grant.

(4)	The table below shows the aggregate numbers of unvested stock awards and option awards outstanding for each non-employee director as of December 31, 2010.

Director	Unvested Stock Awards	Vested and Unvested Option Awards
Herbert W. Boyer, Ph.D.	9,600	69,600
Deborah Dunsire, M.D.	4,800	45,600
Michael R. Gallagher	14,400	69,600
Gavin S. Herbert	14,400	54,600
Dawn Hudson	14,400	34,200
Robert A. Ingram	9,600	59,600
Trevor M. Jones, Ph.D.	4,800	59,600
Louis J. Lavigne, Jr.	4,800	54,600
Russell T. Ray	9,600	69,600
Stephen J. Ryan, M.D.	14,400	69,600
Leonard D. Schaeffer	4,800	59,600

Please note that ownership of vested shares of stock is set forth under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in this Proxy Statement.

(5)	Under our Deferred Directors’ Fee program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in our common stock, such that on the date of deferral the director is credited with a number of phantom shares of our common stock equal to the amount of fees deferred divided by the market price of a share of our common stock as of the date of deferral. Upon termination of the director’s service on our board, the director will receive shares of our common stock equal to the number of phantom shares of our common stock credited to such director under the Deferred Directors’ Fee program. The amounts shown represent dividend equivalents earned on the phantom shares during 2010.

In addition to the foregoing, we reimburse our non-employee directors for the costs of attending up to two continuing education programs for directors per year. We do not believe these to be perquisites as the directors are expected to attend such programs and continuing education programs are integrally and directly related to their service as our directors.

Compensation Risk Management

In January 2011, Cook & Co. assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with Cook & Co.’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, as presented by Cook & Co., including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•

effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	stock grant guidelines, stock ownership guidelines, an incentive plan clawback policy, and independent Compensation Committee oversight of our compensation policies and practices.

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Organization and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2010 Annual Report on Form 10-K and in this Proxy Statement for the 2011 annual meeting of stockholders.

ORGANIZATION AND COMPENSATION

COMMITTEE,

Leonard D. Schaeffer, Chairperson

Michael R. Gallagher

Dawn Hudson

Robert A. Ingram

Russell T. Ray

AUDIT AND FINANCE COMMITTEE REPORT

Our Audit and Finance Committee issued the following report for inclusion in this Proxy Statement in connection with the 2011 annual meeting of stockholders.

1.	The Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2010 with management of Allergan and with Allergan’s independent registered public accounting firm, Ernst & Young LLP.

2.	The Audit and Finance Committee has discussed with Ernst & Young LLP those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

3.	The Audit and Finance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit and Finance Committee concerning the accountant’s independence, and has discussed with Ernst & Young LLP its independence from Allergan and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2010 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

AUDIT AND FINANCE COMMITTEE,

Russell T. Ray, Chairperson

Michael R. Gallagher

Dawn Hudson

Louis J. Lavigne, Jr.

Stephen J. Ryan, M.D.

.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The charter of the Audit and Finance Committee requires that it review and discuss with management and our independent registered public accounting firm any material related party transactions involving terms that differ from those that would typically be negotiated with independent parties. In connection with this requirement, all related party transactions (transactions involving our directors and executive officers or their immediate family members) are disclosed to our Audit and Finance Committee and our board at least annually. We are not aware of any transactions between us and any stockholder owning five percent or greater of our outstanding common stock but if any such transaction were to arise, it would, pursuant to the terms of the Audit and Finance Committee’s charter, be reviewed by that committee. In addition, transactions involving our directors are disclosed and reviewed by our Corporate Governance Committee in its assessment of our directors’ independence. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually. The Audit and Finance Committee intends to approve only those related party transactions that are in the best interests of our stockholders.

Prior to becoming an executive officer, on November 9, 2000, Dr. Scott Whitcup, our Executive Vice President, Research and Development, Chief Scientific Officer, entered into a Promissory Note secured by a Deed of Trust (the “Note”) in which he borrowed $300,000, without interest, from us for the purchase of a home, which was subsequently amended on January 8, 2003. Dr. Whitcup must repay the Note if he is terminated with or without cause or if he sells or transfers his residence in California. If Dr. Whitcup remains employed and has not sold or otherwise conveyed the property, we will forgive the Note in three equal reductions of $100,000, two of which were made on November 9, 2009 and November 9, 2010, respectively, and the remaining reduction will be made on November 9, 2011. The balance of the Note on December 31, 2010 was $100,000.

ANNUAL REPORT

Our 2010 Annual Report to Stockholders, which includes our 2010 Annual Report on Form 10-K, accompanies the proxy materials being provided to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2010 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER BUSINESS

Stockholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2011 Proxy Statement, a stockholder’s proposal must be received by us no later than November     , 2011 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for Annual Meeting

Our Amended and Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our Proxy Statement. Our Amended and Restated Bylaws expand upon and supplement the advance notice provisions in our Amended and Restated Certificate of Incorporation. Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to our Secretary. To be timely, written notice must be received by our Secretary not less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by our Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure.

Any notice to our Secretary must include as to each matter that the stockholder proposes to bring before the meeting: (i) the name and record address of the stockholder proposing such business or other stockholders supporting such proposal; (ii) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders supporting such proposal on the date of such stockholder notice; (iii) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Amended and Restated Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of such stockholder or the beneficial owner, if any, on whose behalf the proposal is made; and (iv) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies from stockholders in support of such proposal. The foregoing notice requirements will be deemed satisfied by a stockholder with respect to business other than a director nomination if the stockholder has notified us of the stockholder’s intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under Exchange Act, and such stockholder’s proposal has been included in the proxy statement that we have prepared to solicit proxies at such annual meeting.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2012 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Amended and Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, a stockholder’s notice to our Secretary concerning the nomination of persons for election as directors must set forth: (i) the name and record address of the stockholder proposing the nomination or other stockholders supporting such nomination; (ii) the name, age, business address, residence address and principal occupation or employment of the proposed nominee; (iii) the class and number of shares of our stock that are beneficially owned by the proposed nominee; (iv) the class and number of shares of our stock that are beneficially owned by the stockholder on the date of such stockholder notice; (v) as to each person whom the stockholder proposes to nominate for election as a director, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (vi) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, or any others acting in concert with any of the foregoing, (b) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of our stock, (c) a representation that the stockholder is a holder of record of shares of our stock entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination, and (d) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding stock required to elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such nomination; and (vii) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

In the alternative, stockholders can at any time recommend for consideration by our Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this Proxy Statement under the heading “Corporate Governance – Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Corporate Governance Committee, c/o Allergan, Inc., Attn: Secretary, P.O. Box 19534, Irvine, CA 92623. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Corporate Governance Committee or such other member of the Corporate Governance Committee delegated to review and consider candidates for director nominees.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit and Finance Committee Report and the Report of the Organization and Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Matthew J. Maletta

Vice President,

Associate General Counsel and Secretary

Irvine, California

March     , 2011

Annex A

ALLERGAN, INC.

2011 EXECUTIVE BONUS PLAN

The Allergan, Inc. 2011 Executive Bonus Plan (the “Plan”) is designed to motivate and reward certain executive officers of Allergan, Inc. (the “Company”) to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives.

The Board of Directors of the Company (the “Board”) adopted this Plan, effective with respect to bonus awards for Plan Years beginning on or after January 1, 2011, subject to approval of the Plan by the stockholders of the Company.

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1 -    Base Compensation. “Base Compensation” of a Participant for a Plan Year shall mean the Participant’s regular base salary, excluding moving expenses, bonus pay and other payments which are not considered part of regular base salary, paid during such Plan Year.

Section 1.2 -    Change in Control. “Change in Control” shall have the meaning given to such term in the Incentive Compensation Plan.

Section 1.3 -    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.4 -    Committee. “Committee” shall mean the Organization and Compensation Committee of the Board, or such other committee as may be appointed by the Board consisting solely of two or more Directors, each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Code.

Section 1.5 -    Common Stock. “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

Section 1.6 -    Director. “Director” shall mean a member of the Board.

Section 1.7 -    Eligible Individual. “Eligible Individual” shall mean the Company’s Chief Executive Officer, the Company’s President and each Executive Vice President of the Company.

Section 1.8 -    Fair Market Value. “Fair Market Value” shall have the meaning given to such term in the Incentive Compensation Plan.

Section 1.9 -    Incentive Compensation Plan. “Incentive Compensation Plan” shall mean the Allergan, Inc. 2008 Incentive Award Plan, as amended, restated, modified, supplemented or superseded.

Section 1.10 -    Paid Leave of Absence. “Paid Leave of Absence” shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.

Section 1.11 -    Participant. “Participant” shall mean any Eligible Individual selected by the Committee to receive a bonus award under the Plan with respect to a Plan Year.

Section 1.12 -    Plan Year. Each “Plan Year” shall run from January 1st through December 31st.

ARTICLE II.

BONUS AWARDS

Section 2.1 -    Participants; Bonus Awards. The Committee, in its discretion, may grant bonus awards under the Plan with regard to any given Plan Year to one or more of the Eligible Individuals. At the time a bonus award is granted pursuant to this Section 2.1, the Committee shall specify a bonus amount to be paid upon the achievement of the performance goals established in accordance Section 2.2, which bonus amount may be a specific dollar amount, or a specified percentage of the Participant’s Base Compensation for a Plan Year, subject to Section 2.4.

Section 2.2 -    Performance Goals. For each Plan Year with regard to which one or more Eligible Individuals is selected by the Committee to receive a bonus award under the Plan, the Committee shall establish in writing one or more objectively determinable performance goals for such bonus award, based upon one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to the results of a peer group:

•	revenue;

•	sales;

•	cash flow;

•	earnings per share of Common Stock (including earnings before any one or more of the following: (i) interest, (ii) taxes, (iii) depreciation, and (iv) amortization);

•	return on equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	cost reductions or savings;

•	research and development expenses (including research and development expenses as a percentage of sales or revenues);

•	working capital; and

•	market share.

Depending on the performance criteria used to establish such performance goals, the performance goals may be expressed in terms of overall Company performance or the performance of a division or business unit. The Committee, in its discretion, may specify different performance goals for each bonus award granted under the Plan. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of determining whether and to what extent the specified performance goal has been achieved for the Plan Year; provided, however, that, subject to Section 2.3, the achievement of each performance criteria shall be determined in accordance with United States generally accepted accounting principles (“GAAP”) to the extent applicable.

Section 2.3 -    Adjustments to Performance Components. For each bonus award granted under the Plan, the Committee, in its discretion, may, at the time of grant, specify in the bonus award that one or more objectively determinable adjustments shall be made to one or more of the performance goals established under Section 2.2. Such adjustments may include or exclude one or more of the following:

•	items that are extraordinary or unusual in nature or infrequent in occurrence;

•	items related to a change in accounting principle;

•	items related to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by the Company during the Plan Year;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP; and

•	any other items of significant income or expense which are determined to be appropriate adjustments.

The amount of any adjustment made pursuant to this Section 2.3 shall be determined in accordance with GAAP.

Section 2.4 -    Award Limit. The maximum aggregate amount of all bonus awards granted to a Participant under this Plan with regard to any Plan Year shall not exceed $5,000,000. For purposes of this Section 2.4, bonus award payments made in shares of Common Stock shall count against aggregate bonus award limit based upon the Fair Market Value of such shares on the date the bonus award payment is made.

Section 2.5 -    Other Incentive Awards. The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.

ARTICLE III.

PAYMENT OF BONUS AWARD

Section 3.1 -    Form of Payment. Each Participant’s bonus award may be paid, at the option of the Committee, in cash, or in Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units), or in any combination of cash and Common Stock or right to receive Common Stock (such as restricted stock or restricted stock units). Bonus award payments made in Common Stock shall be made in accordance with the provisions of the Incentive Compensation Plan (or a successor thereto, as applicable).

Section 3.2 -    Certification; Timing of Payment. Prior to the distribution of any bonus award payment, the Committee shall certify in writing the level of performance attained by the Company (relative to the applicable performance goals determined pursuant to Section 2.2 (including any adjustments under Section 2.3)) for the Plan Year to which such bonus award relates. Bonus award payments will be made during the Plan Year immediately following the Plan Year with respect to which any such bonus award was earned following the review and certification of bonus award payments by the Committee.

Section 3.3 -    Negative Discretion. The Committee, in its discretion, may reduce or eliminate the bonus amount otherwise payable to any Participant under a bonus award.

Section 3.4 -    Terminations. Except as provided in Section 3.5, if a Participant’s employment with the Company is terminated for any reason other than death or disability prior to payment of any bonus award payment, all of the Participant’s rights under the Plan shall terminate and the Participant shall not have any right to receive any further payments with respect to any bonus award granted under the Plan. The Committee, in its discretion, may determine what portion, if any, of the Participant’s bonus award under the Plan should be paid if the Participant’s employment has been terminated by reason of death or disability.

Section 3.5 -    Change in Control. If a Change in Control occurs after the close of a Plan Year, a Participant’s bonus award will be paid based on performance in relation to the specified performance goals. If a Change in Control occurs during the Plan Year, the Participant will be paid a bonus prorated to the effective date of the Change in Control and all performance goals will be deemed to be met at the greater of 100% of the performance goal or the actual prorated year-to-date performance. Notwithstanding anything to the contrary in Section 3.2, the payment of a bonus pursuant to this Section 3.5 shall be paid within 30 days of the effective date of the Change in Control. The Participant must be employed by the Company or its successor on the effective date of the Change in Control in order to receive a bonus payment pursuant to this Section 3.5.

ARTICLE IV.

SECTION 162(M) OF THE CODE

Section 4.1 -    Qualified Performance Based Compensation. The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and the treasury regulations thereunder and may take such actions as it may deem necessary to ensure that such bonus award will so qualify.

Section 4.2 -    Performance Goals.

(a)    The Committee may, in its discretion, establish the specific performance goal or goals under Section 2.2 that must be achieved in order for a Participant to become eligible to receive a bonus award payment (including any specific adjustments to be made under Section 2.3). The performance goals (including any adjustments) shall be established in writing by the Committee; provided, however, that the achievement of such goals shall be substantially uncertain at the time such goals are established in writing.

(b)    With respect to any bonus award which the Committee determines should qualify as performance-based compensation, the applicable performance goals described in Section 2.2 (including any adjustments to be made under Section 2.3) shall be established in writing no later than the ninetieth day following the commencement of the period of service to which the performance goals relate; provided, however, that in no event shall the performance goals be established after 25% of the period of service (as scheduled in good faith at the time the performance goals are established) has elapsed.

ARTICLE V.

ADMINISTRATION

Section 5.1 -    Committee.

(a)    The Committee shall consist solely of two or more Directors appointed by and holding office at the pleasure of the Board, each of whom constitutes an “outside director” within the meaning of Section 162(m)(4)(C) of the Code and the treasury regulations thereunder.

(b)    Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 5.2 -    Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee.

Section 5.3 -    Determinations of the Committee or the Board. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any bonus award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

Section 5.4 -    Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in office. The Committee may act either by majority vote at a meeting or by a memorandum or other written instrument signed by all of the members of the Committee.

ARTICLE VI.

OTHER PROVISIONS

Section 6.1 -    Amendment, Suspension or Termination of the Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board or the Committee may modify the performance goals (or adjustments) applicable to any outstanding bonus award, to the extent such modification would cause the bonus award to fail to qualify as performance-based compensation.

Section 6.2 -    Effective Date. This Plan shall be effective upon approval by the Board (the “Plan Effective Date”), subject to stockholder approval. The Committee may grant bonus awards under the Plan at any time on or after the Plan Effective Date.

Section 6.3 -    Approval of Plan by Stockholders. This Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in 2011. In the event that this Plan is not so approved, this Plan shall cease to be effective and no payment shall be made with respect to any bonus award granted under the Plan.

Section 6.4 -    Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with a bonus award granted under this Plan.

Annex B

ALLERGAN, INC. 2011 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Allergan, Inc. 2011 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Allergan, Inc. (the “Company”) by linking the individual interests of the members of the Board and Employees to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board and Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The Plan succeeds the Allergan, Inc. 1989 Incentive Compensation Plan, the Allergan, Inc. 2001 Premium Priced Stock Option Plan, the Allergan, Inc. Employee Recognition Stock Award Plan, the Allergan, Inc. 2003 Nonemployee Director Equity Incentive Plan and the Allergan, Inc. 2008 Incentive Award Plan, in each case, as amended from time to time. This Plan constitutes an amendment and restatement of the Allergan, Inc. 2008 Incentive Award Plan (the “2008 Plan”).

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1        “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the administration of the Plan with respect to Awards granted to Non-Employee Directors, the term “Administrator” shall refer to the Corporate Governance Committee of the Board. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless and until the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2        “Affiliate” shall mean (a) Subsidiary; (b) any entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary, and (c) any other entity in which the Company has an ownership interest.

2.3        “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4        “Automatic Restricted Stock Unit Award” shall have the meaning set forth in Section 9.9(b).

2.5        “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance-Based Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award, a Performance Bonus Award, a Performance Share award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6        “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7        “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.8        “Board” shall mean the Board of Directors of the Company.

2.9        “Change in Control” shall mean and include each of the following:

(a)        Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”), becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act or any successor rule (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Company’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board; or

(b)        Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be considered as though such person were a member of the Incumbent Board of the Company; or

(c)        The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

(i)        A merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Company or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company’s voting securities immediately before such merger, consolidation or reorganization, and

(ii)        A merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d)        The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the preceding provisions of this Section 2.9, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 2.9 is (i) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (ii) the Company or any Affiliate or (iii) an employee stock ownership plan or other employee benefit plan maintained by the Company or any Affiliate that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Section 2.9, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 2.9 becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the grant or issuance of securities pursuant to an award (e.g., stock option grant, restricted stock award, restricted stock unit award) granted by the Company or through a stock dividend or stock split), then a Change in Control shall occur.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

2.10        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.11        “Committee” shall mean the Organization and Compensation Committee of the Board, the Corporate Governance Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

2.12        “Common Stock” shall mean the common stock of the Company, par value $0.01 per share, and such other securities that may be substituted for Common Stock pursuant to Section 14.2.

2.13        “Company” shall have the meaning set forth in Article 1.

2.14        “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15        “Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.

2.16        “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.

2.17        “Director” shall mean a member of the Board, as constituted from time to time, or as applicable, a member of the board of directors of a Subsidiary.

2.18        “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.19        “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20        “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.21        “Eligible Individual” shall mean any person who is an Employee or a Non-Employee Director, as determined by the Committee.

2.22        “Employee” shall mean any officer or other employee of the Company or of any Affiliate.

2.23        “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.24        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25        “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)        If the Common Stock is traded on any established stock exchange, the closing price of a Share as reported in The Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred;

(b)        If the Common Stock is not traded on an established stock exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or

(c)        If the Common Stock is not traded on an established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator acting in good faith.

2.26        “Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Affiliate).

2.27        “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.28        “Holder” shall mean a person who has been granted an Award.

2.29        “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.30        “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31        “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.32        “Normal Retirement Eligibility Date” shall mean, with respect to any Holder, the later of (a) the date on which such Holder attains age 55 and (b) the date such Holder completes five years of continuous employment with the Company or any of its Affiliates.

2.33        “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors shall only be Non-Qualified Stock Options.

2.34        “Option Term” shall have the meaning set forth in Section 6.4.

2.35        “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.36        “Performance-Based Award” shall mean an Award other than an Option or Stock Appreciation Right granted pursuant to Article 6 or 11, but which is subject to the terms and conditions set forth in Article 5. All Performance-Based Awards are intended to qualify as Performance-Based Compensation.

2.37        “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.38        “Performance Bonus Award” has the meaning set forth in Section 10.6.

2.39        “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)        The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) operating earnings or net earnings (either before or after any one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses or any other expenses or interest); (iii) income or net income (either before or after taxes); (iv) adjusted net income; (v) operating income or net operating income; (vi) operating profit or net operating profit; (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) return on equity; (ix) return on capital; (x) return on stockholders’ equity; (xi) return on assets or net assets; (xii) total stockholder return; (xiii) return on sales; (xiv) gross or net profit or operating margin; (xv) costs; (xvi) funds from operations; (xvii) expenses; (xviii) working capital; (xix) earnings per share; (xx) adjusted earnings per share; (xxi) price per Share; (xxii) regulatory body approval for commercialization of a product; (xxiii) implementation or completion of critical projects; (xxiv) market share; (xxv) economic value; (xxvi) economic value-added; (xxvii) cost reductions or savings; (xxviii) research and development expenses (including research and development expenses as a percentage of sales or revenues); (xxix) productivity; (xxx) operating efficiency and (xxxi) customer satisfaction; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Holder.

(b)        The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions, including costs incurred to effect an acquisition, integration and transition costs, and adjustments to estimated contingent consideration and pre-acquisition contingencies; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws and discrete income tax adjustments related to previously filed income tax returns; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items related to changes in foreign exchange rates; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.40        “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.41        “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.42        “Performance Share” shall mean a right granted to a Participant pursuant to Section 10.1 to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Administrator.

2.43        “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

2.44        “Plan” shall have the meaning set forth in Article 1.

2.45        “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.46        “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.47        “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.48        “Securities Act” shall mean the Securities Act of 1933, as amended.

2.49        “Shares” shall mean shares of Common Stock.

2.50        “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.

2.51        “Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.

2.52        “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, in each case, awarded under Section 10.3, and made in lieu of all or any portion of any earned bonus or other compensation; provided, that the intrinsic value of the Stock Payment award on the date of grant shall not exceed the amount of compensation forgone.

2.53        “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.54        “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.55        “Termination of Service” shall mean:

(a)        As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b)        As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1        Number of Shares.

(a)        Subject to Section 14.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of (i) 23,650,000 and (ii) any Shares which as of the Effective Date are available for issuance under the 2008 Plan as previously approved by the Company’s stockholders; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 2.46 shares for each Share delivered in settlement of any Full Value Award.

(b)        If any Shares subject to an Award that is not a Full Value Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. To the extent that a Full Value Award is forfeited or expires or such Full Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by 2.46 Shares subject to such Full Value Award that is forfeited, expired or settled in cash. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)        Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2        Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market in management’s sole discretion in compliance with the Plan and applicable law.

3.3        Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 1,500,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any calendar year with respect to one or more Performance-Based Awards (including, without limitation, all Performance Bonus Awards) payable in cash shall be $5,000,000. For purposes of this Section 3.3, each Share subject to an Award (including a Full Value Award) shall be counted as one share against the Award Limit.

3.4        Full Value Award Vesting Limitations.

(a)        Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, (a) the Administrator may provide that such vesting restrictions may lapse or be waived upon the Holder’s death, disability or retirement and (b) Full Value Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 3.1(a) may be granted to any one or more Holders without respect to such minimum vesting provisions.

(b)        Following the grant of an Award, the Administrator, in its discretion and on whatever terms and conditions it selects, may provide that the period during which an Award vests or becomes exercisable will accelerate, in whole or in part, in connection with a Change in Control or a Holder’s Termination of Service by reason of the Holder’s retirement, death or disability. In addition, the Administrator may accelerate the vesting or exercisability of an aggregate number of Shares not to exceed 5% of the maximum aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan at any time and for any reason. Except as permitted under this Section 3.4(b), the Administrator shall not exercise any discretion to accelerate the vesting or exercisability of any Award after the grant date of such Award. Nothing in this Section 3.4(b) shall be construed to limit or restrict the Administrator’s authority to establish the terms of an Award at the time of grant, including the events or conditions upon which the vesting or exercisability of an Award may accelerate.

ARTICLE 4.

GRANTING OF AWARDS

4.1        Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2        Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof, including the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3        Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4        At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5        Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees or Non-Employee Directors, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6        Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS

PERFORMANCE-BASED COMPENSATION

5.1        Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards, if applicable.

5.2        Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3        Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock that has restrictions which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance-Based Awards described in Article 10 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4        Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.5        Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6        Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1        Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2        Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

6.3        Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4        Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term, except as required otherwise by foreign law with respect to any subplan. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.5        Option Vesting.

(a)        The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.

(b)        No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

6.6        Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.7        Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1        Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

7.2        Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)        A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)        Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)        In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)        Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.

7.3        Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

AWARD OF RESTRICTED STOCK

8.1        Award of Restricted Stock.

(a)        The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)        The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2        Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

8.3        Restrictions. Subject to Section 3.4, all shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4        Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5        Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

8.6        Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

AWARD OF RESTRICTED STOCK UNITS

9.1        Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2        Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3        Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.4        Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

9.5        Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6        Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

9.7        No Rights as a Stockholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

9.8        Dividend Equivalents. Subject to Section 10.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

9.9        Automatic Grant of Restricted Stock Units to Non-Employee Directors.

(a)        Subject to adjustment pursuant to Section 14.2 or by the Administrator from time to time, any individual who serves as a Non-Employee Director prior to calendar year 2013 shall receive Awards of Restricted Stock Units as follows (“Transition Restricted Stock Unit Awards”):

(i)        if such Non-Employee Director was granted an Automatic Restricted Stock Award (as defined in the 2008 Plan) under the 2008 Plan covering 14,400 Shares of Restricted Stock at the annual stockholder meeting in 2008, he or she shall be granted an Award of 4,800 Restricted Stock Units in each of 2011 and 2012; and

(ii)        if such Non-Employee Director was granted an Automatic Restricted Stock Award under the 2008 Plan covering 14,400 Shares of Restricted Stock at the annual stockholder meeting in 2009, he or she shall be granted an Award of 4,800 Restricted Stock Units in 2012; and

(iii)        if such Non-Employee Director is newly elected or appointed as a Non-Employee Director for the first time at the annual stockholder meeting in 2011, he or she shall be granted an Award of 4,800 Restricted Stock Units in each of 2011 and 2012; and

(iv)        if such Non-Employee Director is newly elected or appointed as a Non-Employee Director for the first time after the annual stockholder meeting in 2011 and prior to the annual stockholder meeting in 2012, he or she shall be granted an Award of 4,800 Restricted Stock Units in 2012 which shall be fully vested on the date of grant, and an additional Award of 4,800 Restricted Stock Units in 2012 which shall vest according to Section 9.9(c); and

(v)        If such Non-Employee Director is newly elected or appointed as a Non-Employee Director for the first time at the annual stockholder meeting in 2012, he or she shall be granted an Award of 4,800 Restricted Stock Units in 2012; and

(vi)        if such Non-Employee Director is newly elected or appointed as a Non-Employee Director for the first time after the annual stockholder meeting in 2012 and prior to the annual stockholder meeting in 2013, he or she shall be granted an Award of 4,800 Restricted Stock Units in 2013 which shall be fully vested on the date of grant.

(b)        Each Transition Restricted Stock Unit Award shall be made on the date of the first regular annual meeting of stockholders of the Company to occur in 2011 or 2012, as the case may be, at which one or more members of the Board are standing for re-election; provided, the recipient continues to serve as a member of the Board as of such date.

(c)        Subject to the Non-Employee Director’s continued status as a director of the Company, and except as otherwise specified above, such Non-Employee Director’s Transition Restricted Stock Unit Awards shall vest in full upon the earlier to occur of (i) the first anniversary of the grant date of such Award or (ii) the annual meeting held during the calendar year following the grant of such Award at which one or more members of the Board are standing for re-election. In no event shall a Non-Employee Director vest in any Transition Restricted Stock Unit Awards following his or her termination of service as a Director of the Company, except as may otherwise be provided in the Award Agreement, subject to Section 3.4(b). In the event that a Non-Employee Director’s service as a director of the Company terminates by reason of such Non-Employee Director’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), as of the date of such termination of service, such Non-Employee Director’s Transition Restricted Stock Unit Awards shall vest in full.

(d)        Notwithstanding anything to the contrary in this Section 9.9, the grant of Transition Restricted Stock Unit Awards to be made on the date of the annual meeting at which the Plan is submitted for stockholder approval will be delayed, if necessary, until the later of the date upon which (i) the Company has in place an effective registration statement on Form S-8 and (ii) the Company has received notification from the New York Stock Exchange that the Shares available for issuance under the Plan have been approved for listing.

(e)        The Board shall determine in its discretion the automatic annual Awards that shall be granted to any individual who is elected, re-elected or appointed as a Non-Employee Director at or after the annual stockholder meeting in 2013, and shall amend the Plan or adopt a program for such Awards pursuant to the Plan.

ARTICLE 10.

AWARD OF PERFORMANCE SHARE AWARDS, DIVIDEND EQUIVALENTS,

STOCK PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS,

PERFORMANCE BONUS AWARDS

10.1        Performance Share Awards. The Administrator is authorized to grant Performance Share awards to any Eligible Individual and to determine whether such Performance Share awards shall be Performance-Based Compensation. Performance Share awards shall be denominated in a number of Shares or in unit equivalents of Shares and/or units of value including the dollar value of Shares. The value of Performance Share awards may be linked to any one or more of the Performance Criteria or other specific criteria, including service to the Company or any Affiliate, determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Holder.

10.2        Dividend Equivalents.

(a)        The Administrator is authorized to grant Dividend Equivalents to any Eligible Individual based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b)        Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

10.3        Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

10.4        Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator, subject to Section 3.4. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.5        Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.6        Performance Bonus Awards. The Administrator is authorized to grant one or more Performance Bonus Awards to Eligible Individuals in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. Awards granted under this Section 10.6 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator, subject to Section 3.4. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 5.

10.7        Term. The term of a Performance-Based Award, Performance Bonus Award, Performance Share award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.

10.8        Purchase Price. The Administrator may establish the purchase price, if any, of a Performance-Based Award, Performance Bonus Award or Performance Share award, shares distributed as a Stock Payment award, shares of Deferred Stock or shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

10.9        Termination of Service. A Performance-Based Award, Performance Bonus Award, Performance Share award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee or Director, as applicable. The Administrator, however, in its sole discretion may provide that the Performance-Based Award, Performance Bonus Award, Performance Share award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service, subject to Section 3.4(b).

ARTICLE 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1        Grant of Stock Appreciation Rights.

(a)        The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)        A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)        Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

11.2        Stock Appreciation Right Vesting.

(a)        The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)        No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

11.3        Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)        A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)        Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on Share certificates and issuing stop-transfer notices to agents and registrars; and

(c)        In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator.

11.4        Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

11.5        Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1        Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2        Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or such other withholding rates for federal, state, local and foreign income tax and payroll/employment tax purposes that are applicable to such taxable income and that have been determined by the Administrator to avoid adverse accounting consequences. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code and applicable foreign tax regulations, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

12.3        Transferability of Awards.

(a)        Except as otherwise provided in Section 12.3(b):

(i)        No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)        No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)        During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)        Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c)        Notwithstanding Section 12.3(a), if provided in the applicable Award Agreement, a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4        Conditions to Issuance of Shares.

(a)        Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)        All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)        The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)        No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e)        Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).1

12.5        Prohibition on Repricing. Subject to Section 14.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

12.6        Acceleration Upon Qualifying Terminations of Service Due to Death or Disability. Notwithstanding anything to the contrary in Section 3.4, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Holder, in the event of a Holder’s Termination of Service by reason of such Holder’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), then such Holder’s Awards shall become fully vested and exercisable (if applicable) and all forfeiture restrictions applicable to such Awards shall lapse immediately prior to the Holder’s Termination of Service.

ARTICLE 13.

ADMINISTRATION

13.1        Administrator. Except as otherwise permitted herein, the Corporate Governance Committee of the Board (or another committee or a subcommittee of the Board assuming the functions of such committee under the Plan) shall administer the Plan with respect to Awards granted to Non-Employee Directors and the Organization and Compensation Committee of the Board (or another committee or a subcommittee of the Board assuming the functions of such committee under the Plan) shall administer the Plan with respect to all other Awards (except as otherwise permitted herein). The Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership

[1]	Add at the discretion of the Company, if they are not delivering certificates, but rather use a book entry system.

set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. The Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2        Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to (a) matters relating to Awards granted to Non-Employee Directors and (b) matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3        Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4        Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)        Designate Eligible Individuals to receive Awards;

(b)        Determine the type or types of Awards to be granted to each Eligible Individual;

(c)        Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)        Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)        Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)        Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)        Decide all other matters that must be determined in connection with an Award;

(h)        Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)        Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)        Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)        Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Sections 3.4 and 14.2(d); provided, however, that the Administrator shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards.

13.5        Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6        Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1        Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

14.2        Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)        In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s Common Stock or the share price of the Company’s Common Stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 9.9; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b)        In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)        To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)        To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)        To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)        To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v)        To provide that the Award cannot vest, be exercised or become payable after such event.

(c)        In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i)        The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)        The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d)        The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company, including with respect to the treatment of the Award in connection with a Change in Control, that are not inconsistent with the provisions of the Plan.

(e)        With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f)        The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g)        No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h)        In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

(i)        Except as expressly provided in the Plan, no Holder shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

14.3        Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. If such approval has not been obtained at the end of said twelve (12) month period, the 2008 Plan shall continue according to its terms as in effect immediately prior to the adoption of this amendment and restatement of the 2008 Plan.

14.4        No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

14.5        Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.6        Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees or Directors of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.7        Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.8        Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.9        Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.10        Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

14.11        No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.12        Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.13        Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.14        Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.15        Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

*  *  *  *  *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Allergan, Inc. on                  , 201    .

*  *  *  *  *

I hereby certify that the foregoing Plan was approved by the stockholders of Allergan, Inc. on                  , 201    .

Executed on this              day of             , 201    .

Corporate Secretary

Annex C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLERGAN, INC.

ALLERGAN, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.        The Corporation was originally incorporated on April 14, 1977, under the name of ALLERGAN PHARMACEUTICALS, INC. Pursuant to a Certificate of Amendment filed on September 26, 1986, the name of the Corporation was changed and now is ALLERGAN, INC.

2.        Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

3.        This Certificate of Incorporation amends and restates in its entirety the Corporation’s Amended and Restated Certificate of Incorporation filed on ~~May 22, 1989,~~April 30, 2010, as heretofore amended, to read as follows:

ARTICLE 1.        Name

The name of the Corporation is Allergan, Inc.

ARTICLE 2.        Registered Office

The address of the registered office of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE 3.        Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as may be amended from time to time. The Corporation shall have perpetual existence.

ARTICLE 4.        Authorized Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is 505,000,000, to be divided into (a) 500,000,000 shares of Common Stock, par value $.01 per share and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share.

The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in series with such voting powers and such designations, preferences and relative, participating, optional or other special rights as designated by the Board of Directors in the resolution providing for the issue of such series. Shares of Preferred Stock of any one series shall be identical in all respects.

ARTICLE 5.        Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE 6.        ~~Classified Board~~Election of Directors

The number of directors that shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation. ~~The directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, with the directors in each class to hold office until their successors are elected and qualified. Each member of the Board of Directors in the first class of directors shall hold office until the annual meeting of stockholders in 2011, each member of the Board of Directors in the second class of directors shall hold office until the annual meeting of stockholders in 2012 and each member of the Board of Directors in the third class of directors shall hold office until the annual meeting of stockholders in 2013.~~ At each annual meeting of stockholders of the Corporation~~, the successors to the class of directors whose term shall then expire shall be elected to hold office for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to~~ commencing at the annual meeting of stockholders next following the 2011 annual meeting of stockholders, all directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, by such stockholders having the right to vote on such election. The term of each director serving as of and immediately following the date of the 2011 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereof~~, and such directors so elected shall not be divided into classes pursuant to this unless expressly provided by such terms~~.

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE 7.        Removal of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office by the stockholders at any annual or special meeting of stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, ~~but only for~~with or without cause, by the affirmative vote of at least a majority of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

ARTICLE 8.        Board of Directors Vacancies

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. ~~Any~~The term of any director elected in accordance with the preceding sentence shall ~~hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been~~expire at the next annual meeting of the stockholders following such director’s election. Each such director shall hold office until his or her successor is duly elected and qualified~~.~~ or until his or her prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE 9.        No Stockholder Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

ARTICLE 10.        Special Meetings of the Stockholders

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE 11.        Annual Meetings of Stockholders

At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (a) by, or at the direction of, a majority of the directors, or (b) by any stockholder of the Corporation who complies with the notice procedures set forth in this Article 11. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the ~~c~~Corporation not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of this Article 11. If the presiding officer determines that a stockholder proposal was not made in accordance with the terms of this Article 11, he shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

ARTICLE 12.        Stockholder Nomination of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors.

Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article 12. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of the stockholder and (ii) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation.

The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 12. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 12, he shall so declare at the annual meeting and any such defective nomination shall be disregarded.

ARTICLE 13.        Limitation of Director Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the ~~c~~Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

ARTICLE 14.        Indemnification

(a)        Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b) hereof, the Corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article 14 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “expense advancement”); provided, however, that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under this Article 14 or otherwise; and provided, further, that no expense advancement shall be paid by the Corporation if independent legal counsel shall advise the Board of Directors in a written opinion that, based upon the facts known to such counsel at the time, (a) the indemnitee acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such conduct by the indemnitee, it is more likely than not that it will ultimately be determined that such indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify such indemnitee. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)        If a claim under subparagraph (a) of this Article 14 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an expense advancement, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. It shall be a defense to any such action that the indemnitee has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct; provided, however, that a determination by the board of directors denying an expense advancement based upon the written opinion of independent legal counsel as provided for in subparagraph (a) above shall be a complete defense to any action seeking an expense advancement, but such determination shall not be a defense or create a presumption that the indemnitee is not entitled to be indemnified hereunder upon the final disposition of the proceeding.

(c)        The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 14 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(d)        The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE 15.        Business Combinations

(a)        For purposes of this Article 15, the following terms shall have the meanings indicated, and all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 203(c) of the Delaware General Corporation Law, as in effect on the date of filing of this Certificate of Incorporation:

(i)        “Business Combination” shall have the meaning ascribed to it in Section 203(c)(3) of the Delaware General Corporation Law; provided, however, that the term “interested stockholder,” as used therein, shall have the meaning ascribed to it in subparagraph (a)(iv) below.

(ii)        “Disinterested Shares” shall mean the shares of Voting Stock of the Corporation held by Persons other than an Interested Stockholder, and each reference herein to a percentage or portion of the Disinterested Shares shall refer to such percentage or portion of the votes entitled to be cast by the holders of such Disinterested Shares.

(iii)        “Independent Directors” shall mean the members of the Board of Directors who were directors of the Corporation prior to any Person becoming an Interested Stockholder or were recommended for election or elected to succeed such directors by a majority of such directors.

(iv)        “Interested Stockholder” shall mean any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of 5% or more of the outstanding Voting Stock or (2) is an Affiliate or Associate of the Corporation and was the owner of 5% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder; and the Affiliates and Associates of such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock deemed to be outstanding shall include stock deemed to be owned by the Person through application of Section 203(c)(8) of the Delaware General Corporation Law, but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)        “Voting Stock” shall mean stock of the Corporation of any class or series entitled to vote generally in the election of directors of the Corporation, and each reference herein to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by the holders of such shares.

(b)        In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the approval or authorization of any Business Combination with an Interested Stockholder that has not been approved by a majority of the Independent Directors prior to the date that such stockholder became an Interested Stockholder, shall require the affirmative vote of the holders of not less than a majority of the Disinterested Shares then outstanding.

(c)        A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 15, including without limitation, (i) whether a Person is an Interested Stockholder; (ii) the number of shares of Voting Stock Owned by any Person, (iii) whether a Person is an Affiliate or Associate of another Person, (iv) whether a proposed transaction is a Business Combination and (v) whether a Business Combination shall have been approved by a majority of the Independent Directors prior to the date that a stockholder became an Interested Stockholder; and any such determination made in good faith by a majority of the Independent Directors shall be conclusive and binding for all purposes of this Article 15.

ARTICLE 16.        Board Considerations

The Board of Directors, each committee of the Board and each individual director, in discharging their respective duties under applicable law and this Certificate of Incorporation and in determining what they each believe to be in the best interests of the Corporation and its stockholders, may consider the effects, both short-term and long-term, of any action or proposed action taken or to be taken by the Corporation, the Board of Directors or any committee of the Board on the interests of (i) the employees, distributors, customers, suppliers and/or creditors of the Corporation and its subsidiaries and (ii) the communities in which the Corporation and its subsidiaries own or lease property or conduct business, all to the extent that the Board, any committee of the Board or any individual director deems pertinent under the circumstances; provided, however, that the provisions of this Article 16 shall not limit in any way the right of the Board to consider any other lawful factors in making its determinations, including, without limitation, the effects, both short-term and long-term, of any action or proposed action on the Corporation or its stockholders directly; and provided further that this Article 16 shall be deemed solely to grant discretionary authority to the Board, each committee of the Board and each individual director and shall not be deemed to provide to any specific constituency any right to be considered.

ARTICLE 17.        Amendment of Certificate of Incorporation

The Corporation reserves this right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors of the Corporation shall be required to amend or repeal, or adopt any provisions inconsistent with, the provisions of this Certificate of Incorporation.

IN WITNESS WHEREOF, this Certificate of Incorporation has been signed by David E.I. Pyott, the Corporation’s Chief Executive Officer, and attested by ~~Douglas S. Ingram~~Matthew J. Maletta, the Corporation’s Secretary, this ~~30th~~          day of ~~April, 2010.~~                 , 2011.

/s/ David E.I. Pyott
David E.I. Pyott, Chief Executive Officer

/s/ ~~Douglas S. Ingram~~ Matthew J. Maletta
~~Douglas S. Ingram~~Matthew J. Maletta, Secretary

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2525 DUPONT DRIVE IRVINE, CA 92612

ALLERGAN

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29714-P07801 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ALLERGAN, INC.

Vote on Directors

Our board of directors recommends you vote FOR

the following:

1.	Election of three Class I directors to serve for three-year Vote on Proposals terms until our annual meeting of stockholders in 2014

and until their successors are duly elected and qualified Our board of directors recommends you vote FOR

For Against Abstain the following proposals: For Against Abstain

Nominees:

2.	Ratify the appointment of Ernst & Young LLP as

1a) Deborah Dunsire, M.D. 0 0 0 our independent registered public accounting firm 0 0 0 for fiscal year 2011

1b) Trevor M. Jones Ph.D. 0 0 0 3. Advisory vote on the compensation of 0 0 0 our named executive officers

1c) Louis J. Lavigne, Jr. 0 0 0 Our board of directors recommends you vote for 3 Years 2 Years 1 Year Abstain

3	YEARS on the following proposal:
4.	Advisory vote on the frequency 0 0 0 0

of an advisory vote on the compensation of our

named executive officers

Our board of directors recommends you vote FOR

the following proposals: For Against Abstain

5.	Approve the Allergan, Inc. 2011 Executive Bonus Plan 0 0 0

For address changes and/or comments, please check this 0 6. Approve the Allergan, Inc. 2011 Incentive Award Plan 0 0 0

box and write them on the back where indicated.

7.	Approve the amendment and restatement of our

Please indicate if you plan to attend this meeting. 0 0 Amended and Restated Certificate of Incorporation to 0 0 0

declassify our board of directors

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,

executor, administrator, or other fiduciary, please give full title as such. Joint owners NOTE: Such other business as may properly come before the should each sign personally. All holders must sign. If a corporation or partnership, please meeting or any adjournment thereof.

sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.

M29715-P07801

ALLERGAN, INC.

Proxy

ANNUAL MEETING OF STOCKHOLDERS

May 3, 2011

10:00 a.m. local time

Hyatt Regency Hotel

17900 Jamboree Road

Irvine, CA 92614

This proxy is solicited by our board of directors for use at the Annual Meeting of Stockholders on Tuesday, May 3, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item Nos. 1 through 3, voted for “THREE YEARS” for Item No. 4 and voted “FOR” Item Nos. 5 through 7.

By signing the proxy, you revoke all prior proxies and appoint Matthew J. Maletta and Samuel J. Gesten, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR

ITEM NOS. 1, 2 AND 3, VOTED FOR THREE YEARS FOR ITEM NO. 4 AND VOTED FOR ITEM NOS. 5, 6 AND 7.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)